Exhibit 10(k)

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***]

CREDIT CARD PROGRAM AGREEMENT

by and among

DILLARD’S, INC.,

DILLARD INVESTMENT CO. INC.,

and

CITIBANK, N.A.

i

Article 1 DEFINITIONS AND RULES OF CONSTRUCTION1

1.1 Certain Defined Terms1

1.2 Rules of Interpretation1

1.3 Order of Precedence3

Article 2 ESTABLISHMENT OF THE PROGRAM3

2.1 Scope of the Program3

2.2 Ownership of Accounts5

2.3 Compliance with Applicable Law5

2.4 Program Launch7

Article 3 MARKETING AND PROMOTION OF THE PROGRAM8

3.1 Marketing Plan8

3.2 Program Marketing Communications; Forms; Marketing Support9

3.3 Company Approval of Bank Products; Company Offers13

3.4 Statement Communications14

Article 4 PROGRAM MANAGEMENT15

4.1 Program Governance15

4.2 Dispute Resolution Process18

4.3 Decision-Making Authority20

Article 5 PROGRAM OPERATION22

5.1 Operating Procedures22

5.2 Obligations of the Parties.22

5.3 Transaction and Other Systems.23

5.4 In-Store Payments25

5.5 Merchant Services26

5.6 Network27

5.7 BIN Identifiers.28

5.8 Collection and Recovery28

5.9 Program Card Design; EMV Microchip Cards.28

5.10 Program Operations.28

5.11 Sales Incentives31

5.12 Complaints32

5.13 Firearms32

5.14 Anti-Money Laundering and Sanctions Policies and Procedures32

5.15 Program Card Participation in Digital Wallets32

5.16 Erroneous Payments32

Article 6 PROGRAM ECONOMICS33

6.1 Company Compensation33

6.2 Other Consideration33

6.3 Taxes33

6.4 Program Expenses33

Article 7 EXCLUSIVITY33

7.1 Exclusivity.33

7.2 General Exceptions34

7.3 Secondary Provider Program Exception35

7.4 Company Acquisition Exception35

Article 8 SERVICE LEVEL STANDARDS; AUDIT RIGHTS; REPORTING35

8.1 Service Level Standards; Customer Service.35

8.2 Audit Rights36

8.3 Reports.38

Article 9 LOYALTY PROGRAM; TENDER NEUTRAL LOYALTY PROGRAM38

9.1 Loyalty Program.38

9.2 Tender Neutral Loyalty Program40

Article 10 CONFIDENTIALITY; PRIVACY AND DATA SECURITY40

10.1 Confidentiality.40

10.2 Privacy and Data Security.42

10.3 Public Announcements.47

Article 11 PROPRIETARY INFORMATION; INTELLECTUAL PROPERTY47

11.1 Proprietary Information Designations.47

11.2 Ownership and Use of Proprietary Information.48

11.3 Special Treatment of Applicant Identifying Information.50

11.4 Use of Marks51

11.5 Intellectual Property; Technology.54

Article 12 REPRESENTATIONS, WARRANTIES, AND COVENANTS56

12.1 Bank Representations and Warranties56

12.2 Company Representations and Warranties58

12.3 Certain Covenants of Bank.59

12.4 Certain Covenants of Company.60

12.5 Notification of Claims; Legal Actions61

Article 13 EVENTS OF DEFAULT; RIGHTS AND REMEDIES61

13.1 Bank Events of Default61

13.2 Company Events of Default62

Article 14 TERM AND TERMINATION62

14.1 Initial Term62

14.2 Renewal Term63

14.3 Bank Termination Rights63

14.4 Company Termination Rights.63

14.5 Mutual Termination Rights64

14.6 Effect of Agreement Expiration or Termination.66

14.7 Purchase Option.68

14.8 Purchase Mechanics.69

14.9 Conversion Assistance.70

14.10 Liquidation Process71

14.11 Communication with Cardholders.71

14.12 Future Company Programs71

14.13 Effect of Termination on Loyalty Program.71

Article 15 INDEMNIFICATION72

15.1 Indemnification by Company72

15.2 Indemnification by Bank73

15.3 Notice74

15.4 Right to Defend Third Party Claims; Coordination of Defense75

15.5 Indemnifying Party Election75

15.6 Settlement of Claims75

15.7 Subrogation76

15.8 Indemnification Payments76

15.9 Apportionment of Costs76

15.10 Limitation on Liability.76

Article 16 SECURITIZATION77

Article 17 MISCELLANEOUS77

17.1 Assignability.77

17.2 Entire Agreement; Amendment78

17.3 Force Majeure78

17.4 Non-Waiver78

17.5 Severability79

17.6 Governing Law; Jurisdiction and Venue; Waiver of Jury Trial79

17.7 Further Assurances79

17.8 Notices80

17.9 No Third Party Beneficiaries81

17.10 Broker and Commission81

17.11 No Agency81

17.12 Relationship of Parties81

17.13 Cumulative Remedies; Waivers82

17.14 Successors and Assigns82

17.15 Internet Gambling82

17.16 Compliance with Applicable Law82

17.17 Survival82

17.18 Multiple Counterparts and Electronic Signatures83

17.19 Joint and Several Obligations83

v

APPENDED EXHIBITS AND SCHEDULES*

Exhibit A	Definitions
Exhibit B	List of Competitors
Exhibit C	Prohibited Goods and Services
Exhibit D	Form of Confidentiality and Non-Disclosure Agreement
Schedule 3.2.1(a)	Record Retention Requirements for Program Marketing Communications
Schedule 3.2.1(c)	Fair Lending Review Procedures
Schedule 3.3.1	Approved Bank Products
Schedule 4.1.1(b)(i)	Initial Management Committee Members
Schedule 4.1.3	Meetings and Governance
Schedule 5.1.1	Operating Procedures
Schedule 5.5.2(a)	Floor Limits
Schedule 5.6	Network
Schedule 5.10.1(b)	Modifications to Risk Management Policies
Schedule 5.10.1(c)	Approval Rate and Initial Credit Limit Targets
Schedule 5.10.2(a)	Credit Terms
Schedule 5.10.2(c)	Club Plans
Schedule 5.10.2(g)	Program Growth
Schedule 5.11	Company Employee Incentive Program as of Effective Date
Schedule 5.13	Firearms
Schedule 5.15	Program Card Participation in Digital Wallets
Schedule 6.1	Compensation and Other Economic Terms
Schedule 6.3	Sales Tax Recovery
Schedule 7.3	Secondary Provider Program
Schedule 7.4	Company Acquisition Exception
Schedule 8.1.1	Service Level Standards
Schedule 8.3.1	Reports
Schedule 9.1	Loyalty Program Value Proposition
Schedule 10.2.2(e)	Additional Security Requirements
Schedule 11.2.2	Provided Program Information
Schedule 11.4.1	Company Marks
Schedule 11.4.2	Bank Marks
Schedule 12.4.4	Additional Requirements
Schedule 14.3.2-(i)	Company Change in Control
Schedule 14.3.2-(ii)	Restricted Retailers

Schedule 14.6.2(a)	Evaluation Data
Schedule 14.7.1(b)	Diligence File Information
Schedule 14.10	Liquidation Process

*Schedules omitted pursuant to Item 601(a)(5) of Regulation S-K.

CREDIT CARD PROGRAM AGREEMENT

This CREDIT CARD PROGRAM AGREEMENT (“Agreement”) is effective as of January 26, 2024 (the “Effective Date”), by and among Dillard’s, Inc., a Delaware corporation (“Company”), DILLARD INVESTMENT CO., INC., a Delaware Corporation, a subsidiary of Company (“DIC”, and together with Company, the “Company Parties”) and CITIBANK, N.A., a national banking association (“Bank”). Bank and the Company Parties are each referred to herein individually as a “Party” and collectively as “Parties”.

RECITALS

WHEREAS, Company is engaged in the business of selling goods and/or services;

WHEREAS, DIC is a subsidiary of Company;

WHEREAS, Bank is engaged in the business of establishing programs to extend customized revolving credit to qualified customers for the purchase of goods and/or services;

WHEREAS, Bank intends to acquire the Back Book Assets pursuant to a Back Book Purchase Agreement to be executed between Bank and the Previous Issuer; and

WHEREAS, subject to the terms and conditions of this Agreement, the Parties desire to enter into an agreement for Bank to provide a private label and co-branded revolving credit program to customers of Company and its Affiliates who are located in the Territory.

NOW, THEREFORE, in consideration of the terms and conditions stated herein, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

Article 1

DEFINITIONS AND RULES OF CONSTRUCTION
1.1Certain Defined Terms. Unless otherwise defined, capitalized terms used in this Agreement and the appended Schedules shall have the meanings ascribed in Exhibit A (Definitions):
1.2Rules of Interpretation. As used herein:
1.2.1all references to a plural form shall include the singular form (and vice versa);
1.2.2the terms “include” and “including” are meant to be illustrative and not exclusive, and shall be deemed to mean “include without limitation” or “including without limitation;”
1.2.3the word “or” is disjunctive, but not necessarily exclusive, except where clearly indicated by the context;

1.2.4the word “and” is conjunctive only;
1.2.5the words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole (including its Schedules and Exhibits), unless the context clearly indicates to the contrary (for example, where a particular Section, Schedule or Exhibit is the intended reference);
1.2.6where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated;
1.2.7text enclosed in parentheses has the same effect as text that is not enclosed in parentheses;
1.2.8any reference made in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular portion of this Agreement is to take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision so referred to in this Agreement, and to any then applicable rules or regulations promulgated thereunder, unless otherwise provided;
1.2.9references to “days”, “months” or “years” mean calendar days, months or years unless otherwise indicated through the use of the phrase “Business Days”, “Retail Days”, or “Program Years”;
1.2.10the construction of this Agreement shall not take into consideration the Party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied against a Party on the basis that such Party was the drafter;
1.2.11any Article, Section, Subsection, Paragraph or Subparagraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;
1.2.12unless the context otherwise requires or unless otherwise provided herein, all references in this Agreement to a particular agreement, instrument, or document also shall refer to all schedules or exhibits, renewals, extensions, modifications, amendments and restatements of such agreement, instrument, or document;
1.2.13references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day;
1.2.14unless otherwise expressly specified herein, any payment that otherwise would be due on a day that is not a Business Day shall be deemed to be due on the first Business Day thereafter; and
1.2.15references to “$” or Dollar” means United States Dollars.

1.3Order of Precedence. If there is a conflict between Applicable Law, the Network Rules, the Operating Procedures and/or this Agreement, the following will govern in order of precedence: (a) Applicable Law; (b) the Network Rules; (c) this Agreement; and (d) the Operating Procedures; provided that in the event of a conflict between any Exhibit or Schedule of this Agreement and the main text of this Agreement, unless explicitly stated otherwise, the main text of this Agreement shall govern to the extent of the conflict.
Article 2

ESTABLISHMENT OF THE PROGRAM
2.1Scope of the Program.
2.1.1Generally.
(a)The Parties hereby agree to establish, maintain, and support the Program within the Territory. This Agreement sets forth the understanding between the Company Parties and Bank with respect to the Program and Accounts generated thereunder, and the performance by Bank and by the Company Parties of various services relating to such Accounts. As used in this Agreement, the term “Program” shall include the extension of credit, billings, collections, accounting between the Parties, and all other aspects of the customized Credit Card programs contemplated herein.
(b)Bank and the Company Parties agree that:
(i)It is their mutual intention that the Back Book Assets Closing Date and the Back Book Conversion Date occur no later than [***] (or such other date as mutually agreed to in writing by the Parties). Company shall (and shall cause its Affiliates to) reasonably cooperate with the respective efforts of Bank and the Previous Issuer to consummate the Back Book Assets Closing Date and effect the Back Book Conversion Date no later than [***] (or such other date as mutually agreed to in writing by the Parties) (“Target Back Book Conversion Date”). Bank will use commercially reasonable and good faith efforts to consummate the transactions contemplated by the Back Book Purchase Agreement, including purchasing the Back Book Assets and conducting a simultaneous closing and conversion of the Back Book Assets to Bank’s servicing platform on the Back Book Conversion Date; provided, that Bank’s obligations under this Section 2.1.1(b)(i) are subject in all respects to the Previous Issuer’s performance of its obligations and the satisfaction of all conditions applicable to the Previous Issuer under the Back Book Purchase Agreement unless such conditions are waived by Bank (the determination of whether the Previous Issuer has satisfied all conditions applicable to it under the Back Book Purchase Agreement shall be in Bank’s reasonable discretion) and Bank’s rights related thereto. Company shall use commercially reasonable efforts to facilitate the sale of the Back Book Assets to Bank.
(ii)Bank shall keep Company apprised as to the progress of the consummation of the transactions under the Back Book Purchase Agreement and Bank shall promptly notify Company of any events, circumstances or developments that, individually or in the aggregate, would reasonably be expected to cause the Back Book Assets Closing Date or the Back Book Conversion Date not to occur or to occur on the Target Back Book Conversion Date.

As of the Effective Date, Bank hereby represents and warrants to the Company Parties that, to the knowledge of Bank (after reasonable inquiry of individuals with responsibility for the subject matter of the applicable representation), there is no fact relating to Bank or any of its Affiliates’ respective businesses, operations, financial condition or legal status, including any Governmental Authority investigation, order, memorandum of understanding, consents or other regulatory restriction, that would reasonably be expected to impair Bank’s ability to consummate the purchase of the Back Book Assets or obtain, on a timely basis, all authorizations, approvals, consents, orders, declarations licenses and other authorities of or from all Governmental Authorities and third parties as are necessary for the consummation of the Back Book Assets.

(iii)The Parties acknowledge that the purchase price of the Back Book Assets is [***] the accounts within the Back Book Assets. Bank agrees that the costs of the Back Book Conversion will not be borne by any of the Company Parties, including through [***].
(iv)It is each Party’s intent for the co-branded cards and private label cards included in the Back Book Assets to be managed in a unified Program with the Program Cards, so for clarity, unless otherwise expressly limited under the terms of this Agreement, this Agreement shall apply both to co-branded and private label credit cards included under the Back Book Assets and the Program Cards issued after the Program Launch Date. The Parties agree that upon the Back Book Conversion Date, the Back Book Assets shall be considered Program Assets, and the Credit Cards and accounts within the Back Book Assets shall be considered Program Cards and Accounts for all purposes of this Agreement. The Parties acknowledge that, to the extent the Back Book Assets include accounts where the primary billing address is outside the Territory, Program Cards will not be issued with respect to such accounts and such accounts will be closed as of the Back Book Conversion Date.
(v)[***]
(vi)From the Effective Date to the Soft Launch Start Date, only the following provisions of this Agreement shall be effective: Article 1, this Section 2.1.1, Section 2.4, Section 3.1.2(a), Section 4.1.1, Section 4.1.2(a), Section 4.1.2(c), Section 4.1.2(d), Section 4.1.3, Section 4.1.4, Section 4.2, Section 4.3, Section 5.2, Section 5.3, Section 5.6, Section 5.7, Section 5.13, Section 5.14, Article 6 (Program Economics), Section 10.1, Section 10.3, Article 11 (Proprietary Information; Intellectual Property), Section 12.1, Section 12.2, Section 12.3, Section 12.4.1, Section 12.4.2, Section 12.4.3, Section 14.1, Section 14.3, Section 14.4, Section 14.5.3, paragraph 1 of Schedule 14.10 (Liquidation Process), Article 15 (Indemnification), Article 17 (Miscellaneous) and any other provision of this Agreement that expressly by its terms requires a Party or the Parties to complete an action prior to the Soft Launch Start Date. All other provisions of this Agreement shall be effective as of the Soft Launch Start Date.
2.1.2Channels. Bank shall offer the Program: (a) through the Company Channels in accordance with the Marketing Plan; (b) by displaying the Program on www.citi.com (or any successor or replacement thereto), including on the webpage that lists Bank’s retail store credit cards, in a manner similar to [***] (subject to, solely with respect to initial implementation timing, resource availability and prioritization); provided that Bank continues to display other such programs on www.citi.com; and (c) such other channels as may be mutually agreed in writing by Bank and Company from time to time, including in accordance with the Marketing Plan. The Parties will meet to discuss opportunities to market and promote the Program in other Bank Channels.

2.1.3Non-Recourse Basis. Bank shall offer the Program on a non-recourse basis, such that the Company Parties shall not bear any credit losses, including any fraud losses, with respect to Accounts, subject to (a) the terms relating to Chargeback in this Agreement, and (b) the indemnification obligations of the Company Parties set forth in Section 15.1.
2.1.4Full-Service-Basis. Bank shall operate the Program on a full-service basis, providing, at no cost to the Company Parties, servicing in connection with the Program, including Program Card Application processing, Indebtedness funding, customer service, credit and transaction authorizations, Billing Statement production and delivery, accounting, fraud prevention, collections, and recovery operations, and such other activities as required by Bank Applicable Law for issuers and servicers of Credit Cards. For the avoidance of doubt, except as expressly provided otherwise in this Agreement, the Company Parties shall have no obligation to reimburse Bank for the costs of such functions and operations, including any increases in such costs, over the Term.
2.1.5Cooperation and Mutual Contribution. The Parties acknowledge that enjoyment of the fullest benefits to be obtained from the establishment of the Program is dependent upon the cooperation and contributions of the Parties.
2.2Ownership of Accounts. Subject to Section 11.2 and Section 11.3, Bank shall be the sole and exclusive owner of (a) all Accounts, Indebtedness, and Account Documentation and (b) all copies of Charge Transaction Data, Credit Records and receipts or evidences of payment or purchases on Accounts by Cardholders submitted to Bank, and shall be entitled to receive all payments made by Cardholders on Accounts. Purchases shall constitute extensions of credit directly from Bank to customers of Company. The Company Parties shall not, at any time, have any rights in any of the Accounts established under the Program or in any obligations owing at any time thereunder unless the Designated Purchaser subsequently purchases such Program Assets from Bank in accordance with Article 14 (Term and Termination).
2.3Compliance with Applicable Law.
2.3.1Bank Compliance Obligations.
(a)Bank shall comply with Bank Applicable Law in its operation of the Program. Bank shall be responsible for compliance with Network Rules and the requirements of Applicable Law related to the operation of the Program, including with respect to Account Documentation produced by Bank, Forms, setting of Credit Terms, the Program Card Application delivery, evaluation, and administration process, billing and collection and recovery standards in connection with the Program, including all compliance requirements applicable to the content, structure and offering of any Bank Products (“Bank Applicable Law”) except to the extent failure of the Program to comply with Bank Applicable Law or the Network Rules was caused by Company’s failure to comply with (i) its obligations in this Agreement, including

Section 2.3.2, or (ii) instruction or direction provided by Bank pursuant to Section 2.3.1(b) or Section 2.3.4, in which case, to such extent of Company’s failure, Company shall be responsible and Bank shall not be in default of its foregoing obligations under this Section 2.3.1.

(b)Bank shall instruct the Company Parties promptly, on an on-going basis, about the requirements of Bank Applicable Law, including Consumer Credit Law, and any material new changes related thereto, that apply to the Company Parties solely because of the Company Parties’ participation in the Program and are necessary for Company to fulfill its obligations hereunder; provided, however, that Bank shall have no obligation to instruct the Company Parties with respect to the Company Parties’ (i) business activities in the ordinary course, including compliance obligations related to offering Goods and Services or offering credit other than under the Program, or (ii) use or disclosure of Charge Transaction Data collected by Company, or (iii) compliance with Network Rules relating to Company’s activities as a merchant. For the avoidance of doubt, Bank’s provision or approval of written materials and training materials, including the Operating Procedures and Program Marketing Communications approved by Bank for use by the Company Parties, shall be deemed instruction to the Company Parties under this Section 2.3.1(b).
(c)Bank shall ensure that the Operating Procedures, Program Marketing Communications and other written materials and training materials developed by or approved by Bank and provided to the Company Parties do not direct the Company Parties to take actions that violate Bank Applicable Law of which Bank is required to notify the Company Parties under Section 2.3.1(b).
2.3.2Company Compliance Obligations. The Company Parties shall be responsible for compliance with Applicable Law related to the Company Parties’ (a) business activities in the ordinary course, including any compliance requirements related to the offering of Goods and Services and Program Marketing Communications produced or provided to Bank by the Company Parties, or the operation of the Loyalty Program, any Tender Neutral Loyalty Program, or any credit program other than the Program, or (b) use or disclosure of Charge Transaction Data collected by Company (except to the extent of Bank’s use of Charge Transaction Data after the Company Parties’ disclosure of such Charge Transaction Data to Bank pursuant to the terms of this Agreement) and (c) compliance with the Network Rules relating to Company’s activities as a merchant (“Company Applicable Law”) except to the extent failure by the Company Parties was caused by Bank’s failure to comply with its obligations in Section 2.3.1, in which case Bank shall be responsible, and the Company Parties shall not be in default of its foregoing obligations under this Section 2.3.2 in the event of such failure by Bank. Company will comply with any written instructions or written direction that Bank provides as contemplated in Section 2.3.1(b); provided that, upon Company’s request, the Parties shall discuss the time period and methods by which to implement such written instructions or written directions, including cost effective methods with respect to Company’s efforts to implement such written instructions or written directions.
2.3.3Cooperation. Bank and Company shall cooperate, in good faith and in a commercially reasonable manner, in support of and compliance with any Program policies that are required by Bank Applicable Law or Company Applicable Law or Network Rules. Bank shall promptly notify Company (which may be by email to the Company Program Manager or an update to the Management Committee) of changes in Bank Applicable Law or Network Rules (applicable to issuers) that may have an impact on the Program pursuant to Section 2.3.1. Company shall promptly notify Bank (which may be by email to the Bank Program Manager or an update to the Management Committee) of changes in Company Applicable Law that may have an impact on the Program pursuant to Section 2.3.2.

2.3.4Training. Company will train those of its employees, representatives and agents of Company, including those employees, representatives and agents employed in the Company Stores and those of its Affiliates, in each case, who are involved in the offering or servicing of the Program Cards, including compliance with Company Applicable Law, the Operating Procedures, and any other written instructions or written directions provided by Bank pursuant to Section 2.3.1(b) relating to the operation of the Program. Bank will provide relevant training materials with respect to the operation of the Program and compliance with Bank Applicable Law (“Bank Training Materials”), and may update such materials from time to time. Company will be responsible for incorporating the Bank Training Materials into its training program, and will use the Bank Training Materials to train its applicable employees and those applicable employees of its Affiliates who are engaged in the offering or servicing of the Program Cards, and Company will implement such training program. Company will provide evidence of such training to Bank as reasonably requested. Bank Training Materials will be Confidential Information of Bank, but Company may make copies of Bank Training Materials for Company’s use in connection with such training. Company will conduct additional training to its employees, representatives and agents of Company, including those employees, representatives and agents employed in the Company Stores, in each case, who are engaged in the offering or servicing of the Program Cards if Bank reasonably determines that (i) there are instances of non-compliance with the Operating Procedures or any other written instructions or written directions provided by Bank pursuant to Section 2.3.1(b) relating to the operation of the Program and (ii) such non-compliance necessitates additional training of employees, representatives and/or agents of Company; provided, that the Parties shall mutually agree on the scope of such training and on the allocation of costs for such additional training; provided, further, that, each Party shall be responsible for the salaries of its own employees, representatives, and agents.
2.4Program Launch.
2.4.1Launch Plan.
(a)Within sixty (60) days of the Effective Date, or such later date as mutually agreed upon in writing by Company and Bank, Company and Bank will use commercially reasonable efforts to develop an initial detailed written plan necessary to complete the timely launch of the Program in accordance with this Agreement, including converting and re-launching accounts included in the Back Book Assets and marketing new Accounts commencing on the Program Launch Date (“Launch Plan”). The Parties acknowledge and agree that the Program will launch in two (2) consecutive mutually exclusive phases as described in this Section 2.4.1(a). The first phase of the Program launch (the “Soft Launch Phase”) shall commence on a date to be determined by the Parties in the Launch Plan (such date of the Soft Launch Phase, the “Soft Launch Start Date”). During the Soft Launch Phase, the Program shall be offered on a non-general public basis and the Parties shall engage in testing and research for the launch of the Program, each in accordance with the Launch Plan. The Parties acknowledge their mutual intention that the Program Launch Date shall occur on or before [***] (or such other date as agreed to in writing by the Parties).

(b)Each of Bank and Company will use commercially reasonable efforts to perform the tasks assigned to it in the Launch Plan, including committing the Program Managers and such other members of the Bank Program Team and other personnel and resources required to enable implementation of the Launch Plan and meet all milestones in accordance with the timelines set forth in such Launch Plan.
Article 3

MARKETING AND PROMOTION OF THE PROGRAM
3.1Marketing Plan.
3.1.1Promotion of the Program. Subject to the terms of this Agreement, Company and Bank shall actively support and promote the Program to both existing and potential Cardholders in accordance with the Marketing Plans and as otherwise agreed in writing by the Parties. Such marketing activities may include the following activities and such other activities as agreed in writing by the Parties from time to time (which activities may be funded by the Joint Program Commitment):
(a)in-store signage;
(b)Program-related updates on the Company Website;
(c)Company associate and store-level account acquisition incentive programs (including associate incentive funds);
(d)direct mail, print media and other promotional campaigns, including for Program Card acquisitions, activation, usage and new store openings with credit- or loyalty-related offers, bag-stuffers, in-store take-ones, dressing room mirror clings, and/or other mutually developed promotional collateral;
(e)development and approval of marketing, if any, to existing Cardholders, seasonal offers, balance transfer offers, and initiatives to encourage use of existing value proposition;
(f)internet, social media or mobile marketing and placement on Company- and/or Bank-owned websites and “apps”, optimized by device;
(g)product and marketing research;
(h)a plan to market to Cardholders with Accounts that are inactive in order to encourage such Cardholders to use and make Purchases on their Accounts and Program Cards;

(i)Loyalty Program and rewards testing;
(j)other testing initiatives; and
(k)other activities directed and approved by the Management Committee.
3.1.2Marketing Plan.
(a)Prior to the beginning of each Program Year, the Program Managers shall meet to discuss and use commercially reasonable efforts to approve the marketing activities, including activities to be funded by the Joint Program Commitment for the upcoming Program Year. The Program Managers shall use reasonable efforts to create, and the Management Committee will approve a written collaborative plan that sets forth the marketing activities and related expenditures for the initial Program Year no later than forty-five (45) days prior to the scheduled Program Launch Date and for each Program Year thereafter no later than forty-five (45) days prior to the last day of the immediately preceding Program Year (each such plan, a “Marketing Plan”). In the event that the Marketing Plan is not approved by the Management Committee within forty-five (45) days of the beginning of a Program Year, the current Program Year’s Marketing Plan shall continue to apply until the Marketing Plan for such Program Year is approved. The Parties may update the Marketing Plan with additional marketing activities and expenditures throughout the Program Year as mutually agreeable. Subject to Section 3.2.1, Company shall have the final approval right with respect to the implementation of any marketing initiatives in Company Channels and use of the Company Marks. Subject to the foregoing sentence, all aspects of the Marketing Plan (including allocating amounts from the Joint Program Fund) shall be jointly agreed upon and subject to Expedited Review.
(b)Each Program Quarter (beginning after the Program Launch Date), the Program Managers shall review the previous Program Quarter’s results and forecasts with respect to the status of the Program, including Program Card Applications, new Accounts, Account attrition, active Accounts and Net Credit Volume, to determine whether modifications to the Marketing Plan should be made based on such results and forecasts. After the first two (2) Program Quarters following the Program Launch Date, the Program Managers may agree to meet on a bi-annual basis instead of quarterly. Subject to Section 3.1.2(a), if the Program Managers are unable to agree on appropriate modifications to the Marketing Plan, either Bank or Company may request the matter to be escalated as a Disputed Matter to be resolved in accordance with the provisions of Section 4.2.
3.2Program Marketing Communications; Forms; Marketing Support.
3.2.1Program Marketing Communications. Subject to the review and approval procedures set forth in this Section 3.2.1, each Party shall have the right to design and produce Program Marketing Communications. However, Company shall have final approval rights over the use of the Company Marks in the Program Marketing Communications and the design and look and feel of all Program Marketing Communications, other than those aspects required by Bank for compliance with Bank Applicable Law, and subject to the Bank Design Specifications.

(a)Bank Review and Approval.
(i)Company shall submit to Bank any Program Marketing Communications designed or produced by a Company Party for prior review and approval solely as it relates to the use of Bank Marks and such Program Marketing Communications compliance with Bank Applicable Law and legal and regulatory compliance risk under Bank Applicable Law; provided, that the Parties may adopt reasonable procedures for pre-approval of materials used on a recurring basis, so long as such preapproved communications are not revised. Bank shall use commercially reasonable efforts to review such Program Marketing Communications and reply in writing to the Company Program Manager within ten (10) Business Days of receipt of any Program Marketing Communications by the Bank Program Manager as to whether such communications are approved or require changes as reasonably determined by Bank. Bank’s approval of any Program Marketing Communications pursuant to this Section 3.2.1(a)(i) shall not be unreasonably withheld or conditioned.
(ii)A Company Party may not use any Program Marketing Communications unless approved by Bank under Section 3.2.1(a)(i). If Bank reasonably determines that Program Marketing Communications reviewed under this Section 3.2.1(a) present legal or regulatory compliance risk under Bank Applicable Law or reputational harm, Company and Bank will cooperate to determine if the Program Marketing Communications can be modified to eliminate such legal or regulatory compliance risk under Bank Applicable Law and each Party shall promptly cease using any previously approved Program Marketing Communications that Bank determines present a legal or regulatory compliance risk or reputational harm to Bank. After any cessation by Company of the use of any Program Marketing Communications pursuant to this Section 3.2.1(a)(ii), the Parties will, if applicable, complete the review process set forth herein for replacement Program Marketing Communications that do not present the legal or regulatory compliance risk or reputational harm. Any dispute regarding the use or approval of Program Marketing Communications designed or produced by Company or Bank’s determination that such Program Marketing Communications present legal or regulatory compliance risk under Bank Applicable Law shall be resolved in accordance with Section 4.2.
(iii)If Bank requires that Company destroy any physical Program Marketing Communications that have been previously approved by Bank and already produced by Company in final form due to a modification of Bank Marks, Bank will bear the reasonable out-of-pocket costs of Company for such destruction.
(iv)Company will follow the record retention requirements set forth in Schedule 3.2.1(a) (Record Retention Requirements for Program Marketing Communications) for all Program Marketing Communications executed by a Company Party. Bank may modify such retention requirements from time to time; provided, that (A) Bank shall provide Company with at least forty-five (45) days prior written notice of any modifications to the record retention requirements set forth in Schedule 3.2.1(a) (Record Retention Requirements for Program Marketing Communications) and (B) any modifications other than modifications to comply with Bank Applicable Law or that Bank is making across substantially all of [***] shall require approval by the Management Committee.

(b)Company Review and Approval.
(i)Bank shall submit to Company any Program Marketing Communications designed or produced by Bank for prior review and approval of their design, form and marketing content and the use of the Company Marks, other than those aspects required by Bank for compliance with Bank Applicable Law, and subject to the Bank Design Specifications; provided, that the Parties may adopt reasonable procedures for pre-approval of materials used on a recurring basis so long as such preapproved communications are not revised. Company shall use commercially reasonable efforts to review such Program Marketing Communications and reply in writing to the Bank Program Manager within ten (10) Business Days of receipt of any Program Marketing Communications by the Company Program Manager as to whether the design and look and feel of such communications are approved or require changes as reasonably determined by Company.
(ii)Bank shall not use any Program Marketing Communications unless approved by Company under Section 3.2.1(b)(i). If Company reasonably determines that Program Marketing Communications reviewed under this Section 3.2.1(b)(i) present legal or regulatory compliance risk under Company Applicable Law or reputational harm, Company and Bank shall cooperate to determine if the Program Marketing Communications can be modified to eliminate such legal or regulatory compliance risk, and each Party shall promptly cease using any previously approved Program Marketing Communications that Company reasonably determines present a legal or regulatory compliance risk under Company Applicable Law or reputational harm to Company. After any cessation by Company of the use of any Program Marketing Communications pursuant to this Section 3.2.1(b)(ii), the Parties will, if applicable, complete the review process set forth herein for replacement Program Marketing Communications that do not present the legal or regulatory compliance risk or reputational harm.
(iii)If Company requires that Bank destroy any physical Program Marketing Communications that have been previously approved by Company and already produced by Bank in final form due to a modification of Company Marks, Company will bear the reasonable out-of-pocket costs of Bank for such destruction.
(c)Fair Lending Review. Company will follow the procedures set forth in Schedule 3.2.1(c) (Fair Lending Review Procedures) to obtain Bank’s review and approval (such approval not to be unreasonably withheld, delayed or conditioned) of the campaign execution details or selection criteria waterfall for any Partner Generated Campaigns prior to campaign execution. Bank may modify such procedures (including the Expectations defined in Schedule 3.2.1(c) (Fair Lending Review Procedures)) from time to time; provided, that (i) Bank shall provide Company with at least forty-five (45) days’ prior written notice of any proposed modifications to Schedule 3.2.1(c) (Fair Lending Review Procedures) unless a shorter time is required by Applicable Law and (ii) any modifications other than to comply with Bank Applicable Law or that Bank is making across substantially all of [***] shall require approval by the Management Committee.
3.2.2Forms. Subject to the terms of this Section 3.2.2, and Section 11.3.1 and Section 11.4.1, Bank shall design, produce, and have the right to modify the Forms used in connection with the Program; provided, that with respect to the use of the Company Marks on the Forms, Bank shall obtain Company’s prior written approval (such approval not to be unreasonably withheld delayed or conditioned). Without the prior written approval of Company, Bank shall not include or reference any Company Mark in any adverse action communications except in the nominative sense (i.e., without use of any logo, trade dress, or other stylized attributes, and in the same size font as the content of the communications) as required to identify the Account that is the subject of the communication.

(a)Program Card; Program Card Application; Billing Statement. Subject to the Bank Design Specifications, Company shall have the right to review and approve the design and look and feel of the Program Cards and the customizable aspects of the Program Card Application, Program Website, and the Billing Statement (including for the avoidance of doubt, the use of the Company Marks on the Program Cards, the Program Card Application and the Billing Statement). Bank shall use reasonable efforts to provide Company not less than sixty (60) days’ prior written notice of any modification to the Program Card, or the customizable aspects of the Program Card Application or the Billing Statement. Prior to implementing any such modification, Bank shall consult with Company and obtain Company’s written prior approval of any such modifications, unless such modification is required by Bank Applicable Law, in which case Company’s prior written approval shall not be required (but Bank shall consult in good faith with Company prior to making any such modifications), and subject to the Bank Design Specifications. With respect to any such modification required by Bank Applicable Law, Bank may provide Company with a shorter period of prior written notice if necessary to enable Bank to comply with the implementation requirement of such Applicable Law. In any event, upon Company’s request, a modification to the Program Cards, the customizable aspects of the Program Card Application, or the Billing Statement that affects the design of such Forms shall be subject to Section 4.2.
3.2.3Marketing Support.
(a)Pursuant to Section 3.1, Company and Bank shall collaborate in good faith to design, implement, and modify (as needed) a Marketing Plan that is in harmony with Company’s retail marketing plan.
(b)Subject to Article 10 (Confidentiality; Privacy and Data Security) and Article 11 (Proprietary Information; Intellectual Property), Bank shall, as agreed by the Parties from time to time to promote the Program, improve Program performance, or otherwise, as permitted by Applicable Law:
(i)conduct marketing research for the benefit of the Program using data/research tools maintained by or on behalf of Bank; and
(ii)collaborate with Company to identify and test marketing initiatives, using Bank’s resources, including by providing data analytics (including attrition analytics, thin file analytics, and prospect marketing analytics), targeting assumptions and periodic customer surveys pursuant to Section 3.2.3(c);

(c)Following the Program Launch Date, Bank shall, on a regular, periodic basis (but in no event less frequently than annually), conduct surveys of Cardholder perception and satisfaction regarding the Program Cards, the Program, and the Loyalty Program; provided, that, Bank shall be solely responsible for the cost (not to be reimbursed from the Joint Program Commitment) of one annual Cardholder satisfaction survey conducted in each Program Year. To the extent that the Parties mutually agree to conduct any additional surveys in any Program Year, such additional surveys shall be undertaken using funds from the Joint Program Commitment. Such surveys shall be in a form and content and employ customary methodologies developed in consultation with Company, and shall provide for a level of information reasonably acceptable to both Parties that may be obtained without unreasonably increasing the cost of such surveys. Bank shall make available to Company the results of such surveys promptly following completion thereof.
(d)Bank shall collaborate with Company in good faith, via the Management Committee, to identify mutually agreeable opportunities to promote the Program and Company’s Goods and Services within Bank’s franchise, Bank’s proprietary Credit Card program, or to Bank’s customers meeting specified criteria, subject to agreement on terms with respect to economics and confidentiality.
3.2.4Marketing Controls. Each Party will implement controls and monitoring processes reasonably designed to surface any issues (a marketing issue resulting in Cardholder harm, e.g., a broken link or misdirect connected to a promotion on the Company Website) or breaks (a marketing issue with the potential to cause Cardholder harm, e.g., an item that was identified as not properly followed in the marketing process but has not resulted in an issue) in the marketing process. The Parties shall periodically jointly review Company’s controls to remedy such marketing issues or marketing breaks and ensure compliance with Bank Applicable Law. If Company discovers any issue or break with respect to its marketing processes, Company will promptly notify Bank. The Parties shall take such remediation steps necessary to mitigate such Cardholder harm. If applicable, and if requested by Bank (which such request shall include the reasonable details on the Personally Identifiable Information needed and scope of use), Company shall provide Bank with such requested customer Personally Identifiable Information relevant to the marketing issue or marketing break to effect such remediation.
3.2.5Campaign IDs. The Parties will (a) include campaign IDs and credit units for end-to-end marketing tracking through mutually agreed upon campaign tags and credit units at mutually agreed upon placements and assets, including, as mutually agreed, the Company Website homepage, category pages, product pages, shopping cart, checkout, and site footers, and (b) facilitate the set up, tracking and sharing of the Program Card Application initiation information mapped to placements and sources in Company Channels. Where identification is available, Company will also target and track whether existing Cardholders or new targets saw the placements.
3.3Company Approval of Bank Products; Company Offers.
3.3.1Company Approval of Bank Products. Except for Approved Bank Products listed on Schedule 3.3.1 (Approved Bank Products), which such Schedule 3.3.1 (Approved Bank Products) may be updated from time to time in accordance with this

Section 3.3.1, and Section 3.3.4, without limiting the generality of Section 11.2.2, neither Bank nor its Affiliates or designees may (a) use Program Information to solicit Bank’s proprietary products and services (e.g., deposit accounts, mortgages, auto loans) or any ancillary product or service offered in connection with the Program (e.g., debt cancellation) (each a “Bank Product”) or (b) solicit Cardholders for, and offer to Cardholders (or arrange for a third party to solicit and/or provide) the Bank Products or any Bank Products that are tied to the Program, reference the Program or reference or use a Company Party’s name or Company Marks. Bank may offer Approved Bank Products in compliance with Applicable Law, and the terms of this Section 3.3.1. If Company agrees to permit the offering or solicitation of Approved Bank Products, such offering and/or solicitation shall only be permitted on the terms (including terms relating to the compensation of Company with respect thereto) agreed in writing by Company.

3.3.2Marketing of Approved Bank Products. Each of Bank and Company agree that marketing of the Approved Bank Products shall be permitted via Statement Communications, direct mail materials and internet content. Company may (a) upon request, review any such materials used to market the Approved Bank Products and (b) require that Bank limit any offers of the Approved Bank Products, including the frequency or duration of such Approved Bank Products. Company shall have final approval rights over any marketing of Approved Bank Products if such Approved Bank Products are tied in any respect to the Program, reference the Program or reference or use Company’s name or Company Marks.
3.3.3Compliance. Notwithstanding Company’s consent to the marketing of the Approved Bank Products, Bank shall be solely responsible for compliance with Applicable Law with respect to the offering of any Approved Bank Products and shall be solely responsible for any claims brought by any purchaser of Approved Bank Products.
3.3.4Discontinuation of Approved Bank Products. If Company desires for Bank to discontinue offering any Approved Bank Product, Company shall notify the Management Committee, which shall discuss the matter at its next regularly scheduled meeting in a good faith attempt to resolve Company’s concerns with the Approved Bank Product. Bank shall be required to cease making additional sales of an Approved Bank Product that Company reasonably determines presents a material reputational risk to a Company Party. In the event Company withdraws its consent for Bank to offer an Approved Bank Product or Bank discontinues offering an Approved Bank Product, the offering and marketing of such Approved Bank Product shall be subject to a wind-down process, which shall be promptly handled in accordance with a mutually agreed plan. Bank shall have the right to discontinue offering an Approved Bank Product and terminate any existing Approved Bank Product at any time.
3.3.5Company Offers. Company may offer Goods and Services to Cardholders in its sole discretion, subject to Section 3.4 and Section 7.1. [***].
3.4Statement Communications.
3.4.1General. Company and its Affiliates shall have the exclusive right to use the Billing Statement and through the use of any electronic onserts (including electronic Billing Statements) in each billing cycle to communicate with Cardholders (“Statement Communications”); provided, that any communication required by Bank Applicable Law or that relates to Bank’s Account administrative messages shall take precedence over any or all Statement Communications provided by Company. The Parties acknowledge and agree that Company’s Statement Communications may solely promote Goods and Services, and any other goods or services identified by Company may be promoted only with the Parties’ mutual agreement. Company is responsible for design of its Statement Communications. Statement Communications must comply with the Bank Design Specifications. [***]. Company must notify Bank in writing of its desire to include Statement Communications in the Cardholder statement, which must include the proposed content of the Statement Communication and received by Bank at least thirty (30) days prior to the system cut-off date for the programming of Statement Communications. All Statement Communications proposed by Company will be subject to review and approval by Bank solely as it relates to compliance with Bank Applicable Law and legal and regulatory compliance risks, which approval shall not be unreasonably withheld. Statement Communications will be at no cost to Company so long as they do not cause the Billing Statement to exceed standard postage rates that would have applied had the Statement Communication not been included in the statement.

Article 4

PROGRAM MANAGEMENT
4.1Program Governance
4.1.1Establishment of Committee.
(a)General. Company and Bank hereby establish a management committee to review and provide guidance on the day-to-day operation of the Program with the responsibilities set forth in Section 4.1.4(a) (the “Management Committee”), as described in this Section 4.1.1.
(b)Composition of the Management Committee.
(i)Members of the Management Committee shall have authority to act with respect to the day-to-day operations of the Program. The Management Committee shall consist of [***], with an equal number of members of comparable seniority, respectively, appointed by each of Company and Bank. The initial members of the Management Committee shall be as specified in Schedule 4.1.1(b)(i) (Initial Management Committee Members).
(ii)Each Party shall have the right to remove or replace its appointees to the Management Committee for any reason at any time and to fill any vacancy with respect to its appointees, whether caused by cessation of employment with the appointing Party, or other reason; provided, that each Party shall use commercially reasonable efforts to ensure replacement appointees to the Management Committee have experience and qualifications that are comparable and are of equal or greater seniority, within such Party’s organizational structure, to the appointee being replaced.

4.1.2Program Personnel and Support.
(a)Program Managers. Each of Company and Bank shall appoint a Program Manager. The Bank Program Manager shall be exclusively dedicated to the Program. Bank shall take into account reasonable input of Company with respect to the performance of the Bank Program Manager and shall use reasonable efforts to address Company’s reasonable concerns with respect to the Bank Program Manager’s performance. With respect to any future Bank Program Manager candidates, Bank shall seek to propose candidates with substantial experience relevant to the Program, including experience with the retail businesses, combined co-branded and private label Credit Card programs, e-commerce initiatives, comparable customer demographics and loyalty programs. Company shall have the right to meet, interview and provide input to Bank with respect to any new Bank Program Manager proposed to be appointed by Bank, and Bank shall consider such input in good faith in making its selection decision with respect to such Bank Program Manager.
(b)Bank Personnel. In addition to the Bank Program Manager, Bank shall assign an experienced team of resources to manage the Program. Specifically, Bank shall, at no cost to Company, designate certain individuals to the Program and the Company Parties’ relationship. At a minimum, such individuals shall serve as [***] (through ninety (90) days following the Program Launch Date). Together, [***] shall be known as the “Bank Program Team”. Not less than once per Program Year, the Management Committee shall review the size and scope of the Bank Program Team and reasonably consider changes thereto to assess whether such size and scope is appropriate or should be adjusted. Each Program Year, the Management Committee shall meet to discuss in good faith (which such meeting may occur at one of the periodic Management Committee meetings) to consider whether Bank will deploy a designated team of sales associates to support the Program, including within the Company Stores.
(c)Bank Support. Bank shall, at no cost to Company, provide all of the personnel, management, management information systems, facilities and other infrastructure and corporate resources that are reasonably necessary in connection with the development, maintenance and operation of the Program, including the provision of the Bank Program Team described in Section 4.1.2(b). Additionally, Bank shall, at no cost to Company, provide [***]. Upon Company’s request, Bank shall consult with Company concerning any material changes to Program staffing strategies or resource allocation, including use of shared resources.
(d)Restriction. [***].
4.1.3Meetings and Governance. The Parties’ agreement concerning the proceedings of the Management Committee is set forth on Schedule 4.1.3 (Meetings and Governance).
4.1.4Committee Responsibilities.
(a)Management Committee Responsibilities. The responsibilities of the Management Committee shall be agreed upon in writing from time to time, and shall at a minimum include the items set forth below:
(i)reviewing significant Program trends and projections;

(ii)reviewing actual and projected Program performance;
(iii)monitoring activities [***] and their implications for the Program;
(iv)reviewing any Bank Products pursuant to Section 3.3.1, and reviewing the frequency and duration of the marketing of any Bank Products;
(v)reviewing and approving changes to the Operating Procedures pursuant to Section 5.1.3;
(vi)reviewing proposed changes to the Risk Management Policy, including the impact of such proposed change to Company and the Program;
(vii)reviewing and approving material changes to the Credit Terms, including addition of new fees or charges to the Credit Terms, pursuant to Section 5.10.2(b);
(viii)reviewing material changes to Bank’s collection and recovery practices with respect to the Program;
(ix)monitoring compliance with Service Level Standards and discussing action to remedy deficiencies as needed pursuant to Section 8.1;
(x)approving any Bank-requested temporary waiver or reduction in Service Level Standards set forth in Schedule 8.1.1 (Service Level Standards);
(xi)reviewing and approving changes to the list of [***] set forth in Exhibit B (List of Competitors);
(xii)reviewing and approving Program Innovations and evaluating new features of the Program and the features of other payment products that may be offered as part of the Program;
(xiii)evaluating and discussing ongoing new product and Loyalty Program development;
(xiv)discussing proposed changes to the Program Privacy Policy;
(xv)approving the Marketing Plans;
(xvi)periodically reviewing marketing activities and marketing performance for the Program through oversight and review of the implementation of Marketing Plans;
(xvii)reviewing and approving any Loyalty Program value proposition changes;

(xviii)considering additional marketing initiatives, including for employees of the Company Parties and their respective Affiliates;
(xix)monitoring ongoing research and in-market testing in order to maximize relevance, appeal and productivity of Account acquisition and usage development programs;
(xx)monitoring progress [***];
(xxi)reviewing and, pursuant to Section 3.2.1(c), approving modifications proposed by Bank to Schedule 3.2.1(c) (Fair Lending Review Procedures);
(xxii)reviewing and, pursuant to Section 3.2.1(a), approving modifications proposed by Bank to Schedule 3.2.1(a) (Record Retention Requirements for Program Marketing Communications);
(xxiii)discussing any objections raised by Company of Bank’s use of any material service provider or agent; and
(xxiv)any other tasks mutually agreed by the Parties or expressly provided for in this Agreement.

Any disagreement of the Management Committee with respect to matters requiring its approval shall be subject to the dispute resolution process set forth in Section 4.2.

4.1.5Executive Level Contact. Subject to reasonable scheduling constraints, at least once each six (6)-month period during the Term, in each case on a date and at a location to be mutually agreed in writing by the Parties, to discuss in good faith, the strategy for the Program, Bank and Company will hold a meeting of their respective senior executives to discuss the strategic progress of the Program, pertinent retail and banking industry developments and upcoming initiatives with respect to the Program, which such meeting will include, at a minimum, the participation of [***] (collectively, the “Chief Executives”); provided that scheduling constraints shall not be deemed reasonable to the extent such constraints would cause the Chief Executives to miss more than one such meeting in any two (2)-year period.
4.1.6Monthly Business Review. Not less than once each calendar month (unless otherwise agreed by the Parties), the Program Managers shall conduct conference calls including appropriate stakeholders as reasonably necessary (including Bank’s risk, collection and recovery teams) to discuss the Program’s performance and any Program initiatives (such conference calls, the “Monthly Business Review”). The Monthly Business Review shall include a discussion of [***], and (c) the information set forth in the monthly reports provided by Bank and Company pursuant to Section 8.3.1 and Schedule 8.3.1 (Reports).
4.2Dispute Resolution Process.
4.2.1Standard Review. Upon the occurrence of any event that, pursuant to the express provisions of this Agreement, is subject to the dispute resolution provisions set forth in this Section 4.2, or upon the occurrence of any other material dispute under this Agreement identified by written notice to the other Party (each, a “Disputed Matter”), the following procedures shall apply:

(a)Company and Bank will attempt to resolve the Disputed Matter promptly by referring the Disputed Matter to the Management Committee. The Management Committee will meet in person or by telephone or videoconference within ten (10) Business Days after the receipt of notice of the Disputed Matter and attempt in good faith to resolve the Disputed Matter.
(b)In the event the Management Committee does not resolve the Disputed Matter within twenty (20) calendar days from receipt by the Management Committee of notice of a Disputed Matter (or such longer period of time as agreed in writing by the Management Committee), Company and Bank will refer the Disputed Matter to [***] (collectively, “Senior Executives”) or their respective designees.
(c)In the event the Senior Executives do not resolve the Disputed Matter within thirty (30) days from receipt by the Senior Executives of the notice of a Disputed Matter (or such longer period as agreed in writing by the Management Committee), Bank and Company agree that all Disputed Matters that are Company Matters will be decided within the sole discretion of Company, and all Disputed Matters that are Bank Matters will be decided within the sole discretion of Bank. In the event the Disputed Matter is not a Company Matter or a Bank Matter, then this Agreement will control or if there is no governing provision in this Agreement, the matter will remain as status quo.
4.2.2Expedited Review. In the event a Disputed Matter concerns any matter that has material economic, risk or compliance implications to a Party or the Program, including the Risk Management Policy or the Credit Terms, or is an Exigent Circumstance (a “Material Issue”), either Bank or a Company Party may request an Expedited Review of such Material Issue. Changes relating to any Material Issue shall not be implemented by any Party until the completion of the review process set forth in this Section 4.2.2 unless action is required due to Exigent Circumstances (such process, an “Expedited Review”). Material Issues subject to Expedited Review are subject to the following procedures:
(a)Either Party may provide the other Party with a written notice to request Expedited Review (an “Expedited Review Notice”), which shall be provided by either Bank or a Company Party to the other within five (5) Business Days of a Party becoming aware of such Material Issue.
(b)The Senior Executives shall meet in person or by telephone or videoconference within five (5) Business Days after the receipt of the Expedited Review Notice and will attempt in good faith to resolve any Material Issue. In the event the Senior Executives do not resolve any Material Issue within ten (10) days after the receipt of the Expedited Review Notice, such Material Issue shall be resolved in accordance with Section 4.2.1(c).

4.3Decision-Making Authority.
4.3.1Bank Matters. Subject to Applicable Law and the provisions of this Agreement, including Section 4.2, the Parties agree that the matters set forth in this Section 4.3.1 are to be determined in the sole discretion of Bank (collectively, the “Bank Matters”):
(a)the Program’s compliance with Bank Applicable Law;
(b)without limiting Section 14.5.2, changes to the Program policies, procedures, aspects or features to mitigate legal or compliance risks solely related to Bank Applicable Law that are applied (to the extent applicable) consistently by Bank to [***]; provided, that nothing in the foregoing shall be construed or interpreted to permit Bank to make any changes to Bank’s economic payments and funding obligations pursuant to this Agreement (including for clarity, the [***] or any other compensation or economic terms set forth in Schedule 6.1 (Compensation and Other Economic Terms));
(c)use of the Bank Marks;
(d)subject to Section 5.3, changes to Bank information technology and processing systems (including the Bank Systems);
(e)subject to Section 4.1.2, management and retention of Bank personnel;
(f)Bank capital expenditures [***];
(g)subject to Section 5.8.1, collection and recovery efforts in connection with the Program;
(h)subject to Section 5.10.1, changes to the Risk Management Policy;
(i)the marketing and offering of the Program in Bank Channels;
(j)subject to Section 10.2.1(b), changes to the Program Privacy Policy;
(k)subject to Section 5.10.2, changes to the Credit Terms;
(l)subject to Section 5.1.3, changes to the Operating Procedures;
(m)subject to Section 3.2.2, changes to Forms, other than design aspects of the Program Cards, the Program Card Application, and the Billing Statement;
(n)subject to Section 4.1.4(a)(xxiii), Bank’s use of material service providers and agents; and
(o)system functionality provided by Bank in support of, and the compliance with Bank Applicable Law of, the Loyalty Program.

4.3.2Company Matters. Subject to Applicable Law and the provisions of this Agreement, including Section 4.2, the Parties agree that the matters set forth in this Section 4.3.2 are to be determined in the sole discretion of Company (collectively, the “Company Matters”):
(a)compliance with Company Applicable Law;
(b)use of the Company Marks;
(c)subject to Section 5.3.1, changes to Company information technology and processing systems unless required by Applicable Law;
(d)changes to Company’s privacy policy;
(e)management and retention of Company personnel;
(f)Company capital expenditures [***] are not capital expenditures);
(g)subject to Section 3.1, implementation of the Marketing Plan and other marketing initiatives in Company Channels, including for avoidance of doubt, ensuring that the Marketing Plan reflects Company’s overall retail marketing plan and brochure placement in Company Channels;
(h)aspects of content and execution of any customer or store associated sentiment surveys, testing and effectiveness or impact reports and analysis as described in Section 3.2.3(c);
(i)the customizable design aspects and marketing content of the Program Website, other than aspects required by Bank for compliance with Bank Applicable Law and subject to Bank Design Specifications;
(j)subject to Section 3.2.1, the design, form, and marketing content of Program Marketing Communications, other than aspects required by Bank for compliance with Bank Applicable Law and subject to the Bank Design Specifications;
(k)subject to Section 3.2.2 and Section 5.9.1, the design of the Program Cards, the Program Card Application, and the Billing Statement;
(l)subject to Section 3.3, offering of any Bank Products that Company reasonably determines will cause or is reasonably likely to cause a material reputational risk to Company;
(m)subject to Section 9.1.1 and excepting those matters set forth in Section 4.3.1(o), changes to the Loyalty Program value proposition;
(n)use of the Joint Program Commitment consistent with the permitted uses thereof as set forth in this Agreement; [***]; and
(o)the Tender Neutral Loyalty Program.

Article 5

PROGRAM OPERATION
5.1Operating Procedures.
5.1.1The Parties acknowledge and agree that Bank has established standard operating procedures and instructions governing the Program (the “Operating Procedures”), and, such Operating Procedures are attached as Schedule 5.1.1 (Operating Procedures), as amended or modified from time to time pursuant to Section 5.1.3.
5.1.2Company and Bank shall follow all Operating Procedures, including procedures for distributing Program Card Applications, seeking authorizations for Accounts, handling credit transactions with Cardholders, and transmitting Charge Transaction Data. Bank will not treat Company less favorably with respect to the exercise of Bank’s rights or enforcement of Company’s obligations under the Operating Procedures (i.e., application of chargebacks when triggered pursuant to the Operating Procedures) under similar circumstances compared to the exercise of its rights under equivalent provisions of the operating procedures applicable to substantially all of [***].
5.1.3Bank may not amend or modify the Operating Procedures without the approval of the Management Committee except for (a) changes that Bank reasonably determines are necessary for compliance with Bank Applicable Law or to mitigate legal or compliance risk under Bank Applicable Law, (b) changes that are necessary (in Bank’s reasonable discretion and reasonably documented) to respond to Exigent Circumstances, and [***]; provided that, in each case, (i) Bank shall provide Company with not less than ninety (90) days’ prior written notice; provided, further, that the requirement to provide ninety (90) days’ prior written notice to Company of amendments or modifications to the Operating Procedures shall not be required for any modification that is necessary (in Bank’s reasonable discretion and reasonably documented) for Exigent Circumstance; however, Bank shall provide Company with as much reasonable advance written notice as commercially practicable, and (ii) Bank shall consult in good faith with Company regarding any such changes to the Operating Procedures, including the costs and implementation period of such changes to the Operating Procedures. With respect to any such amendment or modification to the Operating Procedures required by Bank Applicable Law or the Network Rules, Bank may provide Company with a shorter period of prior written notice if necessary to enable Bank to comply with the implementation requirement of such Bank Applicable Law or Network Rules.
5.2Obligations of the Parties.
5.2.1Bank Obligations. Subject to the terms and conditions of this Agreement, Bank will:
(a)develop, operate, administer, and maintain all appropriate books and records reflecting data with respect to the Program generated by Bank or otherwise in Bank’s possession, including any Program Marketing Communications executed by Bank;

(b)authorize the Cardholders to make purchases with Program Cards, extend credit to the Cardholders in connection therewith and fund all Indebtedness under Program Cards, in each case, in accordance with the Credit Terms and other policies applicable to the Program;
(c)cause Instant Credit procedures and, to the extent approved by Company and Bank, Real-Time Prescreen and Batch Prescreen procedures to be available for use in the Program in Company Stores by the Program Launch Date (or in the case of Real-Time Prescreen and Batch Prescreen, such later date as may be agreed in writing by Bank and Company)
(d)enable new Account acquisition via online channels, QR code signs in Company Stores and other channels agreed in writing by the Parties; and
(e)enable acceptance and processing of transactions within the Bank Systems;
5.2.2Company Obligations. Subject to the terms and conditions of this Agreement, Company shall perform the following tasks and such other tasks as the Parties shall mutually agree:
(a)use Instant Credit and, to the extent approved by Bank and Company, Real-Time Prescreen procedures in Company Stores at the customer service counter and POS locations;
(b)maintain on the Company Website links to the Program Website (i) on its home page, (ii) in its check-out process, (iii) on the credit landing page, and (iv) on such other pages of the Company Website as the Management Committee shall determine from time to time; provided, that the specific placement of the links on such pages will be made in accordance with the Marketing Plan;
(c)[***] ensure that the Program Cards are prominently displayed as a method for payment for purchases at Company Channels in accordance with the Marketing Plan, and at a minimum consistent with Company’s display of its Credit Card program immediately prior to the Effective Date;
(d)maintain Company Systems, including point of sale systems and procedures necessary to support acceptance of the Program Cards at all Company Channels; and
(e)honor Program Cards in accordance with the terms of this Agreement and the Operating Procedures.
5.3Transaction and Other Systems.
5.3.1System Changes.
(a)Bank shall not make any change to any of the Bank Systems that would (i) require Company to make material changes to or (ii) negatively impact the functionality of, in each case, Company’s or its Affiliates’ software, databases, computers, systems and networks employed by Company in the ordinary course of its business, including Company’s POS (the “Company Systems”) (a “Bank System Change”) unless (x) Bank reimburses Company for any costs incurred by Company as a result of such Bank System Change, including reasonable costs related to Company Systems’ upgrades, change in file protocols, employee resources and other similar costs; provided that, as a condition for reimbursement, Company will, promptly following Bank’s notification of an anticipated Bank System Change, provide an estimate of Company’s anticipated costs resulting from such change, [***], (y) Bank provides Company with reasonable advance written notice (but in no event less than twelve (12) months’ advance written notice) of such Bank System Change, and (z) the features and functionalities offered by Bank following such Bank System Change are the same or substantially similar to the features and functionality offered by Bank as of the Effective Date (or as modified by mutual written agreement of Company). The foregoing restrictions will not apply to any Bank System Change that is required by Applicable Law or to address a data security vulnerability; provided that, in the event of such a Bank System Change, (i) Bank shall provide Company with reasonably sufficient advance notice and evidence that such Bank System Change is required by Bank Applicable Law or required to address a data security vulnerability, [***]. Notwithstanding the foregoing, Bank may not make any Bank System Change in the last eighteen (18) months of the Term unless such Bank System Change is required in order for Bank or the Program to comply with Bank Applicable Law or to address a data security vulnerability, in which case, (i) Bank shall provide Company with reasonably sufficient evidence that such Bank System Change is required by Bank Applicable Law or to address a data security vulnerability [***]. For clarity, in no event will Bank be required to reimburse Company for any changes to Company Systems in connection with the launch of the Program.

(b)Company shall not make any change to any of the Company Systems that interface with the Program (e.g., POS) that would (i) require Bank to make material changes to or (ii) negatively impact the functionality of, in each case, the Bank Systems (a “Company System Change”) unless (x) Company reimburses Bank for any costs incurred by Bank as a result of such Company System Change, including costs related to Bank Systems’ upgrades, change in file protocols, employee resources and other similar costs; provided that, as a condition for reimbursement, Bank will, promptly following Company’s notification of an anticipated Company System change, provide an estimate of Bank’s anticipated costs resulting from such change, [***] and (y) Company provides Bank with reasonable advance written notice (but in no event less than twelve (12) months’ advance written notice) of such Company System Change. The foregoing restrictions will not apply to any Company System Change that is required by Applicable Law or to address a data security vulnerability; provided that, in the event of such a Company System Change, Company shall provide Bank with reasonably sufficient advance notice and evidence that such Company System Change is required by Applicable Law or required to address a data security vulnerability.
5.3.2Company Encryption.
(a)Bank acknowledges and agrees that Company has an arrangement with [***] (or the successor or replacement thereto as designated in writing by Company) (“Token Provider”) in which the Token Provider facilitates Company’s acceptance of payment cards, including Credit Cards, as payment for the purchase of the Goods and Services [***] (the

“Token Provider Services”). Subject to the provisions of this Section 5.3.2, Bank agrees to, in connection with the Tokenization for transactions involving Persons seeking to use the Program Cards through real-time, immediate application decisioning and through extensions of credit to qualifying Persons for real-time purchases from Company, provide newly-issued Account numbers directly to the Token Provider in exchange for tokens issued by the Token Provider in accordance with any encryption standards set forth by Token Provider. Token Provider will be considered a service provider of Company pursuant to Section 8.1.4, and, subject to Bank’s compliance with clause (iii) of Section 5.3.2(b), Company will be responsible for Token Provider’s handling, storage, retention, use, misuse, breach, and unauthorized disclosure of any data that Bank transfers or makes available to Token Provider to enable Token Provider to perform the Token Provider Services. Company, and not Bank, is solely responsible to Token Provider for payment of any fees or other compensation for the Token Provider Services.

(b)Bank will only provide Account information to the Token Provider if: (i) the Token Provider performs Token Provider Services to Company in connection with the processing of Company’s Program Card transactions, including Purchases, (ii) the Token Provider and Company have a written agreement that requires the Token Provider to comply with requirements with respect to the Account numbers that are at least as restrictive as those set forth in this Agreement with regard to the confidentiality and use of, and protecting the security and integrity of, the Program Information, (iii) subject to this Section 5.3.2(b), Bank and Token Provider have a direct, written agreement for purposes of technology integration (“Technology Integration Agreement”); provided, that such Technology Integration Agreement includes, at all times, an obligation [***] and (B) on Bank to enforce such provision, and (iv) Company uses commercially reasonable efforts to require the Token Provider to encrypt the Account numbers while they are transmitted to Company or stored on the Token Provider’s equipment. Following the Effective Date, (1) Bank shall continue to negotiate with the Token Provider expeditiously and in good faith to mutually agree upon and execute a Technology Integration Agreement, (2) if Bank and the Token Provider are unable to mutually agree and execute such Technology Integration Agreement on or before [***] then Bank will, acting in good faith, determine whether it is able to provide the Account information to the Token Provider on or prior to the Program Launch Date without a Technology Integration Agreement with the Token Provider (which may be dependent on an amendment to this Agreement regarding Bank technology or security requirements, in which case Bank and Company shall in good faith negotiate an amendment to this Agreement to address such requirements), and (3) if Bank determines it is unable to provide the Account information to the Token Provider without a Technology Agreement, or the Parties have not mutually agreed on an amendment to this Agreement, if applicable, or an alternative method to allowing the Token Provider to have access to Account information for purposes of performing the Token Provider Services by [***], either Party shall have the right to terminate this Agreement by providing sixty (60) days’ prior written notice to the other Party.
5.4In-Store Payments. Company will make available to Cardholders at all Company Stores the address to be used for making payments on Accounts directly to Bank. The Company Stores shall be permitted to accept In-Store Payments from Cardholders on their Accounts in accordance with the Operating Procedures. Company acknowledges and agrees that (a) all In-Store Payments (including In-Store Payments received after the termination or expiration of this Agreement) are at all times the property of Bank, and Company expressly and irrevocably disclaims and prospectively waives any and all right, title, claim or interest in or to the In-Store Payments at law or in equity, and (b) In-Store Payments do not constitute property of Company for any purpose, including under section 541 of title 11 of the United States Code. Company further acknowledges and agrees that Bank has the sole and exclusive right to receive and retain all In-Store Payments, and further that Bank has the sole and exclusive right to pursue collection of all amounts outstanding on any Account. If Company receives any In-Store Payments, Company shall be deemed to hold such In-Store Payments in trust for Bank until such payments are applied to reduce amounts payable by Bank to Company in accordance with the terms of this Agreement or delivered to Bank. Company will include information regarding In-Store Payments, including returns thereof, in the Charge Transaction Data on a daily basis, and Bank will deduct the amount of In-Store Payments from the daily settlement in accordance with Section 5.5.2(b). Other than notifying Bank pursuant to the preceding sentence of In-Store Payments that are returned, in no event shall Company be responsible for any In-Store Payments that are returned for insufficient funds or fraudulent purposes. Bank may direct Company to stop accepting In-Store Payments upon at least thirty (30) days’ advance written notice, and Company will take such actions as are reasonably necessary to effect Bank’s election after Company’s receipt of Bank’s written notice. Bank hereby grants to Company a limited power of attorney (coupled with an interest) to sign and endorse Bank’s name upon any form of payment that may have been issued in Bank’s name in respect of any Account. Company shall issue receipts for such payments in compliance with the requirements in the Operating Procedures. The termination or expiration of this Agreement will not affect Company’s obligations with respect to In-Store Payments received after termination or expiration of this Agreement except following the Closing Date, to the extent that the DIC Purchase Option is exercised.

5.5Merchant Services.
5.5.1Co-Brand Card Purchases in Non-Company Channels. All Purchases on the Co-Brand Accounts in Non-Company Channels shall be settled (including authorizations, transmission of Charge Transaction Data, and processing of returns) through the Network pursuant to the terms and conditions of the Network Rules, including any chargeback rights under the Network Rules.
5.5.2Company Channel Purchases. All Purchases in Company Channels (including those made on Co-Brand Accounts) will be settled pursuant to this Section 5.5.2, and not through the Network.
(a)Transmittal and Authorization of Charge Transaction Data. Except for periods of pre-scheduled maintenance as reasonably determined by Bank to be necessary, Bank will provide [***]. If Company is unable to obtain authorizations for Purchases for any reason (including if Company’s POS is offline), Company may only complete such Purchases without receipt of further authorization as provided in the Operating Procedures (provided, that Company may authorize Purchases that do not exceed the Floor Limits set forth in Schedule 5.5.2(a) (Floor Limits) without recourse to any Company Party).
(b)Settlement Procedures. On or prior to the Program Launch Date, Bank will remit to Company’s designated account [***] to be used by Company in connection with Bank’s obligation to settle under this Section 5.5.2(b). On the final day of settlement, Bank will reduce the final Daily Settlement Amount by [***]; provided, that, if the final Daily Settlement Amount prior to the reduction is lower than [***], then Company will, by the fifth (5th) Business Day after the final day of settlement, pay by wire transfer to an account designated by Bank the difference between (A) [***] and (B) the amount recouped by Bank. On each Retail Day, Company will electronically transmit to Bank the Charge Transaction Data for each Retail Day’s Purchases in Company Channels (including credits, returns, In-Store Payments received, and other adjustments with respect to such Purchases) in a “tap trans file” or other form and format determined by Bank. Company will make available to Bank all sales slips as set forth in the Operating Procedures, and Bank and Company will cooperate in developing any additional procedures that may be needed in connection with the daily settlement. Upon receipt and processing of Charge Transaction Data by Bank, Bank will remit to Company’s designated account an amount equal to the total charges indicated by such Charge Transaction Data for the days for which such remittance is being made less (i) credits, (ii) Chargebacks, and (iii) In-Store Payments to the extent such amounts have not been disputed in good faith (the “Daily Settlement Amount”). If Bank receives the Charge Transaction Data by [***], Bank will initiate a wire of the Daily Settlement Amount by [***]. If Bank receives the Charge Transaction Data after [***], Bank will initiate a wire of the Daily Settlement Amount by[***]. If the Daily Settlement Amount is a negative number, then Bank will deduct the absolute value of such negative amount (the “Settlement Amount Deficit”) from amounts to be paid to Company pursuant to this Section 5.5.2(b) on subsequent Business Days. Company will pay by wire transfer any unrecouped part of the Settlement Amount Deficit by [***] after it first arises. If Bank is unable to make an exact payment to Company when due pursuant to this Section 5.5.2(b) because Charge Transaction Data is not available for transmission as a result of any circumstance other than a willful failure of Company to send the Charge Transaction Data (e.g., Systems failure or communication outage), Company will promptly provide Bank with sufficient information (in the form of a register receipt report) to enable Bank to make such payment, Bank will make such payment based on the register receipt report, and Company will forward the applicable Charge Transaction Data as soon as operationally feasible.

(c)Bank Chargeback Rights. Bank shall have the right to charge back to Company the amount of the Charge Transaction Data paid by Bank pursuant to Section 5.5.2(b) for any Chargeback reason identified in the Operating Procedures.
(d)Exercise of Bank Chargeback Rights. Bank shall not be permitted to recover a Chargeback in excess of the relevant Purchase amount paid by Bank pursuant to Section 5.5.2(b). In the event of a Chargeback pursuant to this Section 5.5.2 (including for both Private Label Card Purchases and Co-Brand Card Purchases), upon payment in full of the related amount by Company, Bank shall immediately assign to Company, without any representation, warranty or recourse, all right to payments of amounts charged back in connection with such Cardholder charge.
5.6Network. The Parties agreement concerning the Network for the Program is set forth in Schedule 5.6 (Network).

5.7BIN Identifiers.
5.7.1BIN Identifiers. Unless otherwise requested by Company, Bank shall [***]. As of the Program Launch Date, Bank shall originate new Accounts and issue corresponding Program Cards using the BIN Identifiers. Bank and Company will use commercially reasonable efforts to enable the BIN Identifiers to be used in the Company Systems to distinguish a Program Card automatically. [***]. Bank shall also promptly provide Company (or the Network as directed by Company) with any BIN Identifier update forms for any changes to BIN Identifier ranges.
5.7.2Disposition of BIN Identifiers. Upon expiration or termination of this Agreement, if DIC exercises the DIC Purchase Option, and subject to any covenants or obligations contained in the Network Rules applicable to Bank, Bank shall take all steps reasonably necessary to transfer to the Designated Purchaser the BIN Identifier and assign its rights thereto.
5.8Collection and Recovery.
5.8.1General. Bank shall handle collection and recovery efforts in respect of Accounts in accordance with Bank Applicable Law and Bank’s policies and practices applicable to the Program from time to time. Without the prior written approval of Company, Bank shall not include or reference any Company Mark in any such collection or recovery communication except in the nominative sense (i.e., without use of any logo, trade dress, or other stylized attributes, and in the same size font as the content of the communications) as required to identify the Account that is the subject of the communication.
5.9Program Card Design; EMV Microchip Cards.
5.9.1Program Card Design. The Parties hereby acknowledge that each of the Program Cards (a) shall bear a Company Mark, (b) solely with respect to the Co-Brand Cards, shall bear a trademark of the Network, and (c) at Bank’s election, bear a Bank Mark, which Bank Mark may only be included on the front or back of each Program Card, as agreed in writing by the Parties.
5.9.2EMV Microchip Cards. Bank shall ensure that (a) each of the Co-Brand Cards satisfies applicable EMV requirements for embedded microchip and signature technology and otherwise comply with all Applicable Law and Network Rules and (b) each of the Private Label Cards will have a Card Verification Value (CVV) embedded.
5.10Program Operations.
5.10.1Risk Management Policy.
(a)Establishment. Bank shall establish the policies, credit scoring systems, and standards applicable to the Program for determining who will be granted credit and in what amount and how the Credit Limit may be modified or terminated (the “Risk Management Policy”). Bank shall review all Program Card Applications received by or on behalf of Bank and Bank shall approve for credit those Applicants who meet the standards of acceptability and eligibility under the Risk Management Policy. Bank shall make credit decisions, including approval or denial of a Program Card Application or establishment or modification of a Credit Limit, based solely on the creditworthiness of the individual Applicant or Cardholder and consistent with the Risk Management Policy.

(b)The Parties agreement concerning changes to the Risk Management Policies is set forth in Schedule 5.10.1(b) (Modifications to Risk Management Policies).
(c)Additional Terms. The Parties agree to the terms set forth in Schedule 5.10.1(c) (Approval Rates and Initial Credit Limits).
5.10.2Credit Terms.
(a)Establishment of Credit Terms. The Parties acknowledge and agree that the Credit Terms for the Program (except for the Back Book Assets, which will have the key pricing terms that are in effect immediately prior to the Conversion Date until aligned pursuant to Section 5.10.2(b)) shall be as set forth in Schedule 5.10.2(a) (Credit Terms), as modified from time to time pursuant to Section 5.10.2(b).
(b)Modifications to Credit Terms. Bank shall obtain the prior approval of the Management Committee before any modification or addition to any terms that are in Schedule 5.10.2(a) (Credit Terms) (except as expressly provided in Schedule 5.10.2(a) (Credit Terms)) unless such modification or addition is required for compliance with Bank Applicable Law [***], in which case, the terms of this Section 5.10.2(b) with respect to notice shall apply. Bank may modify the key pricing terms for the Back Book Assets to be substantially similar with the Credit Terms without the prior approval of the Management Committee, and will provide Company with at least sixty (60) days’ prior written notice of such modification. Bank may invoke the Expedited Review process for any request to approve any modification to the Credit Terms or addition of a new fee or charge to the Credit Terms. Notwithstanding the foregoing, Bank shall provide Company with at least sixty (60) days’ prior written notice of any proposed modification of the Credit Terms (unless a shorter period of prior written notice is necessary to enable Bank to comply with Bank Applicable Law).
(c)Club Plans. Commencing on the Program Launch Date and, subject to changes thereto required to comply with Applicable Law or as may be mutually agreed in writing by the Parties, throughout the Term and any Wind-Down Period, Bank shall, at its own expense, offer “Club Plans” as provided in Schedule 5.10.2(c) (Club Plans) and subject to the volume limits set forth in such Schedule 5.10.2(c) (Club Plans). Bank shall notify Company in writing at least sixty (60) days prior to a notification to Cardholders of any change to Club Plan features, terms or conditions required by Bank Applicable Law, unless Bank is required by Bank Applicable Law to implement such change in less than sixty (60) days from the date on which Bank first becomes aware that such a change will likely be required, in which case Bank shall provide Company with written notice as soon as practicable following the date Bank becomes aware such change will likely be so required.

(d)Employee Cards. Bank will make the Program Cards available to approved employees of Company Stores (and Company’s construction and trucking businesses), including approved retired employees (the “Employee Cards”). Employee Card holders will not be eligible to participate in the Loyalty Program. In lieu of the Loyalty Program, [***]. Company shall wholly bear the cost of and solely operate, maintain, and administer [***]. Bank shall, at its own expense, offer to any Company employee that applies for an Employee Card but does not satisfy the Risk Management Policy, consistent with the Operating Procedures, upon request by Company, a stored value product similar in appearance to the Private Label Cards and Private Label Accounts that enables such Company employees to, exclusively in Company Channels, make purchases and participate in [***] the terms of which will require that such employees prepay [***], the terms of which may be modified from time to time in Bank’s sole discretion upon at least sixty (60) days prior written notice to Company (or on shorter notice as required by Applicable Law); provided, that Bank shall have no obligation to issue such a Pay and Buy Card if (i) Bank is prohibited by Applicable Law from issuing credit to such Person, including the anti-money laundering requirements under the Bank Secrecy Act (or similar restrictions) and (ii) Bank provides sufficient documentation to Company detailing its inability to issue credit to such Person.
(e)Family Cards. Bank acknowledges that Company offers certain approved designated relatives of the Dillard family a Program Card (the “Family Card”). Bank shall, upon a Company Party’s request, provide a Family Card to any approved Person in the event that such Person satisfies the Risk Management Policy; provided, that the criteria used to determine who qualifies for a Family Card, and any changes thereto, will be subject to Bank’s review and approval. Family Card Cardholders are eligible for the Discount Program, but not the Loyalty Program. [***].
(f)Friends Cards. Bank acknowledges that Company offers certain approved designated individuals a Program Card (the “Friends Card”). Bank shall, upon a Company Party’s request, provide a Friends Card to any approved Person in the event that such Person satisfies the Risk Management Policy. [***].
(g)Program Account Growth Targets. The Parties agree to the terms set forth on Schedule 5.10.2(g) (Program Growth) (it being understood that the Program [***] Growth [***] shall be set for the three (3) Program Years starting in Program Year 2025 for Accounts under the Program and Bank shall provide a [***]. For each Program Year following Program Year 2025, as part of creating the Marketing Plan, the Parties shall (i) [***], and (ii) amend the Program [***] Growth [***] set forth in Schedule 5.10.2(g) (Program Growth) to account for changes in market factors or changes arising pursuant to Section 7.2.1(b). If the Parties, after going through the dispute resolution procedures set forth in Section 4.2, are unable to agree on amended Program [***] Growth [***] for a Program Year, then the Program [***] Growth [***] set forth on the then-current Schedule 5.10.2(g) (Program Growth) for such Program Year shall control. [***].
5.10.3Technology Reviews and Enhancements.
(a)Industry Review. Bank shall, once per Program Year, undertake a review of features, functionality and technology (“Technology Features”) available in a mutually agreed set of five (5) Credit Card programs, [***] (such review, the “Technology Industry Review”). Bank shall seek to complete this Technology Industry Review by the end of the first quarter of each Program Year during the Term (starting with the second (2nd) Program Year), and shall then promptly provide the Management Committee with a written summary of such Technology Industry Review.

(b)Company Review. Notwithstanding Bank’s industry review pursuant to Section 5.10.3(a), Company shall have an independent right to conduct its own review of the Technology Features available in the Program [***].
(c)Technology Enhancements. Company may propose a change to the Technology Features, which Company reasonably determines will cause the Program to be competitive (“Technology Enhancement”). If Bank has offered a Company-requested Technology Enhancement to [***], Bank shall offer to implement such Company-requested Technology Enhancement for the Program, subject to the Parties’ mutual agreement as to the costs, resources, and efforts associated in connection with the offering and implementation of the Technology Enhancement and the timing of such implementation. In any case of a requested Technology Enhancement other than pursuant to the preceding clause of this Section 5.10.3(c) (each a “Program-Specific Technology Enhancement”), the Program-Specific Technology Enhancement will require approval by the Management Committee, including with respect to the costs, timing, and implementation of the Program-Specific Technology Enhancement.
5.10.4Program Innovation.
(a)During the Term, the Parties will cooperate in good faith to consider product features or Form Factors that may be used in connection with a Program Card or Account (each such feature, a “Program Innovation”).
(b)Bank shall provide Company reasonable advance written notice of, any potential Program Innovations Bank [***], whether such Program Innovation is offered by Bank directly or through a third party, unless such Program Innovation is jointly developed by Bank and another retailer and requires such Program Innovation to be exclusive to such retailer. The Parties will discuss in good faith implementing such Program Innovation for the Program, and mutually agree to the allocation of costs and the timing thereof if they decide to implement such Program Innovation, and Bank shall use commercially reasonable efforts to prioritize Company in the rollout of such Program Innovation.
5.11Sales Incentives. Company will not offer or allow its Affiliates to offer any incentives or rewards (monetary or otherwise) to employees, subcontractors, or any other Persons in connection with the taking of Program Card Applications for, or the opening or usage of, Accounts, without the prior approval of Bank (which approval shall not be unreasonably withheld, delayed or conditioned). Any such incentive programs will be subject to an annual review and approval by Bank. Company will reasonably cooperate with Bank in connection with its sales practice monitoring procedures designed to monitor sales associate conduct and activity pursuant to the Program and take appropriate actions to correct improper sales associate activity identified by Bank and reported to Company. Bank (i) acknowledges that, as of the Effective Date, Company implements an employee incentive program in connection with the taking of applications as set forth on Schedule 5.11 (Company Employee Incentive Program as of Effective Date) and (ii) agrees that Company may continue to offer such employee incentive program following the Program Launch Date on substantially the same terms as set forth on Schedule 5.11 (Company Employee Incentive Program as of Effective Date) subject to the annual review and approval set forth above.

5.12Complaints. Company will promptly refer to Bank any Cardholder complaint regarding an Account or the Program, and Bank will promptly refer to Company any Cardholder complaint regarding Company’s Tender Neutral Loyalty Program or the quality of Goods and Services. With respect to complaints received by telephone, the Parties will establish a “warm transfer” process to transfer Cardholder complaints. In addition, each Party will establish procedures that address each of the following, in each case in a manner that is timely and consistent with Applicable Law: (a) resolution of Cardholder complaints received from or on behalf of Cardholders or from any Governmental Authority; (b) provision by a Party of such information to the other Party with respect to complaints sufficient to permit such other Party to perform its obligations with respect to such complaints; and (c) escalation of such complaints as necessary to ensure proper resolution. Each Party will track complaints received by it from or on behalf of Cardholders or from any Governmental Authority in a manner that enables it to determine if it receives an inordinate amount of complaints regarding a particular matter so that such Party can (i) determine if there is a systemic issue and (ii) use commercially reasonable efforts to promptly correct problems.
5.13Firearms. The Parties agreement concerning Firearms is set forth on Schedule 5.13 (Firearms).
5.14Anti-Money Laundering and Sanctions Policies and Procedures. Bank may take any actions and make any changes to the Program required to comply with Sanctions and Anti-Corruption and AML Laws and Bank policies and procedures relating to the implementation of Sanctions and Anti-Corruption and AML Laws [***], and Company agrees to provide reasonable cooperation in connection with any audit conducted under Section 8.2, access to documents in connection therewith. However, nothing in this Section 5.14 shall be construed or interpreted to permit Bank to make any changes to Bank’s economic payments to Company and funding obligations pursuant to this Agreement (including [***] any other compensation or economics set forth in Schedule 6.1 (Compensation and other Economic Terms)).
5.15Program Card Participation in Digital Wallets. Company and Bank will comply with their respective obligations under Schedule 5.15 (Program Card Participation in Digital Wallets).
5.16Erroneous Payments. If a Party discovers that such Party has made a payment to another Party in error (excluding any adjustments or modifications to (a) [***] (or any expenses reimbursed therefrom), each as set forth in Schedule 6.1 (Compensation and other Economic Terms) and (b) the Daily Settlement Amount, which shall be governed by Section 5.5.2), such Party will promptly notify the other Party in writing. Upon discovery by the receiving Party or written notice by the paying Party with reasonable supporting documentation, the receiving Parties will promptly return the payment in error to the paying Party (in any event, within ten (10) Business Days), or, in the case of Bank as the paying Party, the Parties may agree in writing for Bank to offset the amount of such erroneous payment against any future payment made to the Company Parties. Nothing in this Section 5.16 shall be construed or interpreted to apply to any adjustments or modifications to the [***] (or any expenses reimbursed therefrom), each as set forth in Schedule 6.1 (Compensation and other Economic Terms) and (b) the Daily Settlement Amount, which shall be governed by Section 5.5.2.

Article 6

PROGRAM ECONOMICS
6.1Company Compensation. Bank shall pay DIC the compensation set forth in Schedule 6.1 (Compensation and other Economic Terms) on the frequency set forth therein. Company or DIC may invoke the dispute resolution procedures set forth herein following payment of the amounts set forth in the applicable settlement sheet. All payments pursuant to this Section 6.1 shall be made by wire transfer of immediately available funds to an account designated in writing by DIC unless otherwise agreed upon by the Parties in writing.
6.2Other Consideration. The Parties acknowledge and agree that additional economic terms are set forth in Schedule 6.1 (Compensation and other Economic Terms).
6.3Taxes. Each Party shall be responsible for all present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature and related payment and reporting obligations, including interest, penalties and additions thereto (“Taxes”), imposed by any government or other taxing authority and applicable to such Party with respect to the Program. The Parties have the rights and obligations set forth in Schedule 6.3 (Sales Tax Recovery) with respect to Sales Tax recoveries.
6.4Program Expenses. Unless otherwise specifically provided in this Agreement [***], each Party will be responsible for all costs and expenses incurred by such Party in connection with exercising its rights and complying with its obligations under this Agreement.
Article 7

EXCLUSIVITY
7.1Exclusivity.
7.1.1General. [***] (the foregoing, collectively, “Exclusive Products”).
7.1.2Exceptions. An act or omission of Company shall not violate this Section 7.1 if permitted under any exception in Section 7.2 through Section 7.4. Without limiting Section 7.1.3, nothing in this Agreement, including Section 7.1, shall restrict Company or any of its Affiliates from negotiating and entering during the Term into an agreement with a third party to market, offer and/or issue any such Exclusive Product subsequent to the Purchase Option Expiration.
7.1.3Underwriting Target Failures. Notwithstanding Section 7.1, [***].

7.2General Exceptions.
7.2.1General Exceptions.
(a)Notwithstanding the obligations set forth in Section 7.1, the Company Parties shall have the right to:
(i)[***]; provided that, prior to engaging in a process (if any) to solicit third-party proposals (“RFP Process”) for a payment product that Bank offers at the time Company plans to engage in an RFP Process (if any), Company will give Bank a reasonable opportunity to present a proposal with respect to the same, and the Parties will negotiate in good faith for an exclusive period of sixty (60) days from the date of Company’s delivery of notice of its plans to engage in an RFP Process. If Bank does not present a proposal or the Parties are unable to mutually agree on the terms and conditions upon which Bank shall offer such payment product within such sixty (60)-day period, then Company may commence discussions with a third party with respect to such payment product. If Company requests proposals from multiple parties for such payment product, Company will allow Bank to participate in the initial proposal process on the same basis, in the aggregate, and with the same information, as third parties solicited to provide proposals. The foregoing shall not restrict Company’s right to choose a provider after good faith consideration of any proposal received from Bank and good faith negotiation during the exclusive period, in Company’s sole discretion;
(ii)honor and accept all general purpose payment types that do not bear the trademark, trade name or service mark of Company, including any general-purpose consumer, business or commercial Credit Cards, debit cards, internet-only debit or credit products, gift cards, prepaid cards, or stored-value cards, regardless of Form Factor, as a merchant in payment for purchases of Goods and Services or third party goods and services by any Person from Company;
(iii)participate in promotions displaying a trademark, trade name or service mark of Company for the use of any payment products that do not bear a trademark, trade name or service mark of Company or its Affiliates, including any general-purpose consumer, business or commercial Credit Cards, debit cards, internet-only debit or credit products, gift cards, prepaid cards, or stored-value cards, BNPL Product regardless of Form Factor; provided that (x) Company’s participation in such promotions are not ongoing for more than sixty (60) consecutive days during any Program Year and (y) Company shall not participate in the promotion for the Origination of any consumer Credit Cards;
(iv)use a trademark, trade name or service mark of Company to participate in, or enter into any agreement, with respect to any payment network promotions;
(v)use a trademark, trade name or service mark of Company to participate in, or promote, the loyalty programs, rewards or other promotional benefits of another issuer’s general purpose payment product with respect to the purchase of Goods and Services, including participating, directly or indirectly, in any bankcard loyalty program (or any loyalty program, including any coalition loyalty program) through the conversion of any Tender Neutral Loyalty Program currency or any successor thereto; provided that Company Parties participation in such programs, rewards or other benefits is not ongoing for more than sixty (60) consecutive days during any Program Year; and

(vi)use a Company Mark to indicate, offer or promote the Tender Neutral Loyalty Program.
(b)[***].
7.2.2BNPL Exception. [***].
7.3Secondary Provider Program Exception. The Parties’ agreement concerning the Secondary Provider Program is set forth on Schedule 7.3 (Secondary Provider Program).
7.4Company Acquisition Exception. The Parties’ agreement concerning the Company acquisition exception is set forth on Schedule 7.4 (Company Acquisition Exception).
Article 8

SERVICE LEVEL STANDARDS; AUDIT RIGHTS; REPORTING
8.1Service Level Standards; Customer Service.
8.1.1General. Bank shall provide customer service for the Program as set forth herein. Specifically, the Parties agree to the terms set forth on Schedule 8.1.1 (Service Level Standards).
8.1.2Customer Service Operators. Bank shall provide live customer service representatives fluent in both English and Spanish. Bank shall reasonably conform its hours of operation for live operator store support and authorizations to hours of operation of Company Stores, as requested and as may be modified from time to time by Company in its sole discretion upon thirty (30) days’ prior written notice. Bank shall use commercially reasonable efforts to offer extended hours of operation for live store customer service to support certain promotional events or as reasonably requested by Company for reasons including early openings and late closing during peak periods, upon thirty (30) days’ prior written notice. Company shall have the right to monitor and provide feedback on recorded customer service calls on a scheduled, periodic basis for quality control. In the event of a Cardholder’s complaint of poor customer service, Company may, subject to Applicable Law and Bank policies and at its election, review recordings of specific customer service calls. Bank may redact Personally Identifiable Information from call recordings in accordance with Bank practices.
8.1.3IVR. The IVR for the Program shall be Company-branded and available to Cardholders twenty-four (24) hours a day, seven (7) days a week, except for periods of pre-scheduled maintenance as set forth in Schedule 8.1.1 (Service Level Standards). The IVR shall be equipped to process English-speaking and Spanish-speaking callers.
8.1.4Outsourcing. Subject to the provisions of Section 10.2.1(c), either Party may use Affiliates, third party service providers, or agents to perform any of its duties under this Agreement; provided, that (a) any such Party shall be responsible for all obligations, services and functions performed by any such third parties to the same extent as if such Party performed such obligations, services and functions itself, (b) for purposes of this Agreement any such obligations, services and functions shall be deemed to have been performed by such Party, and (c) such Party causes such third Parties to comply with all applicable provisions of this Agreement.

8.2Audit Rights.
8.2.1General Audit Rights. In addition to the other rights set forth in this Agreement, no more than once per Program Year during the Term and for one (1) year after the effective date of termination of this Agreement (or as necessary to comply with Applicable Law, a request from a Governmental Authority, or in connection with a payment dispute or compliance by such Party of its obligations under this Agreement), a Party (the “Audited Party”) shall, subject to the confidentiality provisions set forth in Article 10 (Confidentiality, Privacy and Data Security) and Article 11 (Proprietary Information; Intellectual Property), permit the other Party (the “Auditing Party”) and its agents, during normal business hours with at least thirty (30) days advance written notice, in such a manner as to minimize interference with the Audited Party’s normal business operations, to examine, audit and inspect the records, files and books of account (including nonfinancial information) under the control of the Audited Party or its Affiliates relating to (x) any calculation to be made pursuant to the terms of this Agreement and (y) the Audited Party’s performance of its obligations under this Agreement, and (b) use commercially reasonable efforts to facilitate the Auditing Party’s exercise of such right (including obtaining any consents from the Audited Party’s service providers that may be necessary or desirable to avoid a breach of any contractual obligations). The Audited Party shall use commercially reasonable efforts to deliver any document or instrument necessary for the Auditing Party to obtain such information from any Person maintaining records for the Audited Party. The cost and expense of all such examinations shall be expenses of the Auditing Party. Notwithstanding anything to the contrary contained herein, without limiting the topics subject to an audit as set forth above, the Parties shall agree upon reasonable protocols for conducting the audit and the scope of the audit, and the Audited Party shall not be required to provide the Auditing Party or any other Person with access to information or records to the extent that such access (i) is prohibited by Applicable Law; provided, however, that to the extent that access to information or records is so prohibited, the Audited Party shall notify the Auditing Party in writing regarding the Applicable Law which prohibits such access; (ii) could reasonably be expected to cause the Audited Party to be a consumer credit reporting agency as set forth in the Fair Credit Reporting Act; (iii) is to records that are legally privileged, contain trade secrets or other proprietary information that is unrelated to the Program or are subject to confidentiality obligations that do not permit disclosure; (iv) relates to Bank’s other Credit Card programs or is otherwise unrelated to the Program; or (iv) such records consist of internal systems or architecture access (provided, however, that the output of such systems may be provided). For clarity, Bank will have no obligation to provide Company or any other Person with access to any of Bank’s, its Affiliates’ or its subcontractors’ data processing centers. The Audited Party shall use commercially reasonable efforts to facilitate the maximum level of access by the Auditing Party in light of constraints under Applicable Law. Employees of the Audited Party shall be permitted to be present during the exercise by the Auditing Party of its audit and access rights under this Section 8.2.

8.2.2Cooperation with Governmental Authorities.
(a)Company acknowledges that Bank is subject to regulatory oversight by Governmental Authorities and that such Governmental Authorities have the authority to examine, audit and inspect the activities of Company and its Affiliates and, in certain instances, third party service providers, conducted pursuant to this Agreement.
(b)Company will, will cause its Affiliates to, and will use commercially reasonable efforts to cause its third party service providers to, promptly cooperate with all Governmental Authorities having jurisdiction over Bank in connection with any examination, audit or inquiry relating to the Program or this Agreement, and will reasonably cooperate with Bank in connection with any examination or audit of, or inquiry to, Bank by such Governmental Authority. Such cooperation will include, subject to the limitations set forth in Section 8.2.2(c), permitting representatives of Bank and Governmental Authorities to visit any Company offices and the offices of any of its Affiliates or third party service providers Company engages in any capacity in connection with the Program.
(c)In connection with any such examination, audit or inquiry Bank will (i) provide as much advance written notice to Company of the examination, audit or inquiry as is reasonably practicable under the circumstances, (ii) use commercially reasonable efforts to minimize disruptions to the operations and business of Company and its Affiliates and third party service providers, and (iii) reimburse Company and its Affiliates and third party service providers for any reasonable out-of-pocket expenses incurred in connection with cooperating with the examination, audit or inquiry. Company shall not be required to provide Bank or any other Person with access to information or records to the extent noted in clauses (i) through (iii) of Section 8.2.1.
(d)Company will, will cause its Affiliates to, and will use commercially reasonable efforts to cause its third party service providers performing material services for the Program or that have access to Personally Identifiable Information to, promptly comply with any guidance, recommendations or requirements of a Governmental Authority arising from any examination, audit or inquiry to the extent that guidance, recommendations or requirements are disclosed to Company; provided, that to the extent that such guidance, recommendations or requirements may not be disclosed to Company, such guidance, recommendations or requirements shall be deemed Non-Public Guidance for purposes of this Section 8.2.2(d). Further, if Bank reasonably determines that changes to policies or procedures used by Company or its Affiliates or any of its third-party service providers in connection with the Program are needed based on the results of any such examination, audit or inquiry, subject to Company’s rights under this Agreement, including for clarity under Section 4.3, Company will, will cause its Affiliates to, and will use commercially reasonable efforts to cause its third party service providers performing material services for the Program or that have access to Personally Identifiable Information to, promptly implement any changes reasonably requested by Bank; provided that, upon Company’s request, the Parties shall discuss the time period and methods by which to implement such changes, including cost effective methods with respect to Company’s efforts to implement such changes. For clarity, nothing in this Section 8.2.2(d) shall limit Company’s rights under Section 14.5.2.

8.3Reports.
8.3.1Each Party shall, at its expense, provide to the other Party the applicable reports listed in Schedule 8.3.1 (Reports) in accordance with the timing and frequency set forth therein. In addition to the reports set forth in Schedule 8.3.1 (Reports), upon mutual written agreement of the Parties (which agreement will not be unreasonably withheld, delayed or conditioned), Bank shall also provide to Company any customized reports related to the Program from time to time, and Company shall provide to Bank such additional reports as reasonably requested by Bank from time to time. Customized and additional reports requested by a Party shall be delivered within such reasonable period as may be mutually agreed to by the Management Committee and the Program Managers.
8.3.2Each Party shall adopt and maintain reasonable procedures so that, as such Party identifies changes or inaccuracies to the information provided to the other Party under this Section 8.3, it shall take reasonable steps to promptly update all such information.
8.3.3Data shared by and among Bank, Company and its third party service providers pursuant to Section 8.3.1 shall be transmitted electronically via secured, encrypted means.
Article 9

LOYALTY PROGRAM; TENDER NEUTRAL LOYALTY PROGRAM
9.1Loyalty Program.
9.1.1Subject to the provisions of this Section 9.1, the Parties will establish, maintain, and support, a program whereby Cardholders may earn rewards for opening a Program Card and making qualifying Purchases using the Program Cards (the “Loyalty Program”) throughout the Term. Certain key initial terms and conditions governing the Loyalty Program, and the initial value proposition associated with the Loyalty Program, each as of the Program Launch Date are set forth on Schedule 9.1 (Loyalty Program Value Proposition). Any modifications to the value proposition associated with the Loyalty Program shall be subject to Management Committee approval; provided, that the Party requesting changes to the value proposition shall provide the other Party with reasonable advance written notice of such proposed modifications. The Parties agree to work together to test potential enhancements to the Loyalty Program.
9.1.2With respect to the operation, maintenance, and administration of the Loyalty Program:
(a)On behalf of Company, Bank (or its third party service provider) will provide system functionality to: (i) calculate the earning of Loyalty Program currency tied to the value proposition based upon Purchases in both Company Channels and Non-Company Channels, (ii) maintain the “points bank” (i.e., record the accumulation of Loyalty Program currency, and, subject to receiving necessary redemption reporting from Company, redemption of rewards) and (iii) facilitate the tracking, lookup, and reporting of Loyalty Program currency. Such service provider used by Bank to provide system functionality for the Loyalty Program shall be considered a service provider of Bank pursuant to Section 8.1.4, Bank shall be responsible for such third party’s handling, storage, retention, use, misuse, breach, and unauthorized disclosure of any data that Bank transfers or makes available to such service provider to provide the system functionality and facilitate the management of the Loyalty Program. Bank, and not Company, is solely responsible to such service provider for payment of any fees or other compensation for the service provider to provide the system functionality.

(b)Company will (i) fulfill the rewards to Cardholders under the Loyalty Program and any soft benefits (e.g. free shipping, gift wrap) under the Loyalty Program, (ii) provide redemption reporting to Bank on an individual Account and aggregate basis, (iii) develop, in collaboration with Bank, the terms and conditions of the Loyalty Program, which will be between Company and the Cardholders (provided, that Bank shall be responsible for including the terms and conditions of the Loyalty Program with the Program Card Application or as otherwise mutually agreed), and (iv) be responsible (and liable) for, and disclose to Cardholders that Company is responsible (and liable) for the awarding and redemption of the currency provided under the Loyalty Program;
(c)The terms and conditions of the Loyalty Program and any communication, disclosures, or other materials to be provided to Cardholders, and any changes thereto, will be subject to Bank’s prior review and approval solely for compliance with Bank Applicable Law and legal and regulatory compliance risk under Bank Applicable Law (with any aspects of the Loyalty Program impacting Cardholders being considered part of the Program for purposes of this Section 9.1.2(c)). Bank may require Company to make changes to terms and conditions of the Loyalty Program and any communication, disclosures, or other materials to be provided to Cardholders that Bank reasonably determines are required to comply with Bank Applicable Law; provided, that Bank shall provide Company with reasonable advance written notice of such proposed changes, and the Parties shall meet to discuss in good faith Bank’s proposed changes; and
(d)Company and Bank shall be jointly responsible for monitoring and validating the operation of the Loyalty Program. Each Party will perform its obligations with respect to the Loyalty Program in compliance with Applicable Law. Company will provide to Bank upon Bank’s reasonable request sufficient documentation to validate that rewards under the Loyalty Program are being fulfilled. Bank will provide to Company upon Company’s reasonable request sufficient documentation to validate the calculation of the earning of the rewards under the Loyalty Program and the accumulation of Loyalty Program currency.
9.1.3Unless modified by the Parties pursuant to Schedule 6.1 (Compensation and Other Economic Terms), the Parties intend the Loyalty Program value proposition to provide value to Cardholders. Funding for the Loyalty Program value proposition and acquisition offer will be as set forth in Schedule 6.1 (Compensation and Other Economic Terms). The calculation of the value proposition’s reward rate will be mutually agreed. In addition to the meeting set forth in Schedule 6.1 (Compensation and Other Economic Terms) to discuss [***].
9.1.4Company will honor any non-expired rewards, points, discounts, rebates or other incentives accrued, issued or offered on the Back Book Assets prior to the Back Book Conversion Date and Bank will have no financial responsibility or liability with respect to such incentives rewards, points, discounts, or rebates (and such incentives, rewards, points, discounts, or rebates will not be funded from the Joint Program Fund). Existing points will be included in the Cardholder points balances under the Loyalty Program.

9.2Tender Neutral Loyalty Program. The Parties agree that Company may establish and maintain a tender neutral loyalty program (“Tender Neutral Loyalty Program”), which, if established, shall be separate and apart from the Loyalty Program; provided, however, that (a) such Tender Neutral Loyalty Program is made equally available to Cardholders in addition to the benefit offered under the Loyalty Program, and (b) the value proposition associated with the Tender Neutral Loyalty Program offered to Company’s customers (including Cardholders), taken as a whole, shall provide a lesser level of value than the value of the value proposition associated with the Loyalty Program offered in connection with the Program.
Article 10

CONFIDENTIALITY; PRIVACY AND DATA SECURITY
10.1Confidentiality.
10.1.1Limits on Use and Disclosure.
(a)Each Party shall comply with, and use commercially reasonable efforts to cause its respective Affiliates, directors, officers, employees, vendors, consultants, service providers, contractors, representatives and other authorized agents (each, a “Representative”) to comply with, the provisions of this Section 10.1.1.
(b)A Receiving Party shall: (i) keep all Confidential Information of the Disclosing Party secure and confidential; (ii) treat all Confidential Information of the Disclosing Party with the same degree of care as it accords its own Confidential Information, but in no event less than a reasonable degree of care; and (iii) implement and maintain commercially reasonable physical, electronic, administrative and procedural security measures to protect all Confidential Information of the Disclosing Party.
(c)A Receiving Party shall not use Confidential Information of the Disclosing Party except: (i) to perform its obligations or enforce its rights with respect to the Program; (ii) as expressly permitted by this Agreement; or (iii) with the prior written consent of the Disclosing Party. A Receiving Party will not disclose Confidential Information of the Disclosing Party except (A) to a Representative pursuant to Section 10.1.1(d); (B) subject to Section 10.1.2, pursuant to a subpoena, summons or other order requesting information that is issued through any judicial, executive or legislative process (“Governmental Request”) or as otherwise required by Applicable Law; (C) by Bank to a bank regulatory agency with jurisdiction over Bank; (D) subject to Article 16 (Securitization), to make all disclosures and filings associated with the securitization, participation or similar financing arrangements of the Indebtedness and required by the terms of the securitization, participation or similar financing agreements; or (E) for due diligence or other purposes in connection with significant transactions or dealings involving a Party or its Affiliates, including investments, acquisitions or financing, to other potential parties to such dealings or transactions or their professional advisors (but excluding the transaction contemplated in this Agreement with respect to the Program Assets);

provided that each such other potential party and each of their professional advisors are bound by an ethical or contractual obligation of confidentiality that are no less restrictive than the provisions of this Article 10.

(d)A Receiving Party shall use commercially reasonable efforts to: (i) limit access to the Disclosing Party’s Confidential Information to those Representatives (or third parties authorized to receive disclosure of such Confidential Information pursuant to Section 10.1.1) who have a reasonable need to access such Confidential Information in connection with the Program or other purposes permitted by this Agreement, and (ii) obtain contractual confidentiality commitments no less strict than those set forth in this Section 10.1.1 from each such Representative or third party authorized to receive disclosure of such Confidential Information pursuant to Section 10.1.1, unless such party is bound by an ethical duty of confidentiality. A Receiving Party shall be responsible for any breach of this Article 10 caused by any of its Representatives (or third parties authorized to receive disclosure of such Confidential Information pursuant to Section 10.1.1).
(e)Notwithstanding anything else contained in this Agreement, a Party will not be obligated to take any action with respect to the collection, use or disclosure of information in the Program that such Party believes in good faith would cause, or is reasonably likely to cause, any Party to violate any Applicable Law.
(f)Notwithstanding the foregoing, (A) Article 11 (Proprietary Information; Intellectual Property) and not this Article 10, will govern the use and disclosure of Company Independent Information and Program Information during the Term and any Wind-Down Period and (B) paragraph 4 of Schedule 14.10 (Liquidation Process), and not this Article 10, will govern the use and disclosure of Company Independent Information, in the case of Bank, and Program Information, in the case of Company following any Wind-Down Period.
10.1.2Governmental Requests, SEC Filings.
(a)If a Receiving Party receives a Governmental Request to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall, to the extent allowed by Applicable Law: (i) notify the Disclosing Party thereof promptly after receipt of such request; (ii) consult with the Disclosing Party on the advisability of taking steps to resist or vary such request; and (iii) if disclosure is required or deemed advisable, cooperate with the Disclosing Party in any attempt by the Disclosing Party to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information of the Disclosing Party. The Disclosing Party shall reimburse the Receiving Party for reasonable out-of-pocket expenses incurred and documented by the Receiving Party as a result of any attempt by the Disclosing Party to resist or vary the Receiving Party’s response to a Governmental Request.
(b)Each Party agrees, prior to filing any copy of this Agreement with any Governmental Authority, to consult with the other Party with respect to redacting, to the maximum extent practical and consistent with Applicable Law, portions of this Agreement. Notwithstanding the foregoing, the provisions of Section 10.1.2(a) and Section 10.1.2(b) will not apply to disclosures made by Bank to a bank regulatory agency.

(c)In addition to each Party’s obligations under Section 10.1.2, if a Party or its Affiliate intends to file this Agreement or any other documents related to the Program as an exhibit to any report or other filing with the SEC or any other Governmental Authority, such Party or Affiliate shall use all commercially reasonable efforts to obtain confidential treatment for this Agreement or such other documents, including (as applicable) filing with the Secretary of the SEC an application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, at or about the time of such filing; provided, however, that no such filing shall be deemed to violate this Section 10.1.2. Each Party shall use commercially reasonable efforts to cooperate with the other Party’s or its Affiliates’ attempts to obtain confidential treatment for this Agreement in accordance with this Section 10.1.2, and will reasonably consider all suggested redactions proposed by the non-filing Party in connection with such confidential treatment request.
10.1.3Disposition of Confidential Information.
(a)The Receiving Party shall return or destroy Disclosing Party’s Confidential Information after the Closing Date (if Company purchases or arranges for the purchase of the Program Assets) or the Liquidation Date (if Company does not purchase or arrange for the purchase of the Program Assets), including any electronic or paper copies, reproductions, extracts or summaries thereof, and will certify compliance with this Section 10.1.3 of such return or destruction by an officer of such Receiving Party.
(b)Notwithstanding paragraph (a), a Receiving Party shall not be required to return or destroy Confidential Information (i) that the Receiving Party is required to retain pursuant to the Receiving Party’s disaster recovery plan or data retention policies or internal compliance requirements, (ii) directly relating to Technology, that the Receiving Party is permitted to retain pursuant to Section 11.5, or (iii) that the Receiving Party is required to retain pursuant to Applicable Law; provided, that such Confidential Information shall be used solely to comply with such Applicable Law and only for so long as required to comply with Applicable Law. Any Confidential Information retained pursuant to this Section 10.1.3(b) shall continue to be governed by the terms of this Article 10.
10.1.4Injunctive Relief. Each Receiving Party agrees that any unauthorized use or disclosure of Confidential Information of the Disclosing Party may cause immediate and irreparable harm to the Disclosing Party for which money damages might not constitute an adequate remedy. In that event, the Receiving Party agrees that injunctive relief may be warranted in addition to any other remedies the Disclosing Party may have.
10.2Privacy and Data Security.
10.2.1Privacy.
(a)Each Party shall comply with Applicable Law, including, as applicable, all federal, state and local laws (including California laws), regarding its use and re-use, and its disclosure and re-disclosure, of Personally Identifiable Information. Each Party shall implement and maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of all such Personally Identifiable Information in accordance with Applicable Law, including, as applicable, all federal, state and local laws (including California laws) and the GLBA, to the extent such provisions apply to a Party.

(b)Each Party shall comply with the privacy policy for the Program as provided in writing by Bank to Company and as amended from time to time pursuant to this Section 10.2.1(b) (the “Program Privacy Policy”), and shall cause any Person to whom such Party provides information subject to such Program Privacy Policy to so comply. Bank may amend the Program Privacy Policy from time to time upon not less than thirty (30) days’ prior written notice to Company; provided, that, prior review and approval by the Management Committee shall be required for Bank to implement any amendment that will not be applicable to substantially all [***]. In the event Applicable Law does not permit thirty (30) days’ prior written notice to Company or the opportunity for the Management Committee to review such amendment, Bank shall provide the required notice as soon as practicable. The Parties acknowledge and agree that, throughout the Term, the Program Privacy Policy shall provide Company and its Affiliates with the maximum availability and use of Program Information under the GLBA and other Applicable Law. Bank agrees it shall not amend the Program Privacy Policy to be more restrictive as to information Bank may share with Company, or Company’s use of such shared information, except as required by Bank Applicable Law.
(c)Each Party shall ensure that any third party to whom Personally Identifiable Information is transferred or made available by or on behalf of such Party signs a written contract with the contracting Party in which such third party agrees to: (i) restrict its use of Personally Identifiable Information to the use specified in the agreement between Company or Bank and the third party (which use must be consistent with the use and disclosure of the information by such Party under this Agreement); (ii) comply with all Applicable Law and the Program Privacy Policy; and (iii) implement and maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of all Personally Identifiable Information as provided with respect to Company and Bank in this Agreement. Additionally, each Party will only transfer or make available to such third party such Personally Identifiable Information as is reasonably necessary for the third party to carry out its contemplated task.
(d)Notwithstanding the other provisions of this Agreement, a Party shall not be obligated to take any action or share any information that such Party reasonably believes in good faith would cause, or is reasonably likely to cause, any Party to violate the Program Privacy Policy or any Applicable Law, or that would cause any Party or its Affiliates, service providers or agents to become a “consumer reporting agency” for purposes of the Fair Credit Reporting Act. In the event of a change in information sharing or collection practices required under this Agreement, or a change in the Program Privacy Policy pursuant to this subsection, the Parties agree to use commercially reasonable efforts to alter the practices to transmit data contemplated in this Agreement.
(e)Nothing in this Agreement shall restrict the disclosure by Bank of information relating to its relationship with a Cardholder to a credit reporting agency (consistent with Applicable Law).

(f)If Bank or Company in its reasonable business judgment determines that either (i) the provisions of this Agreement related to the use and disclosure of information pertaining to Cardholders and Applicants, or (ii) any other applicable documents such as privacy policies and privacy guidelines, should be amended for the purpose of aligning the privacy policies and practices of Bank and Company, or assuring continued compliance with Applicable Law, then the Parties agree to discuss such concerns in good faith.
10.2.2Data Security.
(a)Company and Bank will each establish, implement and maintain an information security program (“Information Security Program”) that includes, at a minimum, the following:
(i)standards relating to privacy and security of Personally Identifiable Information that (A) are consistent with, or contain alternate standards or controls designed to address, industry information security standards, such as the NIST Cybersecurity Framework (e.g., NIST 800 series), ISO/IEC 27000-series, CIS Critical Security Controls, and Payment Card Industry Data Security Standards (with respect to Company, to the extent that Company receives “Cardholder Data” as defined under the Payment Card Industry Data Security Standards from Bank), as such industry security standards are replaced or modified from time to time, and (B) comply in all material respects with Applicable Law applying to the privacy and protection of such data (collectively, the “Security Standards”);
(ii)appropriate administrative, technical and physical safeguards reasonably designed to (A) ensure the security, confidentiality and integrity of Personally Identifiable Information; (B) protect against any anticipated threats or hazards to the security or integrity of Personally Identifiable Information; (C) protect against unauthorized access to or use of Personally Identifiable Information; and (D) ensure the proper disposal of Personally Identifiable Information;
(iii)requirements to (A) conduct a risk assessment to identify and assess reasonably foreseeable internal and external risks to the security, confidentiality, and integrity of Personally Identifiable Information and evaluate and improve, where necessary, the effectiveness of its safeguards; (B) implement appropriate access controls to limit access to Personally Identifiable Information; (C) educate and train personnel regarding information security practices and procedures, including the Security Standards and the requirements of the Party’s Information Security Program; (D) where Personally Identifiable Information must be stored on devices, encrypt all Personally Identifiable Information stored on laptops and, where technically feasible, on other portable devices and portable media; and (E) use industry standard passwords, conventions, firewalls and anti-malware measures to protect Personally Identifiable Information stored on computer systems;
(iv)an information security incident reporting process to (A) ensure that the Party has the ability, without undue delay, to address, contain and mitigate any possible risk stemming from an actual, alleged or potential unauthorized access, disclosure, compromise or theft of Personally Identifiable Information, improper handling or disposal of Personally Identifiable Information, theft of information or technology assets, and the inadvertent or intentional disclosure of Personally Identifiable Information, and (B) ensure a consistent process for identifying, reporting, investigating and closing information security incidents; and

(v)a requirement to encrypt all Personally Identifiable Information that will travel across public networks or that is transmitted wirelessly.
(b)Each Party will continually review and update its Information Security Program in a commercially reasonable manner to address newly identified or emerging security risks.
(c)Once each Program Year, and in addition when there is a material change to the other Party’s systems architecture, each Party shall have the right to request information on the other Party’s Security Standards and Information Security Program as the requesting Party deems reasonably necessary to assess the other Party’s compliance with this Section 10.2.2 (e.g., a SOC 2 Type 2 audit report with respect to Bank and with respect to the Company Parties, other reporting consistent with the Company Parties’ current reporting); provided, that each Party shall provide the other Party with written notice of any material updates to such Party’s system architecture. A Party will provide the requested information, or provide alternative information or certifications as may be reasonably suitable for assessing the other Party’s Security Standards and Information Security Program (such as policies and procedures, internal or external audit reports or self-assessments), within thirty (30) days of receipt of the other Party’s request pursuant to the foregoing sentence. The other Party will also reasonably cooperate with the requesting Party in addressing any reasonable concerns relating to possible deficiencies in such other Party’s Security Standards and Information Security Program. Each Party will cause its Affiliates, and will use commercially reasonable efforts to cause its third party service providers, in each case, to whom Personally Identifiable Information has been disclosed, to comply with the requirements of this Section 10.2.2(c) (with respect to service providers existing as of the Effective Date, to the extent allowable under such Party’s agreements with such service providers).
(d)Each Party agrees that it will maintain reasonable training programs to ensure that its employees and any others acting on its behalf are aware of and adhere to such Party’s Information Security Program for securing Personally Identifiable Information.
(e)Schedule 10.2.2(e) (Additional Security Requirements) sets forth additional security requirements applicable to Company to the extent Company, or any of its Affiliates or third-party service providers, stores, or has in its possession or control, any Program Information or Charge Transaction Data.
10.2.3Security Breach.
(a)In the event a Party (or one of its agents, subcontractors, or service providers) suffers a Security Incident (the “Breached Party”), then except as otherwise provided by Applicable Law or the Network Rules, the Breached Party shall immediately, but in no event more than twenty-four (24) hours, after discovery notify the other Party in writing (such notice, the “Security Incident Notice”) of such Security Incident. A Breached Party may delay providing the Security Incident Notice only to the extent Applicable Law or law enforcement expressly requires such delay, and in such case, the Breached Party will provide the Security Incident Notice to the non-Breached Party as soon as practicable. The non-breached Party shall have the right to suspend sharing Program Information or Company Independent Information, as applicable, with the Breached Party if such Breached Party or its agent suffers a Security Incident until such time as the cause of the Security Incident (and risk of another Security Incident) have been addressed to the sharing Party’s reasonable satisfaction.

(b)Within seventy-two (72) hours after discovery of the actual or reasonably suspected Security Incident and except as otherwise provided by Applicable Law, to the extent known the Breached Party shall provide the other Party with a detailed description (to the extent known by the Breached Party at the time) of the incident, the type of information that was the subject of the Security Incident, inclusive of each specific data element, the identity of the affected customers, and any other information the non-Breached Party may reasonably request concerning the customers or the details of the Security Incident, as soon as such information can be collected or otherwise becomes available. If a Breached Party is cooperating with law enforcement in connection with a Security Incident, then the notice referred to in the first sentence of this Section 10.2.3(b) may be delayed if required by such law enforcement.
(c)In close coordination with the non-Breached Party, the Breached Party agrees to take action immediately, at its own expense, to investigate the incident and to identify, prevent and mitigate the effects of the Security Incident, including providing an initial corrective action plan, and to carry out any recovery necessary to remedy the impact, subject to any delay occasioned by law enforcement or Governmental Authority requests. While coordinating closely with the non-Breached Party, it remains the responsibility of the Breached Party to provide an appropriate notice to the individuals that are or may be affected if the Breached Party is required by Applicable Law to provide such notice or, following consultation with the non-Breached Party, the circumstances of the Security Incident lead the Breached Party to determine that such notice is required for business or reputational reasons; provided, however, that if the Security Incident is experienced by Company and Company determines not to provide notice to Governmental Authorities or affected Cardholders, Bank may nonetheless, if required by Applicable Law, notify Governmental Authorities or Cardholders of such Security Incident and will consult with Company with respect to such notice. The Party that experienced the Security Incident will bear costs of issuing any notice to Cardholders.
10.2.4Proper Disposal of Records. In connection with any disposal of information under this Agreement, Company and Bank, respectively, will use reasonable measures designed to properly dispose of all records containing Personally Identifiable Information, whether in paper, electronic, or other form, including adhering to policies and procedures that require the destruction or erasure of electronic media containing such personally identifiable information so that the information cannot practicably be read or reconstructed. Upon reasonable notice, a Party shall provide the requesting Party a certification by an officer of compliance with this Section 10.2.4.

10.3Public Announcements.
10.3.1Subject to the forgoing, no Party shall make, or cause to be made, any press release or public announcement regarding the Program, this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned). Prior to issuing any press releases or making any public announcements concerning the Program, this Agreement or the transactions contemplated hereby, the Parties shall consult and mutually agree as to the substance and timing of such releases and announcements.
10.3.2Notwithstanding Section 10.3.1, (a) a Party shall not be required to obtain consent from the other Party with regard to press releases and other announcements as may be required by Applicable Law or the applicable rules and regulations of any stock exchange (subject to Section 10.1.2); provided, that such Party will consult with the other Party and give due consideration to concerns raised by such other Party; and (b) if the Parties consult regarding a response to a press inquiry received by any Party, but are not able to agree upon such response, a Company Party may respond if the inquiry relates to a Company Parties’ business other than participation in the Program and Bank may respond if the inquiry relates to Bank’s business; provided that in either case the Party responding shall do so in its reasonable discretion after due consideration to concerns raised by the other Party.
Article 11

PROPRIETARY INFORMATION; INTELLECTUAL PROPERTY
11.1Proprietary Information Designations.
11.1.1Common Information.
(a)The Parties acknowledge that the Cardholders are customers of both Bank and Company and, thus, that each Party has certain ownership and use rights in certain information relating to Cardholders. The Parties acknowledge that the same or similar information may be included in Company Independent Information and Program Information (such same or similar information, “Common Information”). For example, certain customer information collected pursuant to Section 11.3.1 is included in Company Independent Information and the same or similar information may be included in the Program Information. The Parties acknowledge that such customer information is Common Information. For example, Charge Transaction Data is included in Company Independent Information, and the same or similar information is included in Program Information. For the avoidance of doubt, the Parties acknowledge and agree that the examples of Common Information set forth in this Section 11.1.1(a) are illustrative and in no way limit, restrict, or exclusively define the scope of Common Information.
(b)The Parties acknowledge that Common Information is both Company Independent Information and Program Information and that, with respect to Common Information, (i) Company shall retain its ownership and use rights in such Company Independent Information, and (ii) Bank shall retain its ownership and use rights in such Program Information, subject to the limitations set forth in this Agreement.

11.2Ownership and Use of Proprietary Information.
11.2.1Company Independent Information.
(a)The Parties acknowledge and agree that Company shall own Company Independent Information. Company Independent Information is Company’s property and the Confidential Information of Company, and Bank shall limit its disclosure of such information to third parties as set forth in this Section 11.2.1, and that (i) have a need to know such information in connection with a permissible use of such information under this Agreement; and (ii) have entered into an agreement with confidentiality and data security provisions that are no less strict than the confidentiality and data security obligations of Bank under this Agreement.
(b)Bank shall keep all Company Independent Information confidential, shall not sell, license, sublicense, lease, sublease any Company Independent Information, and shall not use Company Independent Information for any purpose other than (i) to perform its obligations hereunder; (ii) subject to Section 10.1.2, pursuant to a Governmental Request; or (iii) as otherwise required by Applicable Law. Subject to Applicable Law and Company’s privacy policy, from time to time as requested by Bank, Company will provide Bank with access through a service provider (designated in writing by Company) to certain Company Independent Information, as agreed to between the Parties in the Marketing Plan or otherwise in writing (“Provided Company Independent Information”). Bank may use such Provided Company Independent Information to: (A) promote the Program, including to prescreen customers of Company for a Program Card, (B) to perform operational or risk-management functions solely as it relates to the Program, including the development and implementation of credit, risk, underwriting, collection, operations, servicing and fraud strategies and models solely for the Program, and (C) for analytics, marketing models and related reporting solely in connection with the Program (the “Permitted Uses”). Company shall be responsible for ensuring that it has obtained all appropriate consents and applied all applicable opt-outs required by Company Applicable Law or Company’s privacy policy to the Provided Company Independent Information so that Bank may use such information for the Permitted Uses.
(c)Nothing in this Article 11 is intended to grant Bank ownership rights in any Customer List or restrict or limit the Company Parties’ use of the Customer List, and the Company Parties, subject to Article 7 (Exclusivity), may use, sell, license, sublicense, lease, sublease or otherwise disclose the contents of the Customer List as it may elect in its sole discretion.
11.2.2Program Information.
(a)The Parties acknowledge and agree that Program Information is Bank’s property, and the Company Parties shall limit its disclosure of such information to third parties that (i) have a need to know such information in connection with a permissible use of such information under this Agreement; and (ii) have entered into an agreement with confidentiality and data security provisions that are no less strict than the confidentiality and data security obligations of the Company Parties under this Agreement.

(b)No Party nor its Affiliates shall sell, license, sublicense, lease, sublease any Program Information, except that Bank may sell Program Information in the ordinary course in connection with the sale of written-off Accounts or as part of a sale of the Program Assets to the Designated Purchaser, in connection with the exercise of Bank’s rights under Schedule 14.10 (Liquidation Process), or as otherwise expressly provided in this Agreement, including Article 16 (Securitization).
(c)No Party nor its Affiliates shall disclose Program Information for any purpose other than (i) as expressly permitted by this Article 11, (ii) to perform its obligations or enforce its rights with respect to the Program; (iii) as expressly permitted by this Agreement; (iv) subject to Section 10.1.2, pursuant to a Governmental Request; (v) in connection with an examination of Bank by a regulatory agency, to a Bank regulatory agency; or (vi) as otherwise required by Applicable Law. In addition, Bank has entered into, and will enter into, agreements with companies that are in the business of providing customers with electronic access to multiple financial accounts and the means to utilize financial management products and services (“Financial Aggregators”). Bank may share Program Information with Financial Aggregators pursuant to a Cardholder’s authorization and release given to Bank or the applicable Financial Aggregator so that the Cardholder can access, view, or use the information in connection with financial management products and services provided by such Financial Aggregator.
(d)Subject to Applicable Law and the Program Privacy Policy, Bank will provide Company the Program Information or access to the Program Information) set forth on Part I of Schedule 11.2.2 (Provided Program Information). Bank shall make available to the Company Parties from time to time following particular campaigns, the Program Information data elements identified in Part II of Schedule 11.2.2 (Provided Program Information) and corresponding transaction data.
11.2.3Bank Authorization to Use Program Information. Bank or Bank through its authorized agents and independent contractors (including third party service providers), shall be entitled to use Program Information solely (a) to exercise its rights and carry out its obligations hereunder, including the administration and liquidation of the Program, (b) to promote the Program and any Approved Bank Products, (c) to perform internal operational or internal risk-management functions (whether or not related to the Program, including the development and implementation of credit, risk, collections, operations, servicing and fraud strategies and models), (d) for analytics and marketing models solely in connection with the Program, (e) as required by Applicable Law, and (f) for cross-program and cross-portfolio non-marketing modeling and analysis; provided, that for such cross-program and cross-portfolio non-marketing modeling and analysis such Program Information shall be anonymized and aggregated with data from other Bank programs so as to not constitute more than [***]; provided, further, that Bank shall not provide to a participant in another Bank program (regardless of whether such program is a Credit Card program) copies of any analysis or any summary that separately identifies Company’s data or in any way associates such data with Company or allows such third party to gain any insights into the customers of the Company Parties or the Company Parties’ business.
11.2.4Company Authorization to Use Program Information. The Company Parties, or the Company Parties through their authorized agents and independent contractors

(including third party service providers), shall be entitled to use Program Information, in compliance with Applicable Law and the Program Privacy Policy, solely (a) to market Goods and Services and the Program; (b) with respect to Evaluation Data, in connection with the Designated Purchaser’s purchase of Program Assets (if any), subject to the provisions of Section 14.6; (c) in connection with the Company Parties’ participation in the Program and the exercise of the Company Parties’ rights under this Agreement; (d) for internal analytics and modeling purposes; (e) [***] and (f) as required by Applicable Law.

11.2.5Facilitating Disclosure to Third Parties.
(a)Upon Company’s request, if Applicable Law restricts the ability of a Company Party to disclose directly to a third party Program Information received from Bank pursuant to this Article 11, but Applicable Law permits Bank to disclose such Program Information to such third party, Bank agrees to work in good faith with the Company Parties to develop a means by which Bank can provide a Company Party with the benefit of Program Information (e.g., pro-privacy marketing); provided, that such use and disclosure complies with the limitations of this Agreement, and all requirements imposed by Applicable Law and the Program Privacy Policy.
(b)Nothing in this Agreement is intended to restrict a Designated Purchaser of the Program Assets from collecting information about individuals (including Cardholders) after acquiring the Program Assets in connection with a new Credit Card program operated by such Designated Purchaser, or the use or disclosure of such information or any information acquired as part of the Program Assets to the extent consistent with Applicable Law.
11.2.6Additional Rights and Obligations. Notwithstanding anything to the contrary in this Agreement, neither Bank nor the Company Parties shall have any obligation to provide the other Party with any information or data purchased, rented and/or licensed by such Party from a third party, including information used to help analyze consumer characteristics.
11.3Special Treatment of Applicant Identifying Information.
11.3.1Consumer Consent. The Program Card Applications shall contain language that provides disclosures to and obtains authorization from the Applicants that the Applicant’s name, address, email, DOB and phone number included in the Program Card Application (such information, collectively, the “Applicant Identifying Information”) is being provided by the customer directly to both Company and Bank (regardless of whether such Applicant is approved for an Account). Such Applicant Identifying Information shall be jointly owned by both Bank (as Program Information, and subject to the limitations set forth herein with respect to Program Information) and Company (as Company Independent Information). Bank will, subject to Section 11.2.5, provide to a Company Party the Applicant Identifying Information, and Bank acknowledges and agrees that such Applicant Identifying Information may be used by a Company Party as permitted by Applicable Law during and after the Term.
11.3.2Systems. Bank acknowledges that Company may desire to modify its systems to better accommodate the ability to collect information from consumers as contemplated by Section 11.3.1, and Bank shall reasonably consider requests from the Company

Parties with respect to implementing changes to the Bank System that are required as a result of such changes to the Company Systems, subject to mutually agreeable timing and cost allocation.

11.4Use of Marks.
11.4.1Use of Company Marks.
(a)Grant of License. On the terms and subject to the conditions hereof, Company hereby grants to Bank, its Affiliates and its duly authorized agents and any subsequent assignee permitted under Section 17.1, a non-exclusive right and royalty-free license to use the Company Marks as service marks in connection with the operation of the Program pursuant to and in accordance with this Agreement. Subject to Section 10.3.2, Bank and its Affiliates may, throughout the Term and any Wind-Down Period, identify Company: (i) as a client; (ii) in its securitization activities; and (iii) in order to comply with Applicable Law. Bank’s rights and royalty-free license in this Section 11.4.1(a) will survive any termination or expiration of this Agreement for the Wind-Down Period, if any, and thereafter solely for the limited purpose and duration set forth in paragraph 1(c) of Schedule 14.10 (Liquidation Process) and Section 14.11.
(b)Ownership of Company Marks.
(i)Bank acknowledges and agrees that nothing herein contained shall give to Bank any right, title or interest in any of the Company Marks (except the limited right to use the Company Marks in accordance with the terms of this Agreement), that, as between Bank and the Company Parties, the Company Marks are the sole and exclusive property of Company and its Affiliates, and that all goodwill from any and all uses by Bank of any of the Company Marks shall inure solely to the benefit of Company.
(ii)Bank shall neither raise nor cause to be raised any question concerning, or objections to, the validity of any of the Company Marks or any registration thereof or the right of use or title of Company thereto on any grounds whatsoever, and shall not aid others to do so. Bank shall not take any action or make any act of omission that may harm the reputation or goodwill of Company or any of the Company Marks (it being understood that Bank exercising its rights under this Agreement will not be deemed to be such an action or omission) and will not take any action inconsistent with the rights in the Company Marks. If at any time Bank acquires any rights in, or registration(s) or application(s) for the Company Marks by operation of law or otherwise, Bank agrees to assign such rights, registrations, and applications to Company together with any and all associated goodwill.
(c)Control of Company Marks.
(i)Written Instructions. Bank shall comply with the written specifications for the use of the Company Marks as set forth in Company’s style guide, as may be modified by Company from time to time and provided to Bank. Bank shall provide Company with such information concerning Bank’s use of the Company Marks as may reasonably be requested by Company from time to time, including information concerning the manner in which the Company Marks are being used. Bank also shall, upon Company’s reasonable request, provide Company with samples of the uses by Bank of the Company Marks.

(ii)Use; Approval. Bank (x) shall use the Company Marks on Program Cards and as agreed by the Parties in writing in Section 11.4.1(a), (y) may use the Company Marks in the ordinary course of performing services under this Agreement, including servicing the Accounts in the ordinary course and (z) shall not use the Company Marks in a manner prohibited by Applicable Law; provided, that in accordance with the review and approval process for the use of the Company Marks on Program Marketing Communications and Forms set forth in Section 3.2, Bank shall obtain the prior written consent of Company on the form of the Company Marks used on the Program Cards and used in the ordinary course of Bank performing services under this Agreement. Bank shall not use the Company Marks (A) for any purpose or use other than performing or providing services pursuant to and in accordance with this Agreement, or (B) in a manner prohibited by Applicable Law.
(iii)Infringement Proceedings. Bank shall take no action of any kind with respect to marks deemed confusingly similar to any of the Company Marks, except with the express written authorization of Company, and shall, at the request and expense of Company, cooperate in such action as Company may deem appropriate under the circumstances for the protection of the Company Marks. Notwithstanding the foregoing, it is understood and agreed that Company shall take all reasonable steps to prevent infringement of the Company Marks by any credit provider.
(iv)Bank’s Agents. Bank shall be responsible for all uses of the Company Marks by its third party agents and shall require any such third party agents to agree to be bound by the provisions of this Section 11.4.1 or provisions that are at least as protective of Company’s rights in the Company Marks as those in this Section 11.4.1.
11.4.2Use of Bank Marks.
(a)Grant of License. On the terms and subject to the conditions hereof, Bank hereby grants to the Company Parties, their duly authorized agents and any subsequent assignee permitted under Section 17.1, a non-exclusive right and license to use the Bank Marks as service marks in connection with the operation of the Program pursuant to and in accordance with this Agreement.
(b)Ownership of Bank Marks.
(i)The Company Parties acknowledge and agree that nothing herein contained shall give to a Company Party any right, title or interest in any of the Bank Marks (except the limited right to use the Company Marks in accordance with the terms of this Agreement), that the Bank Marks are the sole and exclusive property of Bank or its Affiliates, and that all goodwill from any and all uses by the Company Parties of any of the Bank Marks shall inure solely to the benefit of Bank or its Affiliates.
(ii)The Company Parties shall neither raise nor cause to be raised any question concerning, or objections to, the validity of any of the Bank Marks or any registration thereof or the right of use or title of Bank thereto on any grounds whatsoever, and shall not aid others so to do. Company shall not take any action or make any act of omission that may harm the reputation or goodwill of Bank or any of the Bank Marks (it being understood that

Company exercising its rights under this Agreement will not be deemed to be such an action or omission) and will not take any action inconsistent with the rights in the Bank Marks. If at any time a Company Party acquires any rights in, or registration(s) or application(s) for the Bank Marks by operation of law or otherwise, such Company Party agrees to assign such rights, registrations, and applications to Bank together with any and all associated goodwill.

(c)Control of Bank Marks.
(i)Written Instructions. The Company Parties shall comply with the written specifications for the use of the Bank Marks (including specifications on the form of the Bank Marks used), which specifications may be modified from time to time by Bank and provided to a Company Party. The Company Parties shall provide Bank with such information concerning the Company Parties’ use of the Bank Marks as may reasonably be requested by Bank from time to time, including information concerning the manner in which the Bank Marks are being used. The Company Parties also shall, upon Bank’s reasonable request, provide Bank with samples of the uses by the Company Parties of the Bank Marks.
(ii)Use; Approval. The Company Parties may use the Bank Marks in the ordinary course of performing services under this Agreement; provided, that approved use of the Bank Marks shall be in compliance with Section 11.4.2(c). Prior to any change by a Company Party in the use or manner of use of any of the Bank Marks, a Company Party shall submit samples of materials to Bank and obtain Bank’s written approval thereof, which approval shall not be unreasonably withheld, delayed or conditioned. The Company Parties shall not use the Bank Marks (x) for any purpose or use other than performing or providing services pursuant to and in accordance with this Agreement, or (y) in a manner prohibited by Applicable Law. As applicable and at the discretion of the Program Managers, the review and approval process contemplated under this Section 11.4.2(c)(ii) may be consolidated with the review and approval process for Program Marketing Communications under Section 3.2.1(a).
(iii)Infringement Proceedings. Company shall take no action of any kind with respect to marks deemed confusingly similar to any of the Bank Marks except with the express written authorization of Bank, and shall, at the request and expense of Bank, cooperate in such action as Bank may deem appropriate under the circumstances for the protection of the Bank Marks. Notwithstanding the foregoing, it is understood and agreed that Bank shall take all reasonable steps to prevent infringement of the Bank Marks by any credit provider.
(iv)Company’s Agents. Company shall be responsible for all uses of the Bank Marks by its third party agents and shall require any such third party agents to agree to be bound by the provisions of this Section 11.4.2 or provisions that are at least as protective of Bank’s rights in the Bank Marks as those in this Section 11.4.2.

11.5Intellectual Property; Technology.
11.5.1Intellectual Property.
(a)Right, Title, and Interest. Subject to the licenses granted to the Company Parties and Bank under Section 11.4 and the provisions of this Section 11.5, each of the Parties and their Affiliates owns and shall retain all right, title and interest in any and all rights with respect to intellectual property rights including its trade names, logos, trademarks, service marks, trade dress, internet domain names, copyrights, patents, trade secrets, know how, and proprietary technology, any other rights with respect to inventions, discoveries, improvements, know-how, formulae, algorithms, processes, technical information and other technology, whether or not subject to statutory registration or protection, and all registrations and applications therefor (“Intellectual Property”) (i) that it owns or controls prior to the Effective Date, or (ii) that may be developed, created, and/or used by it or assigned or transferred to it in the future.
(b)Use. Unless otherwise permitted under the licenses granted to the Company Parties and Bank under Section 11.4 and this Section 11.5, no Party may distribute, sell, modify, reproduce, publish, display, perform, prepare derivative works, or otherwise use any of the Intellectual Property of the other Party without the express written consent of such Party, which may be withheld in a Party’s discretion.
11.5.2Technology.
(a)Right, Title, and Interest.
(i)As between Company and Bank, Company and its Affiliates shall own exclusively all right, title, and interest in (and any Intellectual Property embodied therein): (A) any and all Technology that a Company Party or any of its Affiliates provides to Bank or any of its Affiliates or otherwise makes available for use in establishing, operating, developing, marketing or administering the Program, including any Technology provided by a Company Party or any of its Affiliates for inclusion on, or to provide functionality for, the Company Systems or the Company Website (the “Company Technology”); (B) any and all changes or other modifications made to or derivative works of Company Technology by or on behalf of any Party or any of its Affiliates (the “Company Owned Modifications”); and (C) any and all Technology created or developed by or on behalf of Company or any of its Affiliates in connection with the Program (the “Company Program Technology”).
(ii)Bank and its Affiliates shall own exclusively all right, title, and interest in (and any Intellectual Property embodied therein): (A) any and all Technology that Bank or any of its Affiliates provides to a Company Party or any of its Affiliates or otherwise makes available for use in establishing, operating, developing, marketing or administering the Program, including any Technology provided by Bank or any of its Affiliates for inclusion on, or to provide functionality for, the Company Systems, the Bank Systems or the Bank Website (the “Bank Technology”); (B) any and all changes or other modifications made to or derivative works of Bank Technology by or on behalf of any Party or any of its Affiliates (the “Bank Owned Modifications”); and (C) any and all Technology created or developed by or on behalf of (other than by a Company Party or its Affiliates) Bank or any of its Affiliates in connection with the Program (the “Bank Program Technology”).

(b)Joint Creation or Development. This Agreement shall not apply to the joint creation or joint development of Technology by Bank and the Company Parties. Bank and the Company Parties shall enter into a separate Technology development agreement if Bank and Company agree to jointly create or jointly develop Technology.
(c)Third Party Technology. To the extent that a Party incorporates Technology owned by a third party into any Technology that the Party provides to the other Party for use in the Program, the contributing Party shall secure and pay for all rights and licenses necessary for the other Party to use such third party Technology as necessary to perform the obligations and exercise the rights hereunder.
(d)Grant of License.
(i)During the Term and through the end of the Closing Date (if the Designated Purchaser purchases the Program Assets) or until the Liquidation Date (if the Designated Purchaser does not purchase the Accounts), Company, on behalf of itself and its Affiliates, hereby grants to Bank and each Bank Affiliate a limited non-exclusive, royalty-free, fully paid up, non-assignable (except in connection with a permitted assignment of this Agreement), non-sublicensable, worldwide right and license under its Intellectual Property (other than trade names, logos, trademarks, service marks, trade dress, and internet domain names) to use, reproduce, modify, create derivative works of, display (publicly or otherwise), or distribute, solely for the benefit of the Company Parties, the Company Technology, Company Owned Modifications and the Company Program Technology to the extent necessary to comply with Bank’s obligations and exercise its rights under this Agreement.
(ii)During the Term and, if the Designated Purchaser purchases the Program Assets, through the end of the Closing Date (if the Designated Purchaser purchases the Accounts) or until the Liquidation Date (if the Designated Purchaser does not purchase the Accounts), Bank, on behalf of itself and its Affiliates, hereby grants to Company and its Affiliates a limited non-exclusive, royalty-free, fully paid up, nonassignable (except in connection with a permitted assignment of this Agreement), non-sublicensable, worldwide right and license under its Intellectual Property (other than trade names, logos, trademarks, service marks, trade dress, and internet domain names) to use, reproduce, modify, create derivative works of, display (publicly or otherwise), distribute, solely for the benefit of Bank, Bank Technology, Bank Owned Modifications and Bank Program Technology to the extent necessary to comply with the Company Parties’ obligations and exercise its rights under this Agreement.
(iii)Bank shall not use the Company Technology, and the Company Parties shall not use Bank Technology, in each case, for purposes other than as necessary to perform its obligations and exercise its rights under this Agreement, except with the written authorization of the other Party. The foregoing limited licenses shall expire and terminate in their entirety at the end of the Wind Down Period (if the Designated Purchaser purchases the Program Assets) or at the Liquidation Date (if the Designated Purchaser does not purchase the Program Assets), and each licensee Party shall return to the licensor Party (or, at the licensee Party’s option, shall destroy) the licensor Party’s Technology then in the licensee Party’s possession or control; provided that a Party shall not be required to return or destroy any Confidential Information necessary for the exercise of the rights and licenses set forth in this Section 11.5.2, including the license set forth in this Section 11.5.2 and any rights in jointly owned Technology. Each Party agrees to treat the Technology of the other Party or its Affiliates licensed to such Party or its Affiliates hereunder as Confidential Information in accordance with Section 10.1.

11.5.3Each Party shall, and shall cause its Affiliates and their respective contractors, to take all actions reasonably requested by the other Party to effect any assignments of Technology (and related Intellectual Property), including executing form assignments agreements.
Article 12

REPRESENTATIONS, WARRANTIES, AND COVENANTS
12.1Bank Representations and Warranties. To induce the Company Parties to enter into this Agreement and participate in the Program, all as herein provided, Bank makes the following representations and warranties to the Company Parties, and each and all of which, (other than clause (d) of Section 12.1.2 (Corporate Power, Authorization; Enforceable Obligation) Section 12.1.5 (Claims; Legal Actions), Section 12.1.7 (Bank Applicable Law), and Section 12.1.8, which shall each be made as of the Effective Date), shall be deemed to be restated and remade on each day from the Effective Date until the Agreement Termination Date:
12.1.1Corporate Existence. Bank represents and warrants that it: (a) is an institution duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (b) is duly qualified and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its businesses require such qualification, except to the extent the failure to be so qualified or in good standing would not have a material adverse effect on its ability to conduct the Program; (c) has the requisite corporate power and authority and the legal right to own and operate its properties, to lease the properties it operates under lease, and to conduct its businesses as now conducted and hereafter contemplated to be conducted; (d) has all necessary licenses, permits, consents, or approvals from or by, has made all necessary notices to all Governmental Authorities having jurisdiction, to the extent required for such current ownership and operation or as proposed to be conducted, except to the extent that the failure to have any of the foregoing would not have a material adverse effect on its ability to conduct the Program; and (e) is in compliance with its certificate of incorporation and bylaws.
12.1.2Corporate Power, Authorization; Enforceable Obligation. Bank represents and warrants that the execution, delivery, and performance of this Agreement and all instruments and documents to be delivered thereunder: (a) is within its corporate power; (b) has been duly authorized by all necessary or proper corporate action, including the consent of shareholders where required; (c) does not and will not contravene any provisions of its certificate of incorporation or bylaws; (d) will not violate any Applicable Law or any order or decree of any Governmental Authority applicable to it, its assets, property or business; (e) will not conflict with or result in the breach of, or constitute a default under any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which it is a party or by which it or any of its assets or property are bound; and (f) does not require any filing or registration with, or the consent or approval of, any Governmental Authority, or any other Person which has not been made or obtained previously. This Agreement has been duly executed and delivered and constitutes a legal, valid, and binding obligation enforceable against it in accordance with its terms.

12.1.3Solvency. Bank represents and warrants that it is Solvent.
12.1.4No Conflicts. Bank represents and warrants that it is not in default in any material respect of any material contract, lease, agreement, or other instrument to which it is a party nor has it received any notice of default under any such material contract, agreement, lease or other instrument, in each case other than defaults which would not have, individually or in the aggregate, a material adverse effect on its ability to conduct the Program.
12.1.5Claims; Legal Actions. Bank represents and warrants that there are no claims, counter-claims, suits, arbitrations, governmental investigations or other legal, administrative or tax proceedings, nor any orders, decrees or judgments, in progress or pending or, to Bank’s knowledge, threatened that would materially impair Bank’s ability to perform under this Agreement.
12.1.6No Burdensome Restrictions. Bank represents and warrants that no contract, lease, agreement, or other instrument to which it is a party or by which it is bound materially and adversely affects its ability to conduct the Program.
12.1.7Bank Applicable Law. Bank represents and warrants that no provision of Bank Applicable Law materially and adversely affects its ability to conduct the Program.
12.1.8Adequately-Capitalized. [***].
12.1.9Intellectual Property. Bank (a) is the owner of or has the right to use the Bank Marks and all other Intellectual Property licensed by Bank to the Company Parties hereunder, and (b) has the right, power and authority to license to the Company Parties and their Affiliates and authorized designees the use of the Bank Marks and such property as set forth herein. The use of the Bank Marks and the Bank Technology, Bank Owned Modifications, Bank Program Technology, and any Technology that Bank contributes in connection with the development of any jointly owned Technology by said licensees in accordance with the licenses granted in this Agreement shall not violate any Applicable Law or infringe upon the rights of any third party. Bank represents and warrants that use of the Bank Marks in accordance with this Agreement shall not infringe any service mark, trademark or other rights of any third party.
12.1.10Compliance with Sanctions and Anti-Corruption and AML Laws. (a) Neither Bank, nor any of its Affiliates, officers, directors, or employees is a Sanctioned Person; and (b) Bank has policies and procedures reasonably designed to comply with Sanctions and Anti-Corruption and AML Laws as applicable to its performance under this Agreement, and such policies and procedures shall be applied to all activities contemplated by, arising out of, or related to, this Agreement or Program.

Except as expressly provided in this Article 12, BANK DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES, INCLUDING ANY WARRANTY AS TO TITLE, AGAINST INTERFERENCE OF ENJOYMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12.2Company Representations and Warranties. To induce Bank to enter into this Agreement and participate in the Program, all as herein provided, the Company Parties make the following representations and warranties to Bank, and each and all of which (other than Section 12.2.2(d), Section 12.2.5 (Claims; Legal Action) and Section 12.2.7 (Company Applicable Law) which shall each be made as of the Effective Date) shall be deemed to be restated and remade on each day from the Effective Date until the Agreement Termination Date:
12.2.1Corporate Existence. Each Company Party represents and warrants that it: (a) is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation and jurisdiction; (b) is duly qualified and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its businesses require such qualification, except to the extent the failure to be so qualified or in good standing would not have a material adverse effect on its ability to conduct the Program; (c) has the requisite corporate power and authority and the legal right to own and operate its properties, to lease the properties it operates under lease, and to conduct its businesses as now conducted and hereafter contemplated to be conducted; (d) has all necessary licenses, permits, consents, or approvals from or by, has made all necessary notices to all Governmental Authorities having jurisdiction, to the extent required for such current ownership and operation or as proposed to be conducted, except to the extent that the failure to have any of the foregoing would not have a material adverse effect on its ability to conduct the Program; and (e) is in compliance with its certificate of incorporation and bylaws.
12.2.2Corporate Power, Authorization; Enforceable Obligation. Each Company Party represents and warrants that the execution, delivery, and performance of this Agreement and all instruments and documents to be delivered thereunder: (a) is within its corporate power; (b) has been duly authorized by all necessary or proper corporate action, including the consent of shareholders where required; (c) does not and will not contravene any provisions of its certificate of incorporation or bylaws; (d) will not violate any Applicable Law or any order or decree of any Governmental Authority applicable to it, its assets, property or business; (e) will not conflict with or result in the breach of, or constitute a default under any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which it is a party or by which it or any of its assets or property are bound; and (f) does not require any filing or registration with, or the consent or approval of, any Governmental Authority, or any other Person which has not been made or obtained previously. This Agreement has been duly executed and delivered and constitutes a legal, valid, and binding obligation enforceable against it in accordance with its terms.
12.2.3Solvency. Each Company Party represents and warrants that it is Solvent.
12.2.4No Conflicts. Each Company Party represents and warrants that it is not in default in any material respect of any material contract, lease, agreement, or other instrument

(including any financial services arrangements with third parties), to which it is a party nor has it received any notice of default under any such material contract, agreement, lease or other instrument, in each case other than defaults which would not have, individually or in the aggregate, a material adverse effect on its ability to conduct the Program.

12.2.5Claims; Legal Actions. Each Company Party represents and warrants that there are no claims, counter-claims, suits, arbitrations, governmental investigations or other legal, administrative or tax proceedings, nor any orders, decrees or judgments, in progress or pending or, to such Company Party’s knowledge, threatened that would materially impair such Company Party’s ability to perform under this Agreement.
12.2.6No Burdensome Restrictions. Each Company Party represents and warrants that no contract, lease, agreement, or other instrument to which it is a party or by which it is bound materially and adversely affects its ability to conduct the Program.
12.2.7Company Applicable Law. Each Company Party represents and warrants that no provision of Company Applicable Law materially and adversely affects its ability to conduct the Program.
12.2.8Intellectual Property. Company (a) is the owner of or has the right to use the Company Marks and all other Intellectual Property licensed by Company to Bank hereunder, and (b) has the right, power and authority to license to Bank and its Affiliates and authorized designees the use of the Company Marks and such property as set forth herein. The use of the Company Marks and the Company Technology, Company Owned Modifications, Company Program Technology, and any Technology that Company contributes in connection with the development of any jointly owned Technology by said licensees in accordance with the licenses granted in this Agreement shall not violate any Applicable Law or infringe upon the rights of any third party. Company represents and warrants that use of the Company Marks in accordance with this Agreement shall not infringe any service mark, trademark or other rights of any third party.
12.2.9Compliance with Sanctions and Anti-Corruption and AML Laws. (a) Neither the Company Parties nor any of their Affiliates, officers, directors, or employees is a Sanctioned Person; and (b) Company has policies and procedures reasonably designed to comply with Sanctions and Anti-Corruption and AML Laws as applicable to the performance of its obligations under this Agreement, and such policies and procedures shall be applied to all activities contemplated by, arising out of, or related to, this Agreement or the Program.

Except as expressly provided in this Article 12, THE COMPANY PARTIES DISCLAIM ANY EXPRESS OR IMPLIED WARRANTIES, INCLUDING ANY WARRANTY AS TO TITLE, AGAINST INTERFERENCE OF ENJOYMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12.3Certain Covenants of Bank.
12.3.1Disaster Recovery Plan; Backups. Bank shall maintain a disaster recovery plan (which shall include a process for notifying Company Parties if such plan or related process or controls must be put into effect) which it shall test regularly (and provide evidence of its current and period testing if requested by Company), as well as systems, equipment, facilities and trained personnel that shall enable it to perform its basic obligations under this Agreement consistent with the disaster recovery plan continuously through a disaster. Subject to Article 10 (Confidentiality; Privacy and Data Security), Bank will cooperate with reasonable inquiries from Company Parties in order for the Company Parties to assess the adequacy of such disaster recovery plan. Bank will perform backups of all data, information, materials, and records it creates or stores on its systems or any system that is related to the Program. Backups must be made using reasonable commercial practices, on not less than a daily basis, and stored off-site in an alternate location. Backups must be readily accessible and Bank will promptly restore any corrupted or lost files using the most current backup media available. All backups will be disposed of in accordance with Bank’s data retention policies and Section 10.1.3.

12.3.2Bank Change in Control. In the event a Bank Change in Control occurs, subject to Section 14.4.3, Bank agrees to use commercially reasonable efforts to provide (or cause the provision of) reasonable resources such that the Change in Control shall not interfere with or adversely affect (i) the Company Parties’ rights under Article 14 (Term and Termination) as relates to DIC’s right to purchase, or arrange for a Designated Purchaser to purchase, the Program Assets and (ii) Bank’s performance of its obligations under this Agreement, including Article 14 (Term and Termination) with respect to such purchase in a timely manner and its provision of conversion assistance.
12.3.3Notices of Changes. Bank shall as soon as commercially reasonably possible notify Company of any: (a) change in the name or form of business organization of Bank, change in the location of its chief executive office or the location of the office where its records concerning the Program are kept; or (b) (i) merger or consolidation of Bank or the sale of a significant portion of its stock or of any substantial amount of its assets not in the ordinary course of business or (ii) Bank Change in Control.
12.4Certain Covenants of Company.
12.4.1Disaster Recovery Plan. Company shall maintain a disaster recovery plan (which shall include a process for notifying Bank if such plan or related process or controls must be put into effect) which it shall test regularly (and provide evidence of its current and period testing if requested by Bank), as well as systems, equipment, facilities and trained personnel that shall enable it to perform its basic obligations under this Agreement consistent with the disaster recovery plan continuously through a disaster. Subject to Article 10 (Confidentiality; Privacy and Data Security), Company will cooperate with reasonable inquiries from Bank in order for Bank to assess the adequacy of such disaster recovery plan and agrees to discuss in good faith with Bank any concerns Bank has regarding the adequacy of Company’s disaster recovery plan. Company will perform backups of all data, information, materials, and records it creates or stores on its systems or any system that is related to the Program. Backups must be made using reasonable commercial practices, on not less than a daily basis, and stored off-site in an alternate location or Company’s primary data center. Backups must be readily accessible and Company will promptly restore any corrupted or lost files using the most current backup media available. All backups will be disposed of in accordance with Company’s data retention policies and Section 10.1.3.

12.4.2Notices of Changes. Company shall as soon as commercially reasonably possible notify Bank of any: (a) change in the name or form of business organization (and will submit to Bank any updated Form W-9s or other applicable tax forms), of Company, change in the location of its chief executive office or the location of the office where its records concerning the Program are kept; (b) merger or consolidation of Company or the sale of a significant portion of its stock or of any substantial amount of its assets not in the ordinary course of business or any Company Change in Control. Company shall use commercially reasonable efforts to periodically notify Bank of the planned opening or closing of any Company Store or Company Channel; provided, that Bank acknowledges and agrees that Company’s failure to notify Bank of planned openings or closings of any Company Store or Company Channel shall not be deemed to be a breach of this Agreement by Company.
12.4.3Financial Statements. If Company is not required to publicly file its financial results, Company will provide to Bank (a) within one hundred twenty (120) days after Company’s fourth (4th) fiscal quarter, Company’s annual audited financial statements, (b) within sixty (60) days after each other fiscal quarter of Company, Company’s unaudited financial statements, and (iii) such other financial information reasonably requested by Bank to enable Bank to accurately assess Company’s financial condition.
12.4.4Reserve. The Parties agree to the terms set forth in Schedule 12.4.4 (Additional Requirements).
12.5Notification of Claims; Legal Actions. To the extent permitted by Applicable Law, each Party shall notify the other in writing within fifteen (15) days of the institution of any claims, counter-claims, suits, arbitrations, governmental investigations or other legal, administrative or tax proceedings, or any orders, decrees or judgments, in progress or pending or, to such Party’s knowledge, threatened that would materially impair such Party’s ability to perform under this Agreement.
Article 13

EVENTS OF DEFAULT; RIGHTS AND REMEDIES
13.1Bank Events of Default. The occurrence of any one or more of the events specified in this Section 13.1 (regardless of the reason therefor) with respect to Bank shall be a “Bank Event of Default”.
13.1.1Failure to Make Payments When Due. Bank shall have breached its obligations to make any payment of any undisputed amount due pursuant to this Agreement if such payment remains unpaid for a period of thirty (30) days after Company has made written demand to Bank therefor.
13.1.2Bank Representations, Warranties and Covenants. (a) Any representation and warranty of Bank in this Agreement shall fail to be true and correct in any material respect as of the date when made or reaffirmed, (b) Bank shall fail to perform its covenants as set forth in this Agreement, or any other material covenant or other material agreement contained in this Agreement, including its obligations under Section 2.3, that Bank is required to perform, and in either case, such failure shall remain uncured for a period of thirty (30) days after Company provides written notice thereof and such failure has or is reasonably expected to have a material adverse effect on Company or the Program or (c) Bank fails to comply with Section 12.1.10.

13.1.3Solvency. Bank (a) shall not be Solvent; (b) shall admit in writing its inability to pay its debts generally; (c) shall have any proceeding instituted by or against it before the Federal Deposit Insurance Corporation (or its successor) or any other Governmental Authority to place it in receivership or conservatorship; or (d) shall take any corporate action to authorize any action in connection with clause (c) of this Section 13.1.3.
13.2Company Events of Default. The occurrence of any one or more of the events specified in this Section 13.2 (regardless of the reason therefor) with respect to Company shall be a “Company Event of Default”.
13.2.1Company Representations, Warranties and Covenants. (a) Any representation, and warranty of a Company Party in this Agreement shall fail to be true and correct in any material respect as of the date when made or reaffirmed, (b) Company shall fail to perform its covenants as set forth in this Agreement, or any other material covenant or other material agreement contained in this Agreement that Company is required to perform, including its obligations under Section 2.3 and in either case, such failure shall remain uncured for a period of thirty (30) days after Bank provides written notice thereof and has or is reasonably expected to have a material adverse impact on Bank or the Program, or (c) Company fails to comply with the terms of Section 12.2.9, or Section 12.4.4.
13.2.2Solvency. Company (a) shall not be Solvent; (b) shall admit in writing its inability to pay its debts generally; (c) shall make a general assignment for the benefit of its creditors; (d) shall have any proceeding instituted by or against it seeking to adjudicate it as bankrupt or insolvent or seeking liquidation under any law relating to bankruptcy or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver or other similar official for it or for any substantial part of its property, and, in the case of any proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver or other similar official for, it or any substantial part of its property) shall occur; or (e) shall take any corporate action to authorize any of the actions set forth in clause (c) or clause (d) of this Section 13.2.2.
13.2.3Failure to Make Payments When Due. Company shall have breached its obligations to make any payment of any undisputed material amount due pursuant to this Agreement if such payment remains unpaid for a period of thirty (30) days after Bank has made written demand to Company therefor.
Article 14

TERM AND TERMINATION
14.1Initial Term. This Agreement, unless earlier terminated in accordance with its terms, shall take effect at 12:00 a.m. on the Effective Date (in accordance with Section 2.1.1(b)))

and shall remain in full force and effect for ten (10) years from the Program Launch Date (“Initial Term”).

14.2Renewal Term. This Agreement shall automatically renew for successive two (2)-year terms (each, a “Renewal Term” and together with the Initial Term, collectively, as applicable, the “Term”), unless written notice (“Non-Renewal Notice”) is given by a Party that it wishes not to renew this Agreement, in which event this Agreement shall terminate at the end of the then current Term. The Non-Renewal Notice shall be delivered by not later than [***] prior to the end of the Initial Term or any subsequent Renewal Term, as applicable.
14.3Bank Termination Rights.
14.3.1Company Event of Default. Upon the occurrence of any Company Event of Default, Bank shall have the right to terminate this Agreement, within ninety (90) days of Bank becoming aware of such Company Event of Default, by providing at least thirty (30) days’ prior written notice to Company of such termination (other than a Company Event of Default set forth in clause (c) of Section 13.2.1, which may be immediately upon notice); provided, however, that Bank shall not have the right to terminate this Agreement if a Company Event of Default occurs under Section 13.2.3 unless such Company Event of Default involves individually or in the aggregate more than [***].
14.3.2Change in Control of Company. If a Company Change in Control occurs, the provisions of Schedule 14.3.2-(i) (Company Change in Control) shall apply.
14.3.3Acquisitions; Disposition. Bank shall have the right to terminate this Agreement pursuant to Schedule 7.4 (Company Acquisition Exception) by providing sixty (60) days’ prior written notice to Company of such termination within ninety (90) days after the Parties have failed to agree on a plan as set forth in paragraph 2 of Schedule 7.4 (Company Acquisition Exception), or adjustments as set forth in paragraph 3 of Schedule 7.4 (Company Acquisition Exception).
14.3.4Bank Firearms Policy. Bank shall have the right to terminate this Agreement in accordance with Schedule 5.13 (Firearms).
14.3.5Underwriting Target Failures. Bank may terminate this Agreement in accordance with Section 7.1.3.
14.3.6Token Provider Services. Bank may terminate this Agreement in accordance with Section 5.3.2(b).
14.4Company Termination Rights.
14.4.1Bank Event of Default. Upon the occurrence of any Bank Event of Default, Company shall have the right to terminate this Agreement, within ninety (90) days after Company becomes aware of such Bank Event of Default, by providing at least thirty (30) days’ prior written notice to Bank of such termination (other than a Bank Event of Default set forth in clause (c) of Section 13.1.2, which may be immediately upon notice); provided, however, that Company shall not have the right to terminate this Agreement if a Bank Event of Default occurs under Section 13.1.1 unless such Bank Event of Default involves individually or in the aggregate more than [***].

14.4.2 Sale of Retail Services Division. Subject to each Party’s rights under Section 17.1, if Bank enters into a definitive agreement to sell the “Citi Retail Services” division (or successor or replacement thereto) of Citibank, N.A. or any portion of its Credit Card business that includes Company’s portfolio (in whole or in part) to a non-Permitted Affiliate and such sale disproportionately affects Company as compared to any of Bank’s Retail Services Division Partner-Branded Credit Card Programs, Company shall have the right to terminate this Agreement by providing sixty (60) days’ prior written notice to Bank of such termination within ninety (90) days after Company becomes aware of such event; provided, that Company’s termination right set forth in this Section 14.4.2 shall not apply to Bank’s sale of written-off Accounts in the ordinary course.
14.4.3Bank Change in Control. Upon the occurrence of a Bank Change in Control, Company shall have the right to terminate this Agreement by providing at least sixty (60) day’s prior written notice to Bank of such termination within ninety (90) days after Company becomes aware of such event pursuant to Section 12.3.2.
14.4.4Material Adverse Change. Company shall have the right to terminate this Agreement upon the occurrence of a change in the operations, assets, financial condition, business or prospects of Bank that has a material adverse effect on the ongoing operation of the Program, and remains uncured for a period of thirty (30) days after Company provides written notice thereof (unless such material adverse change is unable to be cured, in which case, Company shall not be required to provide a thirty (30)-day cure period).
14.4.5Service Level Default. Company may terminate this Agreement in accordance with Schedule 8.1.1 (Service Level Standards).
14.4.6Regulatory Capital Status. [***].
14.4.7Acquisitions. Company shall have the right to terminate this Agreement pursuant to Schedule 7.4 (Company Acquisition Exception) by providing sixty (60) days’ prior written notice to Bank of such termination within ninety (90) days after the Parties have failed to agree on a plan as set forth in paragraph 2 of Schedule 7.4 (Company Acquisition Exception).
14.4.8Underwriting Target Failures. Company may terminate this Agreement in accordance with Section 7.1.3.
14.4.9Token Provider Services. Company may terminate this Agreement in accordance with Section 5.3.2(b).
14.5Mutual Termination Rights.
14.5.1Force Majeure Event. If a Force Majeure Event has occurred pursuant to Section 17.3, the FM Notifying Party’s performance hereunder is materially prevented or impeded, and such Force Majeure Event continues for a period of more than ninety (90) days (forty-five (45) days in the cases of credit authorizations and processing of new Accounts), the non-FM Notifying Party shall have the right to terminate this Agreement while the Force Majeure Event continues by providing no less than fifteen (15) days’ prior written notice to the FM Notifying Party of such termination.

14.5.2Change in Law.
(a)Notice. Following a Change in Law, either Bank or the Company Parties (the “Requesting Party”) shall have the right, upon providing notice to the other Party (the “Other Party”) within ninety (90) days after the Requesting Party becomes aware of such Change in Law (such notice, the “Change in Law Notice”), to demand good faith renegotiation of the terms of this Agreement to agree upon modifications sufficient to mitigate such Change in Law in a manner mutually agreeable to the Parties (a “Change in Law Amendment”).
(b)Procedures. Upon receipt of a Change in Law Notice by the Other Party pursuant to Section 14.5.2(a), Bank and Company shall negotiate in good faith for a period of thirty (30) days (or such longer period upon which Bank and Company mutually agree in writing) (such period, the “Change in Law Amendment Negotiation Period”) to mutually agree upon a Change in Law Amendment. If Bank and Company do not reach mutual agreement on a Change in Law Amendment within the Change in Law Amendment Negotiation Period, either Bank or Company may request a ten (10) day extension period (or such longer period upon which Bank or Company mutually agree in writing) (such period, the “Change in Law Amendment Negotiation Extension Period”), during which the Senior Executives shall negotiate in good faith to mutually agree upon a Change in Law Amendment. The Parties acknowledge their mutual intention that any Change in Law Amendment should be narrowly tailored to mitigate the relevant Change in Law and, to the extent practicable and commercially reasonable under the circumstances, minimize disruption to the Program and the Other Party’s rights and obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, each of Bank and the Company Parties shall have the right in its sole discretion to determine whether to enter into a Change in Law Amendment, as long as such Party negotiates in good faith. If Bank or the Company Parties do not reach mutual agreement on a Change in Law Amendment within the Change in Law Amendment Negotiation Period (or, if requested, the Change in Law Amendment Negotiation Extension Period), the affected Party shall have the right to terminate this Agreement within sixty (60) days after the last day of the Change in Law Amendment Negotiation Period (or, if requested, the Change in Law Amendment Negotiation Extension Period) by providing at least thirty (30) days’ prior written notice to the unaffected Party unless the unaffected Party agrees to (i) compensate the affected Party in an amount and manner sufficient to mitigate such Change in Law, as determined by the affected Party in its sole discretion, and/or (ii) waive performance of the affected Party’s obligations as requested by the affected Party.
14.5.3Failure to Purchase Back Book Assets; Other Termination Prior to Conversion.
(a)Either Party may terminate this Agreement upon written notice to the other Party if the purchase of the Back Book Assets has not been completed pursuant to the terms of the Back Book Purchase Agreement by [***] (or such other date as mutually agreed to by the Parties). Such event shall not constitute a Bank Event of Default or a Company Event of Default.

(b)This Agreement shall terminate automatically if the Back Book Purchase Agreement terminates prior to the Back Book Assets Closing Date.
(c)In the event a termination pursuant to this Section 14.5.3 occurs after Bank has commenced issuing Accounts pursuant to Section 2.4.1(b), the following shall apply:
(i)Bank will have the rights set forth in paragraph 1 of Schedule 14.10 (Liquidation Process) (except not the rights in paragraph 1(d) or paragraph 1(e) of Schedule 14.10 (Liquidation Process)) with respect to such Accounts, subject to the restrictions set forth in paragraph 1 of Schedule 14.10 (Liquidation Process) [***]; and
(ii)For up to one hundred eighty (180) days following the termination date (until all Accounts have been dispensed with pursuant to paragraph 1 of Schedule 14.10 (Liquidation Process)), (a) Company will continue to accept the Private Label Cards for the purchase of Goods and Services, (b) the Loyalty Program and the rights and obligations of the Parties under this Agreement with respect thereto will continue, (c) Bank may (i) continue to communicate with Cardholders in connection with the servicing, billing and collection of Accounts consistent with the terms of this Agreement as required by Bank Applicable Law and (ii) communicate with Cardholders regarding any rights undertaken pursuant to paragraph 1 of Schedule 14.10 (Liquidation Process), and (d) Bank shall continue to service Accounts and (e) the Parties’ payment and expenses allocation set forth in Section 9.1 and payment obligations of Bank, including as set forth in Schedule 6.1 (Compensation and Other Economic Terms), shall continue;
(d)Beginning ninety (90) days after termination of this Agreement pursuant to this Section 14.5.3, Company may engage in general solicitations in connection with any new Credit Card program, including by use of the Customer List.
(e)Except for a termination pursuant to this Section 14.5.3, any termination of the Agreement by a Party initiated between (x) the date when cardholders of the Credit Card accounts issued by the Previous Issuer pursuant to the program agreement between Company, DIC and the Previous Issuer are first notified (whether such notice is provided by the Previous Issuer or Bank) of the change in ownership of those accounts to Bank (it being understood that press releases or similar public announcements issued with respect to the transactions contemplated by this Agreement or the Back Book Purchase Agreement will not be considered a notification of change of ownership of accounts), and (y) the Back Book Conversion Date will become effective upon the later of (i) the date provided in the section governing the applicable termination right, and (ii) the day after the Back Book Conversion Date.
14.6Effect of Agreement Expiration or Termination.
14.6.1DIC Portfolio Evaluation Option. Notwithstanding anything to the contrary contained in this Agreement or in any other contract or agreement between a Company or any of its Affiliates and Bank or any of Bank’s Affiliates, prior to the expiration or early termination of this Agreement for any reason, (other than termination pursuant to Section 14.5.3), DIC shall have the option to evaluate whether to purchase or arrange for a third party to purchase the Program Assets (DIC or such third party, a “Potential Purchaser”), exclusive of any Accounts that have been previously written off, or should have been written off in accordance with Bank’s standard policies and Applicable Law, free and clear of all liens, encumbrances, claims, third party rights, mortgages, restrictions, security interests or other similar kind of right (such option to purchase the Program Assets, the “DIC Purchase Option”). The Company Parties shall have the right to evaluate the Program Assets upon the occurrence of any of the following events (each, an “Evaluation Event”):

(a)either Bank or Company delivers an Early Termination Notice pursuant to Section 14.3, Section 14.4, Section 14.5.1, or Section 14.5.2;
(b)[***] prior to the end of the Initial Term; and
(c)[***] prior to the end of any Renewal Term.
14.6.2Evaluation Data.
(a)Upon the occurrence of an Evaluation Event, Bank shall promptly, following DIC’s request (which, (i) if Company issued the Early Termination Notice, such request must occur concurrently with Company’s delivery of an Early Termination Notice, or (ii) such request must occur [***] prior to the end of the Initial Term or Renewal Term, as applicable), provide the Company Parties with the data described in Schedule 14.6.2(a) (Evaluation Data) and any updates relating thereto (the “Evaluation Data”); provided, that in the event of an Evaluation Event pursuant to Section 14.6.1(a) in which Bank delivers an Early Termination Notice, Bank’s delivery of an Early Termination Notice shall constitute Company’s request for purposes of this Section 14.6.2(a).
(b)Bank shall provide Evaluation Data to DIC as soon as reasonably practicable after DIC’s request following an Evaluation Event in accordance with Section 14.6.2(a), but in any event, within thirty (30) days of receipt of such request, or in the event of an Evaluation Event pursuant to Section 14.6.1(a), within thirty (30) days of Bank’s delivery of such Early Termination Notice. Company shall obtain a customary confidentiality agreement, in a form of which is set forth in Exhibit D (Form of Confidentiality and Non-Disclosure Agreement) (“Customary NDA”) from any third party Potential Purchaser to which Evaluation Data is provided, prior to providing such Evaluation Data, and Bank shall be made a third party beneficiary. The Parties agree to review the form of the Customary NDA on an annual basis to determine whether any updates are needed to such Customary NDA. As further described in Schedule 14.6.2(a) (Evaluation Data), the Company Parties may share the Evaluation Data provided to Company under this Section 14.6.2 with up to [***] Potential Purchasers and Representatives of the Company Parties for the sole purpose of evaluating a potential purchase of the Program Assets.
14.6.3Continued Operation of the Program. The Parties acknowledge and agree that certain functions of the Program shall continue beyond the Agreement Termination Date through the later of the Closing Date and the Purchase Option Expiration Date (the “Wind-

Down Period”). Upon commencement of and during the Wind-Down Period, Bank shall continue to perform its obligations under this Agreement, including, continuing to: (a) originate new Accounts; (b) approve credit on existing Accounts; (c) service Accounts; (d) perform its obligations in connection with the Loyalty Program; (e) fund and use existing funds in the Joint Program Fund and (f) pay compensation and comply with the other economic terms each as set forth in Schedule 6.1 (Compensation and Other Economic Terms). Upon commencement of and during the Wind-Down Period, Company shall continue to perform its obligations under this Agreement, including: (i) promote the Program in all Company Channels; (ii) acquire Accounts; (iii) process Purchase transactions; and (iv) perform its obligations in connection with the Loyalty Program.

14.7Purchase Option.
14.7.1DIC Purchase Option Election.
(a)In the event that DIC determines not to pursue a purchase of the Program Assets at any time following the Evaluation Event and until the last day upon which Company may issue an Exercise Notice under Section 14.8.1, DIC shall provide Bank with a written notice of no interest (“No Interest Notice”).
(b)If DIC provides an Exercise Notice in accordance with Section 14.8.1, Bank and DIC shall in good faith, use commercially reasonable efforts to consummate the purchase of the Program Assets in accordance with the terms of this Agreement (including terms of a purchase agreement contemplated under Section 14.8) at a price determined in accordance with Section 14.8.3. DIC shall notify its Designated Purchaser (unless DIC is the Designated Purchaser) of DIC’s expectation that the Designated Purchaser shall in good faith use commercially reasonable efforts to consummate the purchase of the Program Assets at a price determined in accordance with Section 14.8.3. Bank will provide such Designated Purchaser with the information set forth on Schedule 14.7.1(b) (Diligence File Information) within thirty (30) days of the Exercise Notice, and no later than thirty (30) days from the delivery of a written request by such Designated Purchaser to Bank, Bank will provide such Designated Purchaser with commercially reasonable access to additional information relating to the Program Assets that is customary for due diligence investigations with respect to transactions of the size and nature contemplated by the acquisition of the Program Assets at times and in a manner to be determined by Bank (in its commercially reasonable discretion); provided that Bank will not be required to share any of the information provided pursuant to this Section 14.7.1(b) (or on Schedule 14.7.1(b) (Diligence File Information) with such Designated Purchaser unless and until such Designated Purchaser executes a separate confidentiality agreement with Bank.
14.7.2No Purchase. If a Purchase Option Expiration Date occurs, the Program shall be liquidated pursuant to the provisions of Schedule 14.10 (Liquidation Process); provided, however, that nothing in this Section 14.7.2 shall be construed as limiting or relieving the obligation of Bank and DIC (and any Designated Purchaser) to use commercially reasonable efforts to consummate the purchase of the Program Assets after delivery of an Exercise Notice. For the avoidance of doubt, as long as DIC uses commercially reasonably efforts to consummate such purchase, DIC shall not be liable for a Designated Purchaser’s failure for any reason to purchase the Program Assets and in no event shall DIC be obligated to purchase the Program Assets for itself unless otherwise agreed in writing by DIC.

14.8Purchase Mechanics.
14.8.1Exercise Notice.
(a)Following an Evaluation Event, DIC shall notify Bank in writing of DIC’s intent to pursue the purchase of the Program Assets, naming therein one Person from among the Potential Purchasers as the designated purchaser (which may be DIC) (“Designated Purchaser”) no later than [***] after occurrence of the Evaluation Event (“Exercise Notice”).
(b)In connection with the sale of the Program Assets, as expeditiously as practicable after DIC has provided an Exercise Notice to Bank, Bank, and the Designated Purchaser shall negotiate in good faith, execute and deliver all necessary agreements, instruments and other documentation customary for a transaction of this kind, including a purchase and sale agreement, which agreement may require each of Bank and a Designated Purchaser to agree to certain representations, warranties, covenants, indemnities, transition services and other terms and conditions usual and customary for a transaction of this kind, and Bank will (i) keep the Company Parties apprised of such negotiation, including, to the extent permitted by Bank’s confidentiality obligations, the status of such negotiation, conversion date, purchase price and termination rights and (ii) negotiate in good faith such that the purchase agreement with the Designated Purchaser will permit Bank to disclose the status, conversion date, purchase price and termination rights in the purchase agreement. All such agreements shall be in a form reasonably acceptable to Bank and the Designated Purchaser.
(c)Bank shall in good faith use commercially reasonable efforts to (and Company shall in good faith use commercially reasonable efforts to cause Designated Purchaser to) consummate the sale and simultaneous conversion of the Program Assets (the “Closing Date”) no later than the Agreement Termination Date, or in the event of Early Termination, [***] after DIC has provided Bank with its Exercise Notice; provided, that in the event the Closing Date fails to occur within the period set forth in Section 14.8.1, conversion assistance will continue to be provided during the Extension Period, or until the end of the extended Closing Date.
(d)Notwithstanding paragraph (c),
(i)if the Closing Date would occur on a date between October 15 of a given calendar year and January 15 of the following calendar year (the “Blackout Period”), the Closing Date (and the obligations under Section 14.6.3) may be extended to a date not to exceed thirty (30) days following the end of the Blackout Period, at DIC’s or Bank’s request (or for such longer period as may be mutually agreed in writing by DIC and Bank);
(ii)if DIC and the Designated Purchaser are unable to obtain regulatory approval for the purchase of the Program Assets within the contemplated timeframe, DIC shall have the right to request an extension of the applicable Closing Date (and the obligations under Section 14.6.3 and for a period of up to [***] (or such longer period as may be mutually agreed by DIC and Bank) for DIC and the Designated Purchaser to obtain regulatory approval; and

(iii) if DIC determines that a Designated Purchaser is unlikely to execute a purchase agreement or if the Designated Purchaser fails to purchase the Program Assets and the purchase and sale agreement between Bank and the Designated Purchaser terminates due to the Designated Purchaser’s failure to purchase the Program Assets or the failure of the conversion of the Program Assets to occur by the date set forth in the purchase and sale agreement, and DIC desires to arrange for another Designated Purchaser (“Replacement Designated Purchaser”) to purchase the Program Assets, DIC shall have the right to request an extension of the Closing Date (and the obligations under Section 14.6.3) for a period of up to [***] (or such longer period as may be mutually agreed by Company and Bank) for the Replacement Designated Purchaser to consummate the purchase of the Program Assets.
(e)In any event, Bank shall and DIC shall cause the Designated Purchaser to in good faith use commercially reasonable efforts to expeditiously take all such additional actions as may be reasonably required in order to consummate the purchase of the Program Assets as contemplated by this Section 14.8.1 in a manner that minimizes any adverse impact on the Program or Cardholders.
14.8.2Purchase Option Expiration Date. In the event that any of the following events may occur, subject to Section 14.8.1, the DIC Purchase Option shall expire upon the date on which the earliest of such events may occur (“Purchase Option Expiration Date”):
(a)DIC issues a No Interest Notice,
(b)the time period for DIC to issue an Exercise Notice under Section 14.8.1 has expired without DIC issuing such Exercise Notice,
(c)the time period for the Designated Purchaser to consummate the purchase of the Program Assets under the purchase agreement(s) (and any extension thereof under Section 14.8.1(d)) has expired and the Designated Purchaser has not consummated such purchase as set forth in this Section 14.8; or
(d)Designated Purchaser fails to purchase the Program Assets on the Closing Date and the Parties and the Designated Purchaser fail to reach mutual agreement on a Closing Date extension.
14.8.3Purchase Price. The purchase price for the Program Assets shall be [***] (the “Purchase Price”).
14.9Conversion Assistance.
14.9.1General. Following the entry of Bank and the Designated Purchaser into the purchase and sale agreement, Bank will, subject to the terms thereof, provide customary conversion data files, data dictionaries, and commercially reasonable access to Bank’s portfolio conversion experts and a project manager experienced in portfolio de-conversions, and facilitating access or interaction between the Designated Purchaser or its third party vendors, as applicable, and Bank’s third party vendors.

14.9.2Account Numbers. [***].
14.9.3Conversion Costs. Each Party shall bear its own costs associated with the sale and conversion of the Program Assets.
14.10Liquidation Process. The Parties additional rights and remedies following the Purchase Option Expiration Date shall be as set forth in Schedule 14.10 (Liquidation Process).
14.11Communication with Cardholders.
14.11.1If the Designated Purchaser does not purchase the Accounts, then each Party shall provide the other Party with prior written notice of all communications with Cardholders or press releases, in each case regarding the termination of this Agreement and the Program, for the other Party’s review and written approval (which approval shall not be unreasonably withheld, conditioned or delayed); provided, that nothing in this Section 14.11 will be interpreted to prohibit Bank from sending Customer Communications required by Applicable Law or communications in the ordinary course of servicing the Accounts (except to the extent such communications reference the termination of the Program, in which case, Bank shall be required to obtain Company’s prior written approval (which such approval shall not be unreasonably withheld, conditioned or delayed)). Notwithstanding the foregoing, (a) any such communications with Cardholders pursuant to this Section 14.11 shall not refer to Company or a new Company credit program in a negative or derogatory manner, and (b) Bank shall not use Company Marks (but may use Company’s name in the nominative sense) in connection with any changes to the Credit Terms.
14.11.2If Company or the Designated Purchaser purchases the Program Assets, following the Closing Date, Bank shall have no residual rights in such Program Assets. Bank and its Affiliates may not utilize the list (including any derivations) of Cardholders to market or otherwise specifically target market based on the prospect’s status as a Cardholder any other Credit Card or other financial product or service to such Cardholders for any purpose without Company’s prior written consent, which may be withheld in Company’s sole discretion.
14.12Future Company Programs. Nothing in this Agreement shall be deemed to prohibit Company, following the Purchase Option Expiration Date, from entering into any other agreement for a Credit Card program similar to the Program with any other Credit Card issuer or other party, to become effective no earlier than the Liquidation Date, regardless of whether Company has issued its Exercise Notice. Company may engage in general solicitations in connection with any new Credit Card program, including by use of the Customer List with respect to the Loyalty Program.
14.13Effect of Termination on Loyalty Program.
14.13.1Company shall have the right to continue operation of the Loyalty Program in connection with a future Credit Card program or as a tender neutral program. Bank and Company shall cooperate to implement an orderly transition of the operational functions of the Loyalty Program from Bank to Company, the Designated Purchaser, or their designated partner. Each Party shall bear its own costs associated with transition of the operational functions from Bank to Company, the Designated Purchaser, or their designated partner. Company will honor all Cardholder rewards earned or fulfilled through their expiry and will provide appropriate notice to Loyalty Program participants of the termination or any material modification of the Loyalty Program.

14.13.2With respect to Accounts retained by Bank after the Purchase Option Expiration Date, Bank shall (a) at Company’s reasonable request, provide notice of its plans and consult with Company regarding the discontinuance of the Loyalty Program; and (b) provide reasonable notice to Cardholders of the discontinuance the Loyalty Program by the end of the Soft Landing Period.
Article 15

INDEMNIFICATION
15.1Indemnification by Company. Company agrees to indemnify, defend and hold harmless Bank, its Affiliates, and the shareholders, employees, officers, and directors of each of Bank and its Affiliates, from and against any and all Indemnified Losses to the extent such Indemnified Losses arise out of, are connected with, or result from the items referenced below.
15.1.1(a) any defect in Goods and Services purchased with a Program Card or the failure of Goods and Services purchased with a Program Card to comply with Applicable Law and (b) any products and services offered or sold through Company Channels, including any advertising or documentation related thereto (including advertising via Statement Communications), offered or sold through Company Channels to Cardholders (other than to Accounts).
15.1.2any transaction, contract, understanding, promise, representation or relationship, actual, asserted, or alleged, between Company and any Cardholder relating to Goods and Services or the sale thereof;
15.1.3any false or misleading representation by Company to a Cardholder or Applicant (other than at the written direction or instruction of Bank) relating to an Account;
15.1.4any breach by a Company Party of any of the terms, covenants, representations, warranties, or other provisions contained in this Agreement;
15.1.5the failure by Company to comply with Company Applicable Law in connection with its business generally or its obligations under this Agreement, including its obligations under Section 2.3 and Section 3.2.1.
15.1.6any other act, or omission where there was a duty to act, by Company or its respective Affiliates, employees, officers, directors, shareholders, agents or licensees or any service providers or independent contractors relating to the Program, an Account (including a Recovery Account), a Cardholder, an Applicant or Indebtedness;

15.1.7infringement of the Intellectual Property of a third party by the Company Technology, Company Owned Modifications, Company Program Technology, and any Technology that Company contributes in connection with the development of any jointly owned Technology;
15.1.8the operation of a Secondary Provider Program by a Person other than Bank, excluding any breach by Bank of its obligations under this Agreement in connection with such Secondary Provider Program;
15.1.9the unauthorized use or disclosure of any Program Information provided by Bank to Company or any third party at Company’s request;
15.1.10a Security Incident suffered by Company or its Affiliates, agents, employees, subcontractors or vendors;
15.1.11Bank’s use of the Company Marks in accordance with the terms of this Agreement;
15.1.12any Tender Neutral Loyalty Program; or
15.1.13the Loyalty Program, other than Bank’s obligations regarding the Loyalty Program set forth in Section 9.1.2(a) and Section 15.2.13;

provided, however, that in no event shall a Company Party be obligated to indemnify Bank under this Section 15.1 against any Indemnified Losses to the extent such Indemnified Losses result from (a) the willful or negligent acts or omissions of Bank, or (b) any act or omission taken by Company that would be indemnifiable by Bank pursuant to Section 15.2.13.

15.2Indemnification by Bank. Bank agrees to indemnify, defend and hold harmless the Company Parties, their respective Affiliates, and the shareholders, employees, officers, and directors of each of the Company Parties and their respective Affiliates, from and against any and all Indemnified Losses to the extent such Indemnified Losses arise out of, are connected with, or result from the items referenced below.
15.2.1the failure of the Program to comply with Bank Applicable Law or the Network Rules except to the extent failure of the Program to comply with Bank Applicable Law or the Network Rules was caused by Company’s failure to comply with (i) its obligations in this Agreement, including Section 2.3.2, or (ii) instruction or direction provided by Bank pursuant to Section 2.3.1(b) or Section 2.3.4;
15.2.2any credit or other products and services, including Bank Products, and any documentation related thereto (other than those related to the Program), offered or sold by Bank, or its agents and independent contractors, to Cardholders;
15.2.3any transaction, contract, understanding, promise, representation or relationship, actual, asserted, or alleged, between Bank and any Cardholder relating to an Account (other than for the sale of Goods and Services) (including in connection with the origination, servicing, collection and recovery of the Accounts and Program Cards);

15.2.4any and all descriptions of the Program, including its terms and conditions, in any advertising, promotions and marketing programs, documents or materials relating to the Program the content, presentation and delivery of which have been approved in writing by Bank prior to their use, so long as such materials were used in accordance with Bank’s approval;
15.2.5any breach by Bank of any of the terms, covenants, representations, warranties or other provisions contained in this Agreement;
15.2.6any other act, or omission where there was a duty to act, by Bank or its employees, officers, directors, shareholders, agents or licensees or any independent contractors hired by Bank relating to an Account (including a Recovery Account), a Cardholder, an Applicant or Indebtedness;
15.2.7infringement of the Intellectual Property of a third party by Bank Technology, Bank Owned Modifications, Bank Program Technology, and any Technology that Bank contributes in connection with the development of any jointly owned Technology;
15.2.8materials approved by Bank under Section 3.2.1(a) that failed to comply with Bank Applicable Law;
15.2.9Bank’s and its service provider’s performance of the Loyalty Program obligations set forth in Section 9.1.2(a);
15.2.10unauthorized use or disclosure by Bank of any Company Independent Information provided by a Company Party to Bank or of any Program Information;
15.2.11a Security Incident suffered by Bank or its Affiliates, agents, employees, subcontractors or vendors;
15.2.12any actions or omissions taken by a Company Party in the manner instructed or directed by Bank with respect to the Program’s compliance with Bank Applicable Law, as required under Section 2.3.2 or in compliance with the Expectations, except where Company Party would have been otherwise required to take such action (or refrain from acting) absent such request or direction; or
15.2.13any changes to the Program made by Bank pursuant to Section 4.3.1(b) and Section 5.14;

provided, however, that in no event shall Bank be obligated to indemnify a Company Party under this Section 15.2 against any Indemnified Losses to the extent such Indemnified Losses result from the willful or negligent acts or omissions of a Company Party.

15.3Notice. If a Party receives notice of any Third Party Claim for which indemnification may be available under this Agreement (the “Indemnified Party”), the Indemnified Party must promptly notify the other Party (the “Indemnifying Party”) in writing of the Third Party Claim, including, if possible, the amount or estimate of the amount of liability arising from it. The Indemnified Party shall use its commercially reasonable efforts to provide notice to the Indemnifying Party no later than five (5) Business Days after receipt by the Indemnified Party in the event a suit or action has commenced, or thirty (30) days under all other circumstances; provided, however, that the failure to give such notice shall not reduce or otherwise affect the obligation of an Indemnifying Party to indemnify the Indemnified Party except to the extent the Indemnifying Party is materially prejudiced by such failure.

15.4Right to Defend Third Party Claims; Coordination of Defense. The Indemnifying Party shall have the right to defend any such Third Party Claim at its expense and in the name of the Indemnified Party, and shall select the counsel for the defense of such Third Party Claim as approved by the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed, and shall reasonably cooperate with the Indemnified Party in the conduct of the defense against such Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to defend any such Third Party Claim if: (a) it refuses to acknowledge fully its obligations to the Indemnified Party (but only as to the obligations specific to the Indemnifying Party in the event a Third Party Claim gives rise to indemnification obligations of more than one (1) Party); (b) it contests (in whole or in part), its indemnification obligations (but only as to the obligations specific to the Indemnifying Party in the event a Third Party Claim gives rise to indemnification obligations of more than one (1) Party); (c) it fails to employ appropriate counsel approved by the Indemnified Party to assume the defense of such Third Party Claim or refuses to replace such counsel upon the Indemnified Party’s reasonable request, as provided for herein; (d) the Indemnified Party reasonably determines that there are issues which could raise possible conflicts of interest between the Indemnifying Party and the Indemnified Party or that the Indemnified Party has claims or defenses that are separate from or in addition to the claims or defenses of the Indemnifying Party; or (e) such Third Party Claim seeks an injunction, cease and desist order, or other equitable relief against the Indemnified Party. In each such case described in clauses (a) through (e) above, the Indemnified Party shall have the right to direct the defense of the Third Party Claim and retain its own counsel, and the Indemnifying Party shall pay the cost of such defense, including reasonable attorneys’ fees and expenses; provided, that in the case of a conflict of interest, each Party shall be entitled to participate in directing the defense of the Third Party Claim. The Parties agree to cooperate in good faith to coordinate the defense of any Third Party Claim that may give rise to indemnification obligations of more than one (1) Party or that may include allegations that are not subject to indemnification.
15.5Indemnifying Party Election. If the Indemnifying Party elects and is entitled to compromise or defend such Third Party Claim, it shall within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party shall, at the expense of the Indemnifying Party, reasonably cooperate in the defense of such Third Party Claim. In such case, the Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it. Except as provided in Section 15.4 and Section 15.9, the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.
15.6Settlement of Claims. The Indemnifying Party shall have no obligation to pay the monetary amount of the settlement of any Third Party Claim entered into by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). Notwithstanding the Indemnifying Party’s right to direct the defense against any Third Party Claim, the Indemnifying Party shall not have the right to compromise or enter into an agreement settling any Third Party Claim which imposes liability or obligations on or involves an admission of the Indemnified Party without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnifying Party may, upon prior written notice to and consultation with, the Indemnified Party, compromise or enter into a settlement agreement that involves solely the payment of money by the Indemnifying Party; provided that such settlement includes a complete, unconditional, irrevocable release of the Indemnified Party with respect to such Third Party Claim.

15.7Subrogation. The Indemnifying Party shall be subrogated to any Third Party Claims or rights of the Indemnified Party as against any other Persons with respect to any amount paid to the Indemnifying Party under this Article 15. The Indemnified Party shall reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the assertion by the Indemnifying Party of any such claim against such other Persons.
15.8Indemnification Payments. Amounts owing under this Article 15 shall be paid promptly upon written demand for indemnification containing in reasonable detail the facts giving rise to such liability.
15.9Apportionment of Costs. The Parties recognize and acknowledge that Third Party Claims may be made as part of an action, suit, investigation or proceeding that may give rise to the indemnification obligations of more than one Party or that may include allegations that are not subject to indemnification, and the Parties agree that they shall cooperate in good faith to fairly apportion the Indemnified Losses relating to such Third Party Claims. Indemnified Losses incurred in defending Third Party Claims shall be apportioned to the respective Party who has responsibility for each specific Third Party Claim, but only to the extent that those Indemnified Losses directly arise from such Third Party Claim.
15.10Limitation on Liability.
15.10.1In no event shall Bank or the Company Parties be liable to the other for (a) any indirect, punitive, special or consequential losses or (b) lost profits and/or lost business relationships/opportunities with third parties, that the other Party incurs or claims to have incurred arising out of this Agreement; provided, however, that these limitations shall not apply with respect to a Party’s (i) gross negligence, willful misconduct or fraud, (ii) breach of Article 10 (Confidentiality, Privacy and Data Security) or Article 11 (Proprietary Information; Intellectual Property), (iii) infringement of licensed marks or (iv) indemnification obligations with respect to Third Party Claims.
15.10.2Except as provided herein, there are no express or implied warranties, including the implied warranties of merchantability and fitness for a particular purpose, respecting the services and/or other products sold or provided by a Party pursuant to this Agreement.

Article 16

SECURITIZATION

Bank and its Affiliates may securitize, participate or otherwise convey or transfer an interest in, or pledge or create a lien in respect of, any or all of the Accounts and/or Indebtedness at any time during the Term; provided, however, that (a) Bank shall not purport to grant any rights under this Agreement to a third party in connection with any such securitization or other financing transaction (including the right to use Company Marks), nor shall any third party have any recourse against a Company Party or its Affiliates with respect to any such securitization or other financing transaction, (b) Bank shall securitize and enter into other financing transactions only on terms and conditions that permit such arrangements to be unwound or that allow removal or substitution of Program Assets in accordance with Section 14.8 in the event that the Designated Purchaser purchases the Program Assets pursuant to the terms hereof, and (c) neither Bank nor any Person who is a party to such securitization, participation, or other financing transaction involving Indebtedness (or Recovery Accounts) or any legal or beneficial interest therein shall have the right to use the Company Marks or otherwise refer to a Company Party or its Affiliates in connection with any securitization, participation, or financing in any disclosure material other than in accordance with traditional and customary standards, or as required under Applicable Law. If the Designated Purchaser elects to purchase the Program Assets at the end of the Term, Bank shall transfer the Program Assets to the Designated Purchaser free and clear of all liens, claims, and encumbrances; provided, however, that Bank shall have sufficient time prior to the Closing Date to obtain a release of the Program Assets from the securitization or other financing transaction.

Article 17

MISCELLANEOUS
17.1Assignability.
17.1.1This Agreement shall be binding on the Parties and their respective successors and permitted assigns. Except as provided in this Section 17.1, neither Company, DIC nor Bank may assign its respective rights and obligations under this Agreement except with the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned).
17.1.2Notwithstanding the foregoing, a Party may, upon advance notice to the other Party, assign all or a portion of its rights and obligations under this Agreement to a Permitted Affiliate of such Party without the prior written consent of the other Party, including assignments to such a Permitted Affiliate in connection with a sale, exchange or transfer of all or substantially all of such Party’s business and assets or any other form of business combination of such Party with or into its Permitted Affiliates; provided, however, that no such assignment to a Permitted Affiliate shall release such Party from its obligations under this Agreement; and provided, further, that in the event of any internal reorganization of a Party, such Party shall not be released from its obligations under this Agreement until a replacement reasonably acceptable to the other Party is provided. In addition, subject to Company’s right to terminate this Agreement pursuant to Section 14.4.2 and/or Section 14.4.3 (as applicable), Bank may assign this Agreement without the written consent of the Company Parties in connection with any transaction that results in a Person or group of Persons acquiring a majority of the total aggregate receivables of the “Citi Retail Services” division (or successor or replacement thereto) of Citibank, N.A., regardless of the structure of such transaction; provided that (a) Bank shall provide Company with written notice of such assignment as soon as reasonably practicable following such assignment and (b) such assignee has adequate and sufficient resources and ability to perform the assigned obligations in a manner substantially similar to the performance of the obligations prior to the assignment, but no less than the performance required under this Agreement.

17.2Entire Agreement; Amendment. This Agreement, together with the Schedules and Exhibits which are expressly incorporated by reference herein and made a part hereof, is the entire agreement of the Parties with respect to the subject matter hereof and supersedes all other prior understandings and agreements between the Parties with respect to the subject matter hereof, whether written or oral. This Agreement may not be amended except by written instrument signed by Bank, Company and DIC. In the event of any conflict between a provision in the body of this Agreement and in a Schedule or Exhibit, the provision in the body of this Agreement shall prevail unless otherwise expressly stated in such Schedule or Exhibit, as applicable.
17.3Force Majeure.
17.3.1If the performance by a Party of its respective non-monetary obligations under this Agreement is delayed or prevented (in whole or in part) by acts of God, fire, floods, storms, explosions, accidents, epidemics, pandemics, quarantine restrictions, public health emergency of international concern (as defined by the World Health Organization), war, civil disorder, strikes, labor dispute, work stoppage, terrorism, nuclear or biological disaster, work stoppage, riot, or any other similar or dissimilar event or cause not reasonably within such Party’s control, whether or not specifically mentioned herein (any such event, a “Force Majeure Event”), subject to the terms of this Section 17.3.1, such Party shall be excused, discharged and released of performance to the extent such performance or obligation is so delayed or prevented by the Force Majeure Event without liability of any kind; provided, however, that (a) the occurrence of a Force Majeure Event shall not excuse a Party from following the procedures set forth in its disaster recovery plan; and (b) the non-FM Notifying Party shall have the termination rights set forth in Section 14.5.1.
17.3.2The Party subject to a delay or prevention as contemplated herein (such Party, the “FM Notifying Party”) shall, as soon as practicable following the occurrence of a Force Majeure Event (but in any event within five (5) Business Days following the occurrence of a Force Majeure Event), notify the other Party in writing of such Force Majeure Event, which notice shall set forth: (a) the nature of the Force Majeure Event; (b) its expected effect(s) and duration; (c) any expected development which may further affect performance hereunder; and (d) the efforts undertaken or to be undertaken to cure such Force Majeure Event or provide substitute performance.
17.4Non-Waiver. No delay by a Party in exercising any of its rights hereunder, or in the partial or single exercise of such rights, shall operate as a waiver of that or any other right.

The exercise of one or more of a Party’s rights hereunder shall not be a waiver of, nor preclude the exercise of, any rights or remedies available to such Party under this Agreement or in law or equity.

17.5Severability. If any provision of this Agreement is held to be invalid, void or unenforceable, all other provisions shall remain valid and be enforced and construed as if such invalid provision were never a part of this Agreement.
17.6Governing Law; Jurisdiction and Venue; Waiver of Jury Trial.
17.6.1Governing Law. This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws provisions.
17.6.2Jurisdiction and Venue.
(a)Action by Company. In the event that a Company Party brings any action against Bank, Bank hereby irrevocably and unconditionally submits, for itself, its successors and assigns, and its property, to the jurisdiction of federal court, to the extent permitted by law, or state court, in each case, sitting in the Southern District of New York, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in federal court, to the extent permitted by law, or state court in each case sitting in the Southern District of New York. The Company Parties hereby irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection, including the defense of an inconvenient forum, that it may now or hereafter have to the laying of venue of any suit, action or proceeding brought by a Company Party arising out of or relating to this Agreement in federal court to the extent permitted by law, or state court, in each case sitting in the Eastern District of Arkansas.
(b)Action by Bank. In the event that Bank brings any action against a Company Party, each Company Party hereby irrevocably and unconditionally submits, for itself, its successors and assigns, and its property, to the jurisdiction of federal court, to the extent permitted by law, or state court, in each case, sitting in the Eastern District of Arkansas, and each Company Party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in federal court, to the extent permitted by law, or state court, in each case, sitting in the Eastern District of Arkansas. Bank hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection, including the defense of an inconvenient forum, that it may now or hereafter have to the laying of venue of any suit, action or proceeding brought by Bank arising out of or relating to this Agreement in federal court to the extent permitted by law, or state court, in each case sitting in the Southern District of New York.
17.6.3Waiver of Jury Trial. Each Party waives the right to a trial by jury in any legal proceeding arising out of this Agreement, including tort claims.
17.7Further Assurances. Each Party agrees to execute all such further documents and instruments and to do all such further things as the other Parties may reasonably request in order to give effect and to consummate the transactions contemplated hereby, and to provide access to the other Parties and the Governmental Authority with jurisdiction over the other Party to the extent necessary for the other Party to comply with Applicable Law and Network Rules.

17.8Notices. All notices, demands and other communications hereunder shall be in writing and shall be sent by certified mail return receipt requested, by hand, by electronic mail with confirmation of receipt, or by nationally recognized overnight courier service addressed, to the Party to whom such notice or other communication is to be given or made at such Party’s address and contact information as set forth below, or to such other address as such Party may designate in writing to the other Party from time to time in accordance with the provisions hereof as follows:
If to Company:	Dillard’s Inc. 1600 Cantrell Road Little Rock, Arkansas 72201 Attention: Chief Financial Officer Email: [***]
with a copy to:	Dillard’s Inc. 1600 Cantrell Road Little Rock, Arkansas 72201 Attention: General Counsel Email: [***]
If to DIC:	Dillard Investment Co., Inc. 11011 Sage Park Drive Las Vegas, Nevada 89135 Attention: President
with a copy to:	Dillard Investment Co., Inc. 1600 Cantrell Road Little Rock, Arkansas 72201 Attention: General Counsel Email: [***]

If to Bank:	Citi Retail Services 1515 Woodfield Rd Schaumburg, Illinois 60173 Attention: General Manager – Dillard’s Program Email: [***]

with a copy to:	Citi Retail Services 1515 Woodfield Rd Schaumburg, Illinois 60173 Attention: Legal Department

provided, however, that (a) if any of the Parties shall have designated a different address by notice to the other, then to the last address so designated; (b) notices required to be delivered pursuant to Article 14 (Term and Termination) and Article 15 (Indemnification) may not be delivered by email, although duplicate and/or advance copies of such notices may be delivered by email as mutually agreed by the Program Managers for convenience (it being understood that such duplicative or advance copies of such notices shall not be effective notice under this Section 17.8) and (c) notices under Article 3, Section 5.1, and Section 5.10; written approvals; and routine operational communications may be provided by electronic mail to the receiving Party’s Program Manager. Any notice provided pursuant to this Section 17.8 shall be deemed given (i) if sent by certified mail, three (3) Business Days after being sent, (ii) if sent by nationally recognized overnight courier service, on the next day on which such courier service makes deliveries in the ordinary course of its business, (iii) if delivered by hand, on the day of delivery, and (iv) if sent by electronic mail, upon confirmation of receipt.

17.9No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be deemed to confer any rights or benefits upon any Person other than Bank, DIC and Company or to make or render any such other Person a third party beneficiary of this Agreement.
17.10Broker and Commission. All negotiations relative to this Agreement as contemplated by and provided for in this Agreement have been conducted by and among DIC, Company and Bank without the intervention of any Person or other party as agent or broker (except Greenhill & Co). DIC, Company and Bank represent and warrant to each other that there are not and shall not be any broker’s commissions or fees payable in connection with this Agreement by reason of the Parties’ respective dealings, negotiations or communications.
17.11No Agency. Nothing contained in this Agreement shall authorize, empower or constitute the Company Parties or Bank as agent of the other in any manner; authorize or empower the Company Parties and Bank to assume or create an obligation or responsibility whatsoever, express or implied, on behalf of or in the name of the other; or authorize or empower a Company Party and Bank to bind the other in any manner or make any representation, warranty, covenant, agreement or commitment on behalf of any other Party or permit a Company Party and Bank to hold itself out as having the authority to do any of the foregoing.
17.12Relationship of Parties. The Parties hereby acknowledge that it is not their intention to create between themselves a partnership, joint venture, fiduciary or employment or agency relationship for purposes of this Agreement, or for any other purpose whatsoever, and nothing contained in this Agreement shall be construed to constitute Bank, DIC and Company as partners, joint venturers, principal and agent, or employer and employee. No Party will be responsible to the other or to any third Person for any expense incurred by such other Party or on the part of any person employed by such other Party, other than as may be expressly set forth in this Agreement. No Party shall hold itself in a capacity contrary to the terms of this Agreement, and no Party shall become liable by reason of any representations, acts or omissions of the other contrary to the provisions hereof.

17.13Cumulative Remedies; Waivers. Except as otherwise expressly provided herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any Party, whether at law, in equity, or otherwise. No release, discharge or waiver of any provision hereof shall be enforceable against or binding upon any Party unless in writing and executed by a duly authorized officer of each of the Parties. Neither the failure to insist upon strict performance of any of the agreements, terms, covenants or conditions hereof, nor the acceptance of monies due hereunder with knowledge of a breach of this Agreement, shall be deemed a waiver of any rights or remedies that any Party may have or a waiver of any subsequent breach or default in any of such agreements, terms, covenants and conditions.
17.14Successors and Assigns. This Agreement shall be binding on the Parties and their respective successors and permitted assigns.
17.15Internet Gambling. Company shall not knowingly permit any Program Card issued under this Agreement to be used to place, receive, or otherwise knowingly transmit a bet or wager by any means which involves the use, at least in part, of the internet where such bet or wager is unlawful under any applicable federal or state law in the state or tribal lands in which the bet or wager is initiated, received, or otherwise made. For the avoidance of doubt, this provision shall not prevent a Party from offering, promoting or assisting in the offering or promotion of games of chance (such as sweepstakes or raffles) or contests that comply with any federal or state Applicable Law in the state or tribal lands in which such games of chance or contests are initiated, received or otherwise made.
17.16Compliance with Applicable Law. Notwithstanding anything in this Agreement, under no circumstances shall any Party be required to perform any obligation hereunder or to refrain from taking any action that would cause such Party or its Affiliates to violate Applicable Law or Network Rules.
17.17Survival.
17.17.1A Party shall continue to be responsible after termination or expiration of this Agreement for all of its obligations under this Agreement with respect to any act, omission or Cardholder transaction that occurred before termination or expiration of this Agreement. No termination or expiration of this Agreement shall in any way affect or impair the powers, obligations, duties, rights, indemnities, liabilities, covenants or warranties and/or representations of the Parties with respect to times and/or events occurring prior to such termination or expiration. The provisions of this Agreement shall survive termination or expiration of this Agreement as provided in this Section 17.17, except that any terms of this Agreement that specify the period during which a provision shall apply shall be effective notwithstanding anything in this Section 17.17.

17.17.2Section 14.6 (Effect of Agreement Expiration or Termination) through Section 14.9 (Conversion Assistance) will survive through the Wind-Down Period. The following provisions shall survive indefinitely after the Wind-Down Period (or, if terminated pursuant to Section 14.5.3, the termination date): Section 6.3 (Taxes), Section 10.1 (Confidentiality), Section 10.2.1(a) (Privacy), Section 10.2.2 (Data Security) (with respect to Bank, to the extent Bank retains Company Independent Information, and with respect to the Company Parties, to the extent the Designated Purchaser does not purchase the Program Assets and Company retains Program Information), Section 10.2.4 (Proper Disposal of Records), Section 10.3 (Public Announcements), Section 11.1.1 (Common Information), Section 11.2.1 (Company Independent Information), Section 11.2.2(a) (Program Information), Section 11.5 (Intellectual Property; Technology), Section 12.4.4 (Reserve), Section 14.5.3(c), Section 14.10 (Liquidation Process) through Section 14.13 (Effect of Termination on Loyalty Program), Article 15 (Indemnification), Article 16 (Securitization), and this Article 17.
17.18Multiple Counterparts and Electronic Signatures. This Agreement may be executed in any number of multiple counterparts, all of which shall constitute but one and the same original. Electronic signatures or signatures delivered via PDF to this Agreement shall be effective.
17.19Joint and Several Obligations. The obligations of Company Parties under this Agreement will be the joint and several obligations of each of Company and DIC. Any discretionary action that the Company Parties are authorized or permitted to take under this Agreement (e.g., exercising a termination right) may be made or taken only by Company. Whenever this Agreement requires that payments be made to Company Parties, Bank may make such payments directly to DIC and Bank will have no obligation to ensure and no liability for the correct application of such payments by Company Parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers or duly authorized agents as of the Effective Date.

DILLARD’S, INC.	CITIBANK, N.A.
By:/s/ Phillip Watts Name:Phillip Watts Title:Senior Vice President, Principal Financial Officer and Principal Accounting Officer	By:/s/ Doug Krapcho Name:Doug Krapcho Title:Vice President
DILLARD INVESTMENT CO., INC.
By:/s/ Andrea Armstrong Name:Andrea Armstrong Title:Vice President/Assistant Secretary

[Signature Page to Credit Card Program Agreement]

EXHIBIT A

DEFINITIONS

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“Account” means any open-end revolving credit account established by Bank pursuant to a Program Card Agreement (or by the Previous Issuer and included in the Back Book Assets) whereby a Cardholder may finance purchases of goods or services on credit pursuant to the terms of such Program Card Agreement, which credit is to be used for personal, family or household purposes.

“Account Documentation” means with respect to an Account, any and all documentation relating to such Account, including Program Cards, Program Card mailers, Program Card Applications, Program Card Agreements, Charge Transaction Data, Credit Records, checks and stubs, receipts, credit bureau reports, adverse action information, change of terms notices, correspondence, memoranda, documents, instruments, certificates, agreements and invoices, including any and all amendments or modifications thereto, however stored or kept, and any other written information relating to an Account; provided, however, that the term “Account Documentation” shall not include (i) materials used for general advertising or solicitation, including advertising or solicitations of credit-based promotions, (ii) POS or welcome brochures, or (iii) Company’s or any of its Affiliates’ register tapes, invoices, sales or shipping slips, delivery or other receipts or other indicia of the sale of Goods and Services, any reports, analyses or other documentation prepared by the Company or its Affiliates for use in the retail business operated by Company and its Affiliates except to the extent such documentation serves a dual purpose of documenting the Account Documentation, in which case such materials shall be considered Account Documentation as well as Company Independent Information.

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“Affiliate” means any entity that Controls, is Controlled by, or is under common Control with, a specified Person or Persons.

“Aggregate Outstanding Balance” means the total outstanding balance on all Accounts, including finance charges, late charges and other charges billed and/or accrued, as reduced by any credit balances, but excluding balances of all Recovery Accounts and all Chargebacks.

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Exhibit A - 1

“Agreement” has the meaning set forth in the Preamble.

“Agreement Termination Date” means either the expiration of the Term or the effective date of the termination of this Agreement pursuant to an Early Termination.

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“Anti-Corruption and AML Laws” means all laws, rules, and regulations, as amended, concerning or relating to money laundering, bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, and all other applicable anti-bribery, anti-money laundering and corruption laws.

“Applicable Law” means all (i) federal, state, and local laws (including common law), codes, statutes, ordinances, rules, regulations, and regulatory bulletins, (ii) written or oral interpretations, guidance, substantive recommendations, regulatory examinations or orders, decrees and orders of any Governmental Authority, and (iii) any written interpretations, policies, guidelines or determinations of, or any other requirements imposed by, any Governmental Authority, in each case to the extent applicable to the Program or a Party. If a Party is exercising its rights and obligations hereunder with respect to Applicable Law described in subclauses (i), (ii), or (iii) of this definition that is not publicly available (“Non-Public Guidance”), upon the request of the other Party, such Party must certify in writing that such action is necessary or advisable pursuant to such Non-Public Guidance, which certification shall include a reasonably detailed summary of the Non-Public Guidance and the circumstances in which it was given and identifying the particular Governmental Authority issuing such Non-Public Guidance (or, if the Party is not permitted to disclose such summary, such information regarding the Non-Public Guidance as reasonably determined by such Party is permitted to be disclosed).

“Applicant” means a Person who has submitted a Program Card Application.

“Applicant Identifying Information” has the meaning set forth in Section 11.3.2.

“Application Procedure(s)” means, as applicable, Bank’s proprietary application procedures in which Applicant information is communicated to Bank in a form and through a process determined by Bank in consultation with Company.

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“APR” means the annual percentage rate as defined by the Truth in Lending Act.

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“Audited Party” has the meaning set forth in Section 8.2.1.

“Auditing Party” has the meaning set forth in Section 8.2.1.

“Back Book Assets” means the Credit Card accounts issued by the Previous Issuer pursuant to the program agreement between Company, DIC and the Previous Issuer, together with associated receivables (other than accounts and receivables that have been previously

Exhibit A - 2

written off, or should have been written off, by the Previous Issuer in accordance with Applicable Law or the terms of the program agreement between Company, DIC and the Previous Issuer or that are customarily excluded in credit card portfolio acquisitions), documentation, and data in each case purchased by Bank pursuant to the Back Book Purchase Agreement, and any other assets purchased by Bank pursuant to the Back Book Purchase Agreement.

“Back Book Assets Closing Date” means the date on which the purchase and sale of Back Book Assets closes in accordance with the terms of the Back Book Purchase Agreement.

“Back Book Conversion” means Bank’s conversion of the Back Book Assets onto Bank’s servicing platform in accordance with the terms of the Back Book Purchase Agreement.

“Back Book Conversion Date” means the date on which Back Book Conversion occurs.

“Back Book Purchase Agreement” means the agreement between Bank and the Previous Issuer to which Bank agrees to purchase the Back Book Assets from the Previous Issuer, and which governs Bank’s and the Previous Issuer’s respective obligations for converting the Back Book Assets to Accounts and Bank’s servicing platform.

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“Bank” has the meaning set forth in the Preamble.

“Bank Applicable Law” has the meaning set forth in Section 2.3.1(a).

“Bank Campaign Data” has the meaning set forth in Section 11.2.2(d).

“Bank Change in Control” means, after the Effective Date, any of the following events: (i) any Person or group of Persons, other than a Permitted Affiliate, acquires Control of Bank, whether through a sale of Bank’s ownership interests or voting interests or a reorganization; or (ii) all or substantially all of the assets of Bank are sold or otherwise disposed of to a Person or group of Persons, other than a Permitted Affiliate, in one transaction or series of related transactions.

“Bank Channels” means (i) Bank direct mail marketing channels, and (ii) Bank Website or any other internet website or mobile application that is maintained and operated under the control of or through contractual arrangements by Bank, through which Bank offers products and services to Persons within the Territory, excluding (a) any application programming interface (API), plug-in or other application to support a Company Channel and (b) solely for purposes of the applicable Program Card Application, any online Bank Channel which processes a Program Card Application, the applicant for which was redirected to such online Bank Channel through an online Company Channel.

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“Bank Design Specifications” means Bank’s standard requirements for the design, form and non-customizable content of certain Cardholder communications (including Program Marketing Communications) that are applicable to substantially all of [***] and delivered by

Exhibit A - 3

Bank to the Company Parties prior to the Program Launch Date, and as updated by Bank from time to time.

“Bank Event of Default” has the meaning set forth in Section 13.1.

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“Bank Marks” means the marks contained in [***] (or any successors thereto).

“Bank Matters” has the meaning set forth in Section 4.3.1.

“Bank Owned Modifications” has the meaning set forth in Section 11.5.2(a)(ii).

“Bank Products” has the meaning set forth in Section 3.3.

“Bank Program Manager” means the individual appointed by Bank to administer Bank’s obligations hereunder and to serve as Company’s primary contact for all matters relating to this Agreement, including any substitute individual acting as such contact.

“Bank Program Team” has the meaning set forth in Section 4.1.2(b).

“Bank Program Technology” has the meaning set forth in Section 11.5.2(a)(ii).

“Bank System” means the computerized system used by Bank or its third party service provider for servicing Accounts, including the processing of Program Card Applications, electronic authorization of credit transaction requests, computation of finance charges, preparation of periodic bills, processing of payments, maintenance of Cardholder information, creation of management reports and collection of Accounts, as such computerized system may be modified from time to time.

“Bank System Change” has the meaning set forth in Section 5.3.1(a).

“Bank Technology” has the meaning set forth in Section 11.5.2(a)(ii).

“Bank Website” means, collectively, the internet website primarily branded with Bank Marks and any other internet website or digital platform maintained, operated or controlled by Bank for purposes of offering Bank products or services, including Bank Products (any successor URL(s)).

“Batch Prescreen” means a process where Bank’s offer of credit is made to certain customers prequalified by Bank (per its criteria), in a batch mode (often but not exclusively within a direct to consumer environment).

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“Billing Statement” means the periodic statement of transactions on an Account (including Purchases, credits, interest, fees, and other charges accrued during the relevant period) and payment due, prepared and delivered in accordance with the Program Card Agreement and Bank Applicable Law.

Exhibit A - 4

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“Blackout Period” has the meaning set forth in Section 14.8.1(d)(i).

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“Breached Party” has the meaning set forth in Section 10.2.3(a).

“Business Day” means any day except Saturday, Sunday, or any state, federal or postal holiday, which is a day on which banks are required or permitted to be closed in the State of New York.

“Cardholder” means a Private Label Cardholder or Co-Brand Cardholder, as applicable.

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“Change in Law” means a final change in Applicable Law (including, by rulemaking, any change that would limit or condition Bank’s ability to charge finance charges or fees (including late fees)) that is reasonably expected to (a) have a material adverse effect on (i) the Program or a Party’s ability to perform its material obligations under this Agreement, or (ii) a Party’s ability to exercise its material rights under this Agreement, or (b) result in a [***] drop in Net Credit Margin. A change in a Party’s interpretation of, or risk assessment with respect to, existing Applicable Law shall not be considered, and the finalization of the Late Fee Regulation shall not be a “Change in Law” for purposes of this Agreement so long as the final Late Fee Regulation is limited to changing the safe harbor for late fees to the lesser of eight dollars ($8.00) and twenty-five percent (25%) of the minimum payment amount.

“Change in Law Amendment” has the meaning set forth in Section 14.5.2(a).

“Change in Law Amendment Negotiation Extension Period” has the meaning set forth in Section 14.5.2(b).

“Change in Law Amendment Negotiation Period” has the meaning set forth in Section 14.5.2(b).

“Change in Law Notice” has the meaning set forth in Section 14.5.2(a).

“Charge Transaction Data” means the Account or Cardholder identification and transaction information with regard to each Purchase completed using an Account, including returns or exchanges of goods or services or a credit on an Account as an adjustment for goods or services to a Cardholder, but excluding any information or data that Company provides in connection with the “country club” billing.

“Chargeback” means the reversal by Bank to Company of the dollar value, in whole or in part, of a transaction on an Account.

Exhibit A - 5

“Chief Executives” has the meaning set forth in Section 4.1.5.

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“Closing Date” has the meaning set forth in Section 14.8.1(c).

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“Co-Brand Account” means an open-ended credit account established by Bank pursuant to a Program Card Agreement and usable for the purpose of financing purchases (and all fees and charges relating thereto) of goods and services, including Goods and Services and Approved Bank Products, and for financing any other charges on credit pursuant to the terms of such Program Card Agreement, which credit is solely for personal, family or household services.

“Co-Brand Card” means a consumer Credit Card that bears a Company Mark and the trademarks, tradenames, service marks, logos or other proprietary source indicators of the Network, and may bear a Bank Mark, and that may be used to access a Co-Brand Account.

“Co-Brand Cardholder” means any individual who (i) has entered into a Program Card Agreement with respect to a Co-Brand Account with Bank, (ii) is an authorized user of a Co-Brand Account, or (iii) is or may become obligated under or with respect to a Co-Brand Account.

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“Common Information” has the meaning set forth in Section 11.1.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Applicable Law” has the meaning set forth in Section 2.3.2.

“Company Change in Control” means, after the Effective Date, any of the following events: (i) any Person or group of Persons, other than a Permitted Affiliate, acquires Control of Company, whether through a sale of Company ownership interests or a reorganization; or (ii) all or substantially all of the assets of Company are sold or otherwise disposed of to a Person or group of Persons, other than a Permitted Affiliate, in one transaction or series of related transactions. For clarity, stock repurchase transactions by Company or stock purchases or acquisitions made by the Dillard family (related by blood or marriage) or a Permitted Affiliate shall not be a “Company Change in Control”.

“Company Channel” means any (i) Company Stores, and (ii) Company Website or any other internet website or mobile application, each of which is branded with the Company Marks, and is maintained and operated under the control of or through contractual arrangements by Company, through which Company sells Goods and Services to Persons within the Territory.

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Exhibit A - 6

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“Company Event of Default” has the meaning set forth in Section 13.2.

“Company Independent Information” means: (i) information about a Company customer that is obtained independently from the Program, including the Customer List, Loyalty Program and Tender Neutral Loyalty Program enrollment information, and such information about a Company customer provided by Company to Bank; (ii) sales transaction information collected by Company in connection with the sale of Goods and Services by Company and all transaction, search and experience information collected by or on behalf of Company or an Affiliate thereof with respect to a Company customer and all line item purchase data and SKU level data collected about such actual or prospective purchase of Goods and Services; (iii) customer information collected by Company pursuant to Section 11.3.1 and Section 11.3.2, or information derived from a Company customer or prospective customer using, entering or accessing Company Channels; (iv) such Company customer applying for membership in or being a member of any Tender Neutral Loyalty Program or the Loyalty Program; (v) any personally identifiable information regarding a Company customer that is otherwise obtained by (or on behalf of) Company or any of its Affiliates at any time (including prior to the Effective Date) other than in connection with the Program; (vi) all information derived from information described in preceding clauses (i) through (v).

“Company Mark” means the marks contained in [***] (or any successors thereto) or otherwise designated by Company to, and agreed by, Bank for use in connection with the Program.

“Company Matters” has the meaning set forth in Section 4.3.2.

“Company Owned Modifications” has the meaning set forth in Section 11.5.2(a)(i).

“Company Program Manager” means the individual or individuals appointed by Company to administer Company’s obligations hereunder and to serve as Bank’s primary contact for all matters relating to this Agreement other than customer service, including any substitute individual acting as such contact.

“Company Program Technology” has the meaning set forth in Section 11.5.2(a)(i).

“Company Stores” means those certain physical retail locations that are (i) branded with a Company Mark and (ii) owned (or leased) and operated by Company or its Affiliates, at which Company offers and sells Goods and Services.

“Company System Change” has the meaning set forth in Section 5.3.1(b).

“Company Systems” has the meaning set forth in Section 5.3.1(a).

“Company Technology” has the meaning set forth in Section 11.5.2(a)(i).

Exhibit A - 7

“Company Website” means, collectively, the internet website with the internet address www.dillards.com, and any other internet website maintained, operated or controlled by Company or its Affiliates, for purposes of offering Goods and Services, the Loyalty Program, or the Tender Neutral Loyalty Program.

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“Confidential Information” of a Party means (i) information that is provided by or on behalf of such Party to the other Party or its agents in connection with the Program, or (ii) information about such Party or its Affiliates, or their respective businesses or employees, that is otherwise obtained by the other Party in connection with the Program, in each case including: (A) information concerning marketing plans, marketing philosophies, objectives and financial results; (B) information regarding business systems, methods, processes, financing data, programs and products; (C) information unrelated to the Program obtained by the other Party in connection with this Agreement, including by accessing or being present at the business location of the other Party; (D) proprietary technical information, including source codes; (E) competitive advantages and disadvantages, technological development, sales volume(s), goods and services mix, business relationships and methods of transacting business, operational and data processing capabilities, and systems software and hardware and the documentation thereof; (F) other information regarding the business or affairs of the other Party or its Affiliates or the transactions contemplated by this Agreement that such other Party or its Affiliates reasonably considers confidential or proprietary; and (G) any copies, excerpts, summaries, analyses or notes of the foregoing. The Parties agree that the terms of this Agreement shall be Confidential Information of all the Parties. The term “Confidential Information” of a Party shall not include information: (i) already in the possession of the other Party other than in connection with the structuring, negotiation and execution of this Agreement and the other related documents and the transactions contemplated herein that is not otherwise subject to an agreement as to confidentiality; (ii) that is obtained in the public domain or which became available in the public domain other than as a result of an unauthorized disclosure by the other Party or its directors, officers, employees or agents in violation of this Agreement; (iii) that is lawfully received by the other Party on a non-confidential basis from a third party authorized to disclose such information without restriction and without breach of this Agreement; and (iv) that is developed by the other Party without the use of any Confidential Information of such Party.

“Consumer Credit Law” means the subset of Bank Applicable Law that regulates open-end private label credit products, open-end co-brand credit products, or any Form Factor provided by Bank that is included in the Program, in each case, used for personal, family or household purposes, including such laws that relate to credit marketing, credit applications, extension of credit or collection of credit.

“Control” with regard to an entity, means the beneficial, equitable or legal ownership, either directly or indirectly, of fifty percent (50%) or more of the capital stock (or other ownership interest, if not a corporation) of such entity ordinarily having voting rights, or effective control of the activities of such entity (through contract, board representation or otherwise) regardless of the percentage of ownership.

Exhibit A - 8

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“Credit Card” means a general purpose or private label credit card, or other device or Form Factor when it is used to access an open-ended consumer credit account with which the cardholder or authorized user may purchase goods and services, obtain cash advances or convenience checks, commonly known as a credit or charge card that is issued to individuals with postal mailing addresses in the Territory. The term “Credit Card” does not include the following types of cards, or the following types of other devices or Form Factors when it is used to access the respective types of products or accounts: (i) any gift card product or account; (ii) any debit, prepaid or stored value card product or account; (iii) any credit or charge card product or account underwritten as a corporate, purchasing or fleet credit or charge card product or account; or (iv) any BNPL Product.

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“Credit Limit” means the maximum amount of credit to be extended to a Cardholder under an Account.

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“Credit Record” means a sales credit receipt, register receipt, tape or other invoice or documentation, whether in hard copy or electronic draft capture form, in each case evidencing a return or exchange of Purchases to a Cardholder or correction of a misposting, in each case for credit on an Account.

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“Credit Terms” means the annual percentage rates, fees and charges and all other key economic terms applicable to Accounts as described on [***], as modified from time to time in accordance with Section 5.10.2.

“Customer Communications” means any and all content, irrespective of medium, that is developed for communication with customers and/or Cardholders in connection with the Program, including general and targeted advertising, promotional and solicitation content that mentions the Program, Account servicing materials, Cardholder correspondence, and customer service documents and telephone scripts.

“Customer List” means any general, undifferentiated list of customers of Company, which neither (a) consists solely of Cardholders, nor (b) identifies or provides a means of differentiating any customers as Cardholders.

“Daily Settlement Account” has the meaning set forth in Section 5.5.2(b).

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Exhibit A - 9

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“Designated Purchaser” has the meaning set forth in Section 14.8.1(a).

“DIC” has the meaning set forth in the Preamble.

“DIC Purchase Option” has the meaning set forth in Section 14.6.1.

“Disclosing Party” means the other Party whose Confidential Information is received by the Receiving Party.

“Discount Program” has the meaning set forth in Section 5.10.2(d).

“Disputed Matter” has the meaning set forth in Section 4.2.1.

“Early Termination” means the termination of this Agreement by a Party, other than in accordance with Section 14.2.

“Early Termination Notice” means the provision of a written notice of Early Termination.

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“Effective Date” has the meaning set forth in the Preamble.

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“Employee Card” has the meaning set forth in Section 5.10.2(d).

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“Evaluation Data” has the meaning set forth in Section 14.6.2(a).

“Evaluation Event” has the meaning set forth in Section 14.6.1.

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“Exercise Notice” has the meaning set forth in Section 14.8.1(a).

“Exigent Circumstances” means circumstances that would or could reasonably be expected to require a Party to take action in order to avoid (i) a material loss or material fraud for a Party or the Program or (ii) violation of Applicable Law.

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“Expedited Review” has the meaning set forth in Section 4.2.2.

“Expedited Review Notice” has the meaning set forth in Section 4.2.2(a).

Exhibit A - 10

“Family Card” has the meaning set forth in Section 5.10.2(e).

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“Financial Aggregator” has the meaning set forth in Section 11.2.2(c).

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“FM Notifying Party” has the meaning set forth in Section 17.3.2.

“Force Majeure Event” has the meaning set forth in Section 17.3.1.

“Form Factor” means an actual or virtual device or application, regardless of form and whether accessed online or offline or where the relevant account information is stored, including a digital wallet or mobile device application, that may be used to access an open-end private label or co-brand Credit Card account and is either (a) provided by the account issuer, or (b) is provided by a third party where the account issuer provides direct authorization for the device or application to access the issuer’s account.

“Forms” means the Program Card Applications, the Program Card, Program Card Agreement, Program Card mailers, privacy notices, Billing Statements (including backers), Cardholder letters, templates and other documents and forms to be used under the Program which (i) relate to the Program, (ii) relate to Bank’s and/or the Cardholder’s obligations under a Program Card Agreement or Bank Applicable Law, (iii) are used by Bank in maintaining and servicing the Accounts; or (iv) are required by Bank Applicable Law.

“Friends Card” has the meaning set forth in Section 5.10.2(f).

“GAAP” means the generally accepted accounting principles in the United States.

“GLBA” means the Gramm-Leach-Bliley Act and any implementing regulations, as each may be modified from time to time.

“Goods and Services” means the tangible or intangible products and services sold, charged or offered by or through Company Channels, including accessories, delivery services, protection agreements, gift cards, shipping and handling, and work or labor to be performed for the benefit of customers of the Company Channels and any Sales Taxes relating to the foregoing charges and to such customers in connection therewith, provided, that Goods and Services do not include (A) any financial products or services, or (B) any of the goods or services set forth on Exhibit C (Prohibited Goods and Services), as such exhibit may be amended by from time to time by the Parties.

“Governmental Authority” means any government, any state or any political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or

Exhibit A - 11

administrative functions of or pertaining to government, whether federal, state, local or territorial.

“Governmental Request” has the meaning set forth in Section 10.1.1(c).

“Indebtedness” means all amounts charged and owing to Bank by Cardholders with respect to Accounts (including principal balances from outstanding charges, charges for Approved Bank Products, finance charges, late charges, and to the extent applicable to any Program Card from time to time in accordance with the terms hereof, charges in connection with balance transfers, convenience checks, cash advances, pay-by-phone fees, and any other fees and charges, whether or not posted or billed), less the amount of any credit balances owing by Bank to Cardholders (including in respect of any payments and any credits associated with returns of goods and/or services and other credits and similar adjustments), whether or not posted or billed.

“Indemnified Losses” means any and all losses, liabilities, taxes, costs, and expenses (including reasonable fees and expenses for attorneys, experts and consultants, interest and penalties, and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers), settlements, equitable relief, judgments, and damages, claims (including counter and cross-claims, and allegations whether or not proven), demands, offsets, defenses, actions, or proceedings.

“Indemnified Party” has the meaning set forth in Section 15.3.

“Indemnifying Party” has the meaning set forth in Section 15.3.

“Initial Term” has the meaning set forth in Section 14.1.

“Instant Credit” means a procedure whereby an Applicant is able to apply for a Program Card, either at POS or through online or other channels, in each case where Program Card Application information is collected from the Applicant directly or populated from information within Company’s database in accordance with the Operating Procedures, the Program Card Application is processed in real time by Bank, and if approved, the Applicant will receive an instant credit line and Account number which that Person may use to purchase Goods and Services.

“In-Store Payment” means any payment on an Account made to Bank via Company in a Company Store by a Cardholder or a person acting on behalf of a Cardholder.

“Intellectual Property” has the meaning set forth in Section 11.5.1(a).

“IVR” means Interactive Voice Response Unit.

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Exhibit A - 12

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“Late Fee Regulation” means the final rule succeeding the Consumer Financial Protection Bureau’s proposed rule modifying 12 C.F.R. §1026.52(b). at 88 Fed. Reg. 18906 (Mar. 29, 2023).

“Launch Plan” has the meaning set forth in Section 2.4.1(a).

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“Liquidation Date” means either (i) the Closing Date, in the case that Company or the Designated Purchaser acquires the Program Assets pursuant to the DIC Purchase Option or (ii) the later of the Agreement Termination Date, the Purchase Option Expiration Date, and the end of the Soft Landing Period, in the case that the Designated Purchaser does not acquire the Program Assets pursuant to the DIC Purchase Option.

“Loyalty Program” has the meaning set forth in Section 9.1.1.

“Management Committee” has the meaning set forth in Section 4.1.1(a).

“Marketing Manager” means the individual appointed by each Party to foster the development of strategic, forward-thinking growth strategies for the Program.

“Marketing Plan” has the meaning set forth in Section 3.1.2(a).

“Material Issue” has the meaning set forth in Section 4.2.2.

“Monthly Business Review” has the meaning set forth in Section 4.1.6.

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“Net Credit Volume” means, with respect to any period, the sum of the aggregate amount of Purchases on Accounts for such period as reflected in Charge Transaction Data received by Bank, less the aggregate amount of any Credit Records on Accounts, for such period

Exhibit A - 13

as reflected in Charge Transaction Data received by Bank, (as corrected by Bank in the event of computational error), calculated each Business Day.

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“Network Rules” means, with respect to a Party, the operating rules, guidelines, and other requirements, as in effect from time to time, issued by any Network in which the Co-Brand Cards participate that apply to such Party with respect to the (i) Program, (ii) performance of such Party’s obligations hereunder, or (iii) with respect to Company, Company’s acceptance of Credit Cards generally, subject to any modification in any direct agreement between such Party and such Network that has been disclosed in writing to the other Party.

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“No Interest Notice” has the meaning set forth in Section 14.7.1(a).

“Non-Company Channels” means any retail location, internet website or mobile application, other than Company Channels.

“Non-Renewal Notice” has the meaning set forth in Section 14.2.

“Operating Procedures” has the meaning set forth in Section 5.1.1.

“Originate” or “Origination” for purposes of Article 7 (Exclusivity), means to (i) directly issue or offer (e.g., establishing an account relationship with a consumer with respect to) credit products or (ii) directly assist any other Person in originating, including through taking or providing credit applications.

“Other Party” has the meaning set forth in Section 14.5.2(a).

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“Party” and “Parties” have the meanings set forth in the Preamble.

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Exhibit A - 14

“Permitted Affiliate” means (i) with respect to Bank, an Affiliate under the Control of Citigroup Inc. and (ii) with respect to a Company Party, an Affiliate under the Control of Dillard’s, Inc. or Dillard Investment Co., Inc.

“Permitted Uses” has the meaning set forth in Section 11.2.1(b).

“Person” means any individual, firm, company, corporation, unincorporated association, partnership, limited liability company, trust or other entity. For purposes of the definition of “Bank Change in Control”, the term “Person” shall include any group that is deemed to act together under Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended.

“Personally Identifiable Information” means (i) Account numbers and (ii) “nonpublic personal information”, as defined in the GLBA or other Applicable Law, with respect to the Program.

“POS” means the physical point of sale of Goods and Services at Company Channels.

“Potential Purchaser” has the meaning set forth in Section 14.6.1.

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“Previous Issuer” means Wells Fargo Bank, N.A.

“Private Label Account” means an open-ended credit account established by Bank pursuant to a Program Card Agreement and usable solely for the purpose of financing the purchase of Goods and Services (and all fees and charges relating thereto) through any Company Channel on credit pursuant to the terms of such Program Card Agreement, which credit is to be used solely for personal, family or household purposes.

“Private Label Card” means a consumer Credit Card that bears a Company Mark, and may bear a Bank Mark, and that may be used to access a Private Label Account.

“Private Label Cardholder” means any individual who (i) has entered into a Program Card Agreement with respect to a Private Label Account with Bank, (ii) is an authorized user of a Private Label Account, or (iii) is or may become obligated under or with respect to a Private Label Account.

“Program” has the meaning set forth in Section 2.1.1(a).

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“Program Assets” means the Accounts, Program Cards, Program Information, Indebtedness, Account Documentation, Program Information, master file maintained by Bank or its service provider with respect to the Cardholders and Accounts, and Account numbers. For the avoidance of doubt, the term “Program Assets” shall not include Company Independent Information, which shall be and remain the property of Company.

Exhibit A - 15

“Program Card” means the Private Label Card or Co-Brand Card, as applicable, issued by Bank under the Program exclusively for use with the Program.

“Program Card Agreement” means the terms and conditions pursuant to which credit is extended to Cardholders, together with any amendments, modifications or supplements (and any replacement of such agreement).

“Program Card Application” means a credit application of an Applicant who wishes to become a Cardholder that is submitted to Bank or any third party acting on behalf of Bank.

“Program Information” means (i) information provided to Bank by Applicants, Cardholders, or third parties in connection with processing a Program Card Application, issuing Program Cards, or extending credit on or servicing Accounts; (ii) sales transaction information collected by Bank in connection with processing transactions with Program Cards on Accounts; and (iii) all information derived from information in preceding clauses (i) or (ii).

“Program Innovation” has the meaning set forth in Section 5.10.4(a).

“Program Launch Date” means the date that Bank first makes Program Cards commercially available on a general public basis.

“Program Manager” means Bank Program Manager or Company Program Manager, as applicable.

“Program Marketing Communication” means any consumer-facing or Cardholder-facing communication that mentions the Program, including any marketing, promotional, or advertising communication for the Program, except for Forms.

“Program Month” means (i) the period from the Soft Launch Start Date through the end of the first calendar month thereafter, and (ii) thereafter, each full calendar month during the Program Year.

“Program Privacy Policy” has the meaning set forth in Section 10.2.1(b).

“Program Quarter” means each consecutive three (3)-month period commencing on the first day of each Program Year.

“Program Specific Technology Enhancement” has the meaning set forth in Section 5.10.3(c).

“Program Website” means a webpage hosted by Bank or its agent that hosts a Program Card Application.

“Program Year” means each twelve (12)-month period commencing on January 1 of each calendar year and ending on December 31 of such calendar year; provided that (i) the first Program Year will commence on the Program Launch Date and end on December 31 of the calendar year in which the Program Launch Date occurs and (ii) the last Program Year will commence on January 1 in the calendar year that the Wind-Down Period ends and end at the end

Exhibit A - 16

of the Wind-Down Period.  Any payment attributable to a partial Program Year shall be adjusted pro rata to account for the period less than twelve (12) full calendar months.

“Provided Company Independent Information” has the meaning set forth in Section 11.2.1(b).

“Purchase” means transactions completed with the Program Cards (including any applicable Sales Taxes) and billed to the Accounts, cash advances, balance transfers, foreign exchange fees or service fees and other transactions completed with a Program Card.

“Purchase Option Expiration Date” has the meaning set forth in Section 14.8.2.

“Purchase Price” has the meaning set forth in Section 14.8.3.

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“Real-Time Prescreen” means a process where Bank’s offer of credit is made to certain customers pre-qualified by Bank (per its criteria), in a real-time pre-approved manner, at the POS in any Company Channel at the time of a transaction.

“Receiving Party” means the Party that receives Confidential Information of the other Party.

“Recovery Account” means an Account written off by Bank in accordance with the Risk Management Policy.

“Renewal Term” has the meaning set forth in Section 14.2.

“Replacement Designated Purchaser” has the meaning set forth in Section 14.8.1(d)(iii).

“Representative” has the meaning set forth in Section 10.1.1(a).

“Requesting Party” has the meaning set forth in Section 14.5.2.

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“Retail Day” means any day on which a Company Store is open for business.

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“RFP Process” has the meaning set forth in Section 7.2.1(a)(i).

Exhibit A - 17

“Risk Management Policy” has the meaning set forth in Section 5.10.1(a).

“Sales Taxes” means any sales or similar gross receipts-based taxes or other indirect tax.

“Sanctioned Jurisdiction” means, at any time, a country or territory that is the subject of Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions related list maintained by any Sanctions Authority, (b) any Person located, organized, or resident in a Sanctioned Jurisdiction, or (c) any other subject of Sanctions, including any Person Controlled by any subject or subjects of Sanctions.

“Sanctions” means economic, trade, or financial sanctions, requirements, or embargoes in each case, imposed, administered, or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means the United States (including, the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State), the United Kingdom (including, His Majesty’s Treasury), the European Union and any EU member state, the United Nations Security Council, and any other sanctions authority applicable to a Party or this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

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“Security Incident” with respect to a Party means (i) any event with respect to such Party that is deemed to be a security breach under any Applicable Law of Personally Identifiable Information, or (ii) any unauthorized use, disclosure of or access either (a) any Personally Identifiable Information, whether in paper, electronic or other form, in the possession of such Party or its service providers or agents, or (b) any unencrypted computer or other electronic or physical storage system of such Party or its service providers or agents that contains Personally Identifiable Information in a manner in which there is a reasonable possibility of harm from the misuse of the Personally Identifiable Information.

“Security Incident Notice” has the meaning set forth in Section 10.2.3(a).

“Senior Executives” has the meaning set forth in Section 4.2.1(b).

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“Service Provider” has the meaning set forth in Section 8.1.5.

“Settlement Amount Deficit” has the meaning set forth in Section 5.5.2(b).

Exhibit A - 18

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“Solvent” as to a Person, means (a) the present fair salable value of such Person’s assets is in excess of the total amount of its liabilities, (b) such Person is presently able generally to pay its debts as they become due, and (c) such Person does not have unreasonably small capital to carry on such Person’s business as theretofore operated and all business in which such Person is about to engage. The phrase “present fair salable value” of a Person’s assets is intended to mean that value which can be obtained if the assets are sold within a reasonable time in arm’s-length transactions in an existing and not theoretical market.

“Statement Communications” has the meaning set forth in Section 3.4.1.

“Target Back Book Conversion Date” has the meaning set forth in Section 2.1.1(b)(i).

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“Technology” means any information, designs, drawings, specifications, schematics, software programs (including source and object codes), manuals and other documentation, data, databases, technical or business processes, methods of operation, or methods of production.

“Technology Enhancements” has the meaning set forth in Section 5.10.3(c).

“Technology Features” has the meaning set forth in Section 5.10.3(a).

“Technology Industry Review” has the meaning set forth in Section 5.10.3(a).

“Technology Integration Agreement” has the meaning set forth in Section 5.3.2(b).

“Tender Neutral Loyalty Program” has the meaning set forth in Section 9.2.

“Term” has the meaning set forth in Section 14.2.

“Territory” means the fifty states of the United States of America, its territories, and the District of Columbia.

“Third Party Claim” means any claim (including counter or cross-claim), assertion, event, condition, investigation or proceeding by any third party (including Governmental Authorities).

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“Tokenization” means the process of substituting a piece of sensitive data such as an account number with a piece of non-sensitive data, such as a code containing anonymized information used to process a consumer credit transaction.

Exhibit A - 19

“Token Provider” has the meaning set forth in Section 5.3.2(a).

“Token Provider Services” has the meaning set forth in Section 5.3.2(a).

“UCC” means the Uniform Commercial Code, as amended, as in effect in the State of Delaware and in all other states in which Company is located.

“Wind-Down Period” has the meaning set forth in Section 14.6.3.

Exhibit A - 20